Exhibit 10.1

UNCOMMITTED

MASTER REPURCHASE AGREEMENT

Dated as of November 3, 2025

between

LCMT Warehouse, LLC,

as Seller,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Buyer

-i-

-ii-

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties
EXHIBIT I	Form of Confirmation
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III-A	Monthly Reporting Package
EXHIBIT III-B	Quarterly Reporting Package
EXHIBIT III-C	Annual Reporting Package
EXHIBIT IV	Form of Custodial Delivery Certificate
EXHIBIT V	Form of Power of Attorney
EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VII	Asset Information
EXHIBIT VIII	Purchase Procedures
EXHIBIT IX	Form of Bailee Letter
EXHIBIT X	Form of Margin Deficit Notice
EXHIBIT XI	Form of U.S. Tax Compliance Certificates
EXHIBIT XII	UCC Filing Jurisdictions
EXHIBIT XIII	Form of Future Funding Confirmation
EXHIBIT XIV	Form of Servicer Notice
EXHIBIT XV	Form of Release Letter
EXHIBIT XVI	Form of Covenant Compliance Certificate
EXHIBIT XVII	Form of Re-direction Letter
EXHIBIT XVIII	Future Funding Advance Procedures

UNCOMMITTED MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of November 3, 2025, by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“Buyer”) and LCMT Warehouse, LLC, a Delaware limited liability company (“Seller”).

ARTICLE 1.
APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.

ARTICLE 2.
DEFINITIONS

“A-Note” shall mean the original promissory note, if any, that was executed and delivered in connection with the senior position of a Senior Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Article 12(b)(i) of this Agreement.

“Acceptable Attorney” shall mean any nationally recognized attorney-at-law acceptable to Buyer that has delivered at Seller’s request a Bailee Letter.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan, participation interest and/or REO Properties servicing practices of prudent mortgage lending institutions that service mortgage loans, participation interests and/or REO Properties of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief, which in the case of the filing of an involuntary proceeding under any Insolvency Law, remains unstayed and in effect for a period of sixty (60) days; (ii) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the admission in writing or any admission in a legal proceeding or any public forum (including, without limitation, in an earnings call or investor meeting) by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Advance Rate” shall mean, with respect to each Transaction and any Pricing Rate Period, the initial Advance Rate selected by Buyer for such Transaction as set forth on Schedule I to the Fee Letter or as otherwise determined by Buyer and as set forth in the related Confirmation agreed to by Seller, as may be adjusted for a payment pursuant to Article 11(aa), Article 12(c), Article 12(d), Article 12(e), or as otherwise set forth herein, which in any case shall not exceed the Maximum Advance Rate for the related Purchased Asset as specified in Schedule I attached to the Fee Letter, unless otherwise agreed to by Buyer and Seller and specified in the related Confirmation.

“Affiliate” shall mean, (i) when used with respect to Seller or Guarantor, any direct or indirect Subsidiary of Guarantor that is a direct or indirect parent of Seller and (ii) when used with respect to any other specified Person, (x) any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person, or (y) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Master Repurchase Agreement, dated as of November 3, 2025, by and between Seller and Buyer as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Rate” shall mean, with respect to each Pricing Rate Period, the per annum rate of interest of the Alternate Rate Index determined as of the applicable Pricing Rate Determination Date, plus the Applicable Spread. In no event shall the Alternate Rate be less than the Benchmark Floor.

“Alternate Rate Index” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

1.	Compounded SOFR;

2.	The sum of: (A) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (B) the Alternate Rate Spread Adjustment;

3.	The sum of: (A) the ISDA Fallback Rate and (B) the Alternate Rate Spread Adjustment; or

4.	The sum of: (A) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark giving due consideration to any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated securitizations at such time and (B) the Alternate Rate Spread Adjustment, provided that, in the case of clause (1) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion.

“Alternate Rate Index Conforming Changes” shall mean, with respect to any conversion of a Transaction to an Alternate Rate Transaction, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Period”, “Remittance Date”, “Pricing Rate Determination Date” and “Business Day”, timing and frequency of determining rates and making payments of interest and preceding and succeeding business day conventions and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Alternate Rate Index and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer or its designee determines that no market practice for use of the Alternate Rate Index exists, in such other manner as Buyer determines is reasonably necessary).

“Alternate Rate Spread Adjustment” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

1.	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Alternate Rate Index; or

2.	if the applicable Unadjusted Alternate Rate Index is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment, or

3.	the spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then current Benchmark with the applicable Unadjusted Alternate Rate Index for U.S. dollar denominated securitization transactions at such time, provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Alternate Rate Spread Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Alternate Rate Transaction” shall mean any Transaction at such time as Price Differential thereon accrues at a rate based upon the Alternate Rate.

“AML Laws” shall mean applicable law in any jurisdiction in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including but not limited to the PATRIOT Act.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer is located or doing business.

“Applicable Spread” shall mean, with respect to a Transaction involving a Purchased Asset:

(i)              with respect to any Purchased Asset and any Pricing Rate Period, so long as no Event of Default shall have occurred and be continuing, the incremental per annum rate (expressed as a number of “basis points”, each basis point being equivalent to 1/100 of 1%) for such Purchased Asset set forth in the applicable Confirmation, and which, for Purchased Assets identified in Schedule I to the Fee Letter, shall be specified in the Fee Letter; and

(ii)             after the occurrence and during the continuance of an Event of Default, the applicable incremental per annum rate described in clause (i) of this definition, plus 500 basis points (5.0%).

“Appraisal” shall mean, with respect to each Underlying Mortgaged Property, an appraisal of the related Underlying Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.

“Asset Due Diligence” shall have the meaning set forth in Article 3(b)(iv) hereof.

“Asset Information” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit VII attached hereto.

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 17(a) hereof.

“Bailee Letter” shall mean a letter from an Acceptable Attorney or from a Title Company, or another Person acceptable to Buyer in its sole discretion, in the form attached to this Agreement as Exhibit IX, wherein such Acceptable Attorney, Title Company or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company, or other Person acceptable to Buyer is holding the same as bailee of Buyer under such letter and (iii) agrees that such Acceptable Attorney, Title Company or other Person described above shall deliver such Purchased Asset File to the Custodian by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Benchmark” shall mean (i) initially, Term SOFR with a tenor of one month and (ii), on and after the conversion to an Alternate Rate Index pursuant to Article 3 hereof, the Alternate Rate Index determined in accordance with the terms hereof.

“Benchmark Floor” shall mean, with respect to any Transaction, the greater of (a) zero and (b) such other amount, if any, as may be specified in the related Confirmation of such Transaction.

“Benchmark Replacement Date” shall mean:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the relevant Benchmark permanently or indefinitely ceases to provide such Benchmark,

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein, and

(3) in the case of clause (4) of the definition of “Benchmark Transition Event,” such date as determined by Buyer in its sole discretion.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that the administrator has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is not, or as of a specified future date will no longer be representative; or

(4) any “Benchmark Transition Event” as determined by Buyer in its sole discretion.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Breakage Costs” shall have the meaning assigned thereto in Article 3(m).

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed and (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean JPMorgan Chase Bank, National Association, or any successor or assign.

“Buyer Compliance Policy” shall mean any corporate policy of Buyer or of any corporate entity Controlling Buyer related to the compliance by Buyer or such corporate entity or any of Buyer’s or such corporate entity’s Affiliates with any Requirement of Law and/or any request or directive by any Governmental Authority (whether or not having the force of law) and/or any proposed law, rule or regulation, including without limitation any policy of Buyer or any such corporation to comply with rules in proposed form or otherwise not yet in effect or to adhere to standards or other requirements in excess of those that would be required by any Requirement of Law.

“Buyer Funding Costs” shall mean the actual funding costs of Buyer or of any corporate entity Controlling Buyer associated with any one or more of the Transactions (including any related Future Funding Transaction) or otherwise with Buyer’s obligations under the Transaction Documents.

“Buyer’s Margin Amount” shall mean with respect to any Transaction and any Purchased Asset on any date of determination, the applicable Advance Rate for such Purchased Asset, multiplied by such Purchased Asset’s Market Value (which Market Value shall not exceed the par value of such Purchased Asset) as of such date of determination.

“Buyer REO Property Deed” shall mean with respect to any REO Property, a duly executed deed or similar instrument in blank, on such REO Property, which Buyer REO Property Deed shall be in recordable form in accordance with applicable state law.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cash Equivalents” shall mean, as of any date of determination, marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States Government.

“Change of Control” shall mean any of the following events shall have occurred without the prior written approval of Buyer:

(i)             any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total ownership interests of Guarantor, entitled to vote generally in the election of the directors (or the applicable equivalent) of such Person (except pursuant to transfers of public shares of a Public Vehicle which is an indirect equity owner of Seller where such public shares are not owned by any Affiliate of Seller or Manager);

(ii)            Guarantor shall cease to own and Control, of record and beneficially, directly or indirectly 100% of each class of outstanding Capital Stock of Pledgor, or any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of any Capital Stock of Pledgor;

(iii)           Pledgor shall cease to own and Control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Seller, or any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) (other than Buyer through foreclosure by Buyer on the Capital Stock of Seller), directly or indirectly, of any Capital Stock of Seller;

(iv)          Manager shall cease to act as the external manager of Guarantor, provided that no Change of Control pursuant to this clause (iv) shall be deemed to occur if a replacement Manager satisfactory to Buyer in its reasonable discretion (including, for the avoidance of doubt, completion to Buyer’s satisfaction of applicable “Know Your Customer” and OFAC diligence) is appointed within sixty (60) days following the then-existing Manager ceasing to act as the external manager of Guarantor; or

(v)           Lument Person shall cease to own, of record and beneficially, directly or indirectly 100% of the ownership interests in Manager.

“Clearing Account” shall mean a deposit account established with the Primary Servicer or with a bank for which the Primary Servicer is the bank’s customer and that is acceptable to Buyer in its sole good faith discretion.

“Closing Date” shall mean November 3, 2025.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to, and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the Remittance Date in the month preceding the month in which such Remittance Date occurs and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Compounded SOFR” shall mean the compounded average of SOFR for approximately a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be calculated in advance or in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Buyer in accordance with:

1.	the rate, or methodology for the rate, and conventions for the rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided, that

2.	if, and to the extent that, Buyer determines that Compounded SOFR cannot be so determined in accordance with clause (1) above, then Compounded SOFR will mean the rate, or methodology for the rate, and conventions for the rate that have been selected by Buyer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated master repurchase or credit facilities at such time (as a result of amendment or as originally executed);

provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Alternate Rate Index”.

“Confirmation” shall have the meaning specified in Article 3(b) of this Agreement.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Control,” “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion” shall have the meaning specified in Article 10(a).

“Conversion Conditions” shall have the meaning specified in Article 10(a).

“Converted Transaction” shall have the meaning specified in Article 3(aa) of this Agreement.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance identical to the certificate attached hereto as Exhibit XVI together with any necessary updates approved by Buyer and delivered in writing.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, Seller and Buyer, or any successor agreement thereto approved by Buyer in its sole discretion, as may be amended from time to time in accordance therewith.

“Custodial Delivery Certificate” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit IV.

“Custodian” shall mean Computershare Trust Company, N.A., or any successor Custodian appointed by Buyer.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Asset” shall mean any Purchased Asset (a) where any of (x) the related Mortgagor, (y) any borrower under any related loan pari passu with or senior to the related Purchased Asset (or any Underlying Mortgage Loan related thereto) (any such related loan related thereto, “Other Indebtedness”), or (z) any participant or co-lender that acts as an administrative agent or paying agent in respect of such Purchased Asset (or Underlying Mortgage Loan related thereto), is thirty (30) days or more (or, in the case of payments due at maturity, one (1) day) delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related Purchased Asset Documents or other asset documentation, (b) for which there is any breach of the applicable representations and warranties set forth on Exhibit VI hereto except to the extent specifically disclosed in writing in a Requested Exceptions Report previously approved by Buyer, other than a breach of representations or warranties related to events of default under the related Purchased Asset Documents that are covered by clauses (a) or (c) of this definition, (c) as to which any material non-monetary default or event of default (howsoever defined and expressly set forth in the related Purchased Asset Documents or documents related to any Other Indebtedness) shall have occurred and be continuing with respect to the Purchased Asset (or any Underlying Mortgage Loan related thereto) beyond all applicable grace or cure periods as set forth in the related Purchased Asset Documents, any Other Indebtedness or under any document included in the Purchased Asset File for such Purchased Asset, (d) as to which an Act of Insolvency shall have occurred with respect to the related Mortgagor, REO Pledgor, borrower under an Underlying Mortgage Loan, guarantor of any of the obligations of such Mortgagor or any borrower under any Other Indebtedness, (e) with respect to which there has been a Material Modification, as determined by Buyer in its sole discretion and with respect to which Buyer has not expressly and specifically consented thereto, or (f) for which foreclosure proceedings have commenced or notice of proposed foreclosure has been delivered with respect to any lien on any related Underlying Mortgaged Property; provided that with respect to any Participation Interest in addition to the foregoing, such Participation Interest shall also be considered a Defaulted Asset to the extent that any related senior mortgage loan or Underlying Mortgage Loan, as applicable, would be considered a Defaulted Asset as described in this definition; provided, however, in each case, a determination as to whether a Purchased Asset is a Defaulted Asset shall be made without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents or other asset documentation, other than those that (x) were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, (y) were consented to in writing by Buyer in accordance with the terms of this Agreement, or (z) occurred after the Purchase Date of the related Purchased Asset and did not constitute a Material Modification. Notwithstanding the foregoing until after the Grace Period Expiration Date, a Grace Period Purchased Asset shall not be considered a Defaulted Asset based on any default or event of default under the related Purchased Asset Documents that has occurred and is continuing as of the Purchase Date therefor.

“Defaulted Asset Concentration Limit” shall have the meaning specified in the Fee Letter.

“Defaulted Asset Concentration Ratio” shall have the meaning specified in the Fee Letter.

“Defaulted Asset Repurchase Date” shall have the meaning specified in the Fee Letter.

“Defaulted Asset Repurchase Requirement” shall have the meaning specified in the Fee Letter.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delaware Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

“Depository” shall mean JPMorgan Chase Bank, National Association, or any successor Depository appointed by Buyer in its sole discretion.

“Depository Account” shall mean a segregated interest bearing account, in the name of Seller for the benefit of Buyer, established at Depository pursuant to this Agreement.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware Act.

“Division” shall mean the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware Act.

“Division LLC” shall mean a surviving company, if any, and each resulting company, in each case that is the result of a Division.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value,” or any other form of draft appraisal acceptable to Buyer.

“Due Diligence Package” shall have the meaning specified in Exhibit VIII to this Agreement.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(f) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(f) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans (1) that are acceptable to Buyer in its sole and absolute discretion; provided that, following a determination by Buyer that an asset or loan is an Eligible Asset pursuant to this clause (1), Buyer may not revise such determination as a result of an examination of the same due diligence materials received by Buyer in connection with such initial determination unless any such information was untrue or incorrect as of the time provided, (2) on the Purchase Date, with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all respects except to the extent specifically disclosed in writing in a Requested Exceptions Report approved by Buyer, and (3) that are secured directly or indirectly by properties that are multi-family, mixed use, industrial, office building or hospitality or such other types of commercial properties that Buyer may agree to in its sole discretion, and are properties located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):

(i)             Senior Mortgage Loans (other than REO Mortgage Loans), including, for the avoidance of doubt, the Senior Mortgage Loans specified on Schedule I to the Fee Letter;

(ii)             controlling Participation Interests;

(iii)           REO Mortgage Loans; provided, no REO Mortgage Loan shall be an Eligible Asset at any time when the related LLC Equity Interest is not also pledged as REO Collateral pursuant to the REO Pledge Agreement or if the related LLC Equity Interest fails to satisfy the definition of Eligible Asset; and

(iv)           any other asset types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole and absolute discretion.

Notwithstanding anything to the contrary contained in this Agreement, the following shall not be Eligible Assets for purposes of this Agreement unless Buyer expressly agrees otherwise in writing: (i) loans for which a Specified Representation Breach has occurred, including any Defaulted Asset for which the event of default under the related Purchased Asset Documents is related to any Specified Representation Breach; (ii) mezzanine loans, construction loans, land loans or subordinate loans, (iii) any Asset, where the purchase thereof would cause the aggregate of all Repurchase Prices to exceed the Maximum Facility Amount; (iv) loans for which the applicable Appraisal is (a) not dated within three hundred sixty-four (364) days of the proposed Purchase Date or (b) not ordered by a financial institution or mortgage broker (and for the avoidance of doubt, such Appraisal may not be ordered from the related borrower or an Affiliate of the related borrower), (v) any Asset that cannot be owned or financed by Buyer pursuant to any Requirement of Law, (vi) Assets originated by Buyer or an Affiliate of Buyer within the last thirty (30) days prior to the Purchase Date, or (vii) assets secured directly or indirectly by loans described in the preceding clauses (i) through (vi).

LLC Equity Interests shall not be Purchased Assets hereunder, but may be pledged to Buyer as REO Collateral subject to this definition and the other terms of this Agreement.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Site Assessment” shall have the meaning specified in Exhibit VI.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as each of the foregoing are amended, modified or replaced from time to time. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller or Guarantor is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller or Guarantor is a member.

“Event of Default” shall have the meaning specified in Article 12 of this Agreement.

“Exchange Act” shall have the meaning specified in the definition of “Change of Control”.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or any Transferee, or required to be withheld or deducted from a payment to or for the account of Buyer or Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Transferee being organized under the laws of, or having its principal office or the office from which it books the Transactions located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Transferee with respect to an interest under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Transferee acquires such interest hereunder (other than pursuant to an assignment request by Seller under Article 3(w)) or (ii) Buyer or Transferee changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Article 3(p) or Article 3(s), amounts with respect to such Taxes were payable either to Buyer or Transferee’s assignor immediately before such Buyer or Transferee acquired an interest hereunder or to such Buyer or Transferee immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s or such Transferee’s failure to comply with Article 3(t) or Article 21(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Extension Period” shall have the meaning specified in Article 3(n)(i) of this Agreement.

“Facility Maximum Advance Rate” shall have the meaning specified in the Fee Letter.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into with a Governmental Authority pursuant thereto (including pursuant to Section 1471(b)(1) of the Code) or any law or agreement implementing an intergovernmental approach thereto.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” shall mean the Fee and Pricing Letter between Seller and Buyer dated as of November 3, 2025, or any successor agreement thereto approved by Buyer and Seller, in their sole discretion, as may be amended from time to time in accordance therewith.

“Filings” shall have the meaning specified in Article 6(c) of this Agreement.

“Final Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Fitch” shall mean Fitch, Inc., and its successors-in-interest.

“Foreign Buyer” shall mean (a) if the Seller is a U.S. Person, a Buyer that is not a U.S. Person, and (b) if the Seller is not a U.S. Person, a Buyer that is resident or organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes.

“Future Funding Amount” shall mean, with respect to any Purchased Asset as of any Future Funding Date, the product of (a) the amount of additional funding obligations funded or scheduled to be funded by or on behalf of Seller in connection with the future funding obligation required under the related Purchased Asset Documents, and (b) the Advance Rate for such Purchased Asset as of such Future Funding Date; provided, that the sum of the Purchase Price (immediately prior to giving effect to the Future Funding Amount) and such Future Funding Amount shall in no event exceed the product of (i) the pro forma Market Value of such Purchased Asset (after giving effect to the proposed Future Funding Transaction) as of the related Future Funding Date and (ii) the Advance Rate of such Purchased Asset as of such Future Funding Date.

“Future Funding Confirmation” shall have the meaning specified in Article 3(c)(i).

“Future Funding Date” shall mean, with respect to any Eligible Asset, the date on which Buyer advances any portion of the Future Funding Amount related to such Eligible Asset.

“Future Funding Due Diligence” shall have the meaning set forth in Article 3(c)(ii) hereof.

“Future Funding Due Diligence Package” shall have the meaning set forth in Exhibit XVIII hereto.

“Future Funding Transaction” shall mean an additional Transaction in connection with increases in the Purchase Price requested by Seller with respect to any Eligible Asset to provide for the advance of additional funds that were expressly identified to and approved by Buyer in connection with the initial Transaction entered into in respect of such Eligible Asset. For the avoidance of doubt, an advance of a Future Funding Amount made with respect to a Purchased Asset shall be deemed to be a part of the related Transaction.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grace Period Expiration Date” shall have the meaning specified in the Fee Letter.

“Grace Period Purchased Asset” shall have the meaning specified in the Fee Letter.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the date hereof, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer, as may be amended from time to time in accordance therewith.

“Guarantor” shall mean Lument Finance Trust, Inc., a Maryland corporation.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset or any related REO Property (after payments of amounts due under the related REO Mortgage and payment of costs, fees and expenses of operating such REO Property to the extent incurred consistent with an approved operating budget for the related REO Property) and (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset or any related REO Property; provided, that any escrows or reserved funds required to be reserved by Primary Servicer pursuant to the express terms on the related Purchased Asset Documents shall not be included in Income, unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) (other than obligations incurred by a third party for borrowed money secured by any REO Property and/or any LLC Equity Interest); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person (provided, that if such Person has not assumed or become liable for the payment of such Indebtedness, then for the purposes of this definition, the amount of such Indebtedness shall not exceed the market value of the property subject to such Lien); (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; and (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization, shall not (only for so long as such Indebtedness remains nonrecourse) be considered Indebtedness for any Person.

“Indemnified Amounts” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean a professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) was not selected or identified by the Mortgagor; (iii) is not affiliated with the lender under the mortgage or the Mortgagor; (iv) is a member in good standing of the American Appraisal Institute; and (v), is certified or licensed in the state where the subject Underlying Mortgaged Property is located.

“Independent Director” or “Independent Manager” shall mean an individual with at least three (3) years of employment experience as an independent director, independent manager or independent member at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a)             a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of its equityholders or Affiliates (other than as an independent director or manager of an Affiliate of Seller that does not own a direct or indirect interest in Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b)             a customer, creditor, supplier or service provider (including provider of professional services) to Seller or any of its equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to Seller or any of its equityholders or Affiliates in the ordinary course of business);

(c)             a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d)             a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a single purpose bankruptcy remote entity affiliated with Seller that does not own a direct or indirect interest in Seller shall not be disqualified from serving as an independent director or manager of Seller, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” shall mean the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“Knowledge” shall mean, with respect to any Person, collectively (i) the actual knowledge of such Person and (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent Person to conduct an inquiry that would give such Person actual knowledge, whether or not such Person actually undertook such an inquiry.

“Lument Person” shall mean, Lument Commercial Mortgage Trust, Guarantor, Manager or any Affiliate of any of them that is an Affiliate as of the Closing Date, or any of their respective subsidiaries (it being agreed that any Person for which Manager or any of its Affiliates is a fund or asset manager shall, in each case, be deemed to be Affiliates of such Persons).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“LLC Agreement” shall mean any limited liability company agreement of any REO Holder.

“LLC Equity Interest” shall mean all of the membership interests in the REO Holder(s) listed on Schedule III to the Fee Letter, as such schedule may be amended from time to time by Buyer and Seller; provided that, in addition, solely for purposes of Exhibit VI hereof, the term LLC Equity Interest shall also include all of the membership interests in the REO Pledgor.

“LLC Equity Interest Documents” shall mean each certificate of formation for the related REO Holder, each LLC Agreement, a certificate evidencing the membership interests in the REO Holder and any other documentation related to any LLC Equity Interest.

“LTV” shall mean, with respect to any Purchased Asset, the loan-to-value ratio for such Purchased Asset, as determined by Buyer in its sole discretion.

“Manager” shall mean Lument Investment Management, LLC, a Delaware limited liability company, or any Affiliate thereof or any replacement manager as permitted under this Agreement.

“Management Agreement” shall mean the Management Agreement, dated as of January 3, 2020, by and between Manager and Guarantor, or such other asset management or advisory agreement with respect to Guarantor reasonably acceptable to Buyer, in each case, as the same may be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Margin Deadline” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall have the meaning specified in Article 4(a).

“Margin Deficit Notice” shall have the meaning specified in Article 4(a).

“Margin Excess” shall mean, for any Purchased Asset, as of the applicable date of determination, the amount, if any, by which (a) the Buyer’s Margin Amount for the applicable Purchased Asset exceeds (b) the outstanding Purchase Price of such Purchased Asset; provided that, the Market Value (expressed as percentage of par) on such date of determination shall not exceed the Market Value (expressed as percentage of par) as of the related Purchase Date.

“Margin Excess Requirements” shall mean requirements that will be satisfied as of any date of determination if Buyer has determined in its sole discretion that: (A) no Default, Event of Default, Material Adverse Effect or any Margin Deficit (except in each case, as would be cured in its entirety by the application of such Margin Excess) has occurred and is continuing, as determined by Buyer in its sole discretion, or will result from any proposed Transaction or application of Margin Excess, (B) Seller has satisfied all conditions precedent that are otherwise applicable to prospective Transactions under this Agreement, (C) Guarantor is in full compliance with all of the financial covenants and all of its other obligations, as set forth in the Guarantee Agreement, and (D) the request for Margin Excess will not cause the outstanding Purchase Price of the related Purchased Asset, after giving effect to such request for Margin Excess, to exceed the Buyer’s Margin Amount for such Purchased Asset.

“Market Disruption Event” shall mean either (a) any event or events shall have occurred in the determination of Buyer resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events, or (b) any event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Eligible Assets, including, but not limited to the “CMBS/CDO/CLO market”, or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Eligible Assets at prices which would have been reasonable prior to such event or events, in each case as determined by Buyer.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Buyer in its sole discretion exercised in good faith; provided that, notwithstanding any other provision of this Agreement, the Market Value of a Purchased Asset as of any date of determination shall not exceed the par value of such Purchased Asset as of such date of determination. The Market Value may, in Buyer’s sole discretion, exercised in good faith, be deemed by Buyer to be zero with respect to each Purchased Asset (i) [reserved], (ii) subject to Article 7(e), in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (iii) that has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of ten (10) calendar days, (iv) upon the occurrence of any Act of Insolvency with respect to the related Mortgagor, any guarantor of any of the obligations of such Mortgagor, any borrower under any related loan pari passu with or senior to the related Purchased Asset, any co-participant or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is senior to, or pari passu with, in right of payment or priority the rights of Buyer in such Purchased Asset, and, in each case, such Act of Insolvency is reasonably determined by Buyer to have a material adverse effect on (x) the cash flow generated by the related Purchased Asset, (y) the contractual rights of Seller (or Buyer), or (z) the administration or servicing of such Purchased Asset or the Underlying Mortgage Loan or (v) that is determined by Buyer not to be an Eligible Asset as of its Purchase Date according to the criteria set forth in the definition thereof. Any future funding advance made by Seller in respect of any Purchased Asset (regardless of whether Buyer has advanced any Future Funding Amount) shall be appropriate basis for Seller to request Buyer to reassess Market Value for such Purchased Asset in Buyer’s sole and absolute discretion exercised in good faith.

The Market Value of each Purchased Asset may be determined by Buyer, in its sole and absolute discretion in good faith, on each Business Day during the term of this Agreement.

“Material Action” shall mean any action to file any insolvency, or reorganization case or proceeding, to institute proceedings to have Seller be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against Seller, to file a petition seeking, or consent to, reorganization or relief with respect to Seller under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Seller or a substantial part of its property, to make any assignment for the benefit of creditors of Seller, to admit in writing the Seller’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller, Pledgor or Guarantor (b) the ability of Seller, Pledgor or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the timely payment of any amounts payable under this Agreement or any other Transaction Document.

“Material Modification” shall have the meaning specified in Article 7(f) of this Agreement.

“Maturity Date” shall mean November 3, 2028 or the immediately succeeding Business Day, if such day shall not be a Business Day (the “Initial Maturity Date”), or such later date as may be in effect pursuant to Article 3(n) hereof. For the sake of clarity, the Maturity Date shall not be any date beyond November 3, 2030 (the “Final Maturity Date”).

“Maturity Date Extension Conditions” shall have the meaning set forth in Article 3(n)(i).

“Maximum Facility Amount” shall mean $450,000,000 on the Closing Date, as may be reduced thereafter pursuant to Article 3(o).

“Minimum Purchased Asset Cure” shall have the meaning specified in the Fee Letter.

“Minimum Purchased Asset Requirement” shall have the meaning specified in Article 10(l).

“Minimum Transfer Amount” shall have the meaning specified in the Fee Letter.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors-in-interest.

“Mortgage” shall mean any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Loan Documents” shall mean, with respect to any Senior Mortgage Loan (including any Senior Mortgage Loan evidenced by an A-Note), as applicable, the Mortgage Note, Mortgage and all other documents executed in connection with and/or evidencing or governing such Senior Mortgage Loan, including, without limitation those documents that are required to be delivered to Custodian under the Custodial Agreement.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor with respect to a Senior Mortgage Loan.

“Mortgagor” shall mean (a) with respect to a Senior Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage, or (b) with respect to a Participation Interest, the obligor on a Mortgage Note and the grantor of the related Mortgage on the Underlying Mortgage Loan related to such Participation Interest.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 4001 of ERISA to which contributions have been, or were required to have been, made by Seller, Guarantor or any ERISA Affiliate within the past five (5) years and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item.

“OFAC” shall mean the U.S. Department of the Treasury Office of Foreign Assets Control.

“Originated Asset” shall mean any Eligible Asset originated by Seller or an Affiliate of Seller.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other Transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction or any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, Purchased Asset, or Purchased Item except for any such Taxes (x) that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents (other than an assignment made pursuant to Article 3(w) hereof), or (y) that are imposed with respect to a Secondary Market Transaction effected pursuant to Article 28(a).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a pari passu participation interest representing one portion of the most senior interest in a performing Senior Mortgage Loan, and evidenced by a Participation Certificate.

“Participation Interest Documents” shall mean, with respect to any Participation Interest, the Participation Certificate, any co-lender agreements, participation agreements and/or intercreditor agreements, all other documents governing or otherwise relating to such Participation Interest, and the Mortgage Loan Documents for the related Underlying Mortgage Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller, Guarantor or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller, Guarantor or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Article 302 of ERISA or Article 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Party” shall have the meaning set forth in Article 20(a) of this Agreement.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof, by Pledgor in favor of Buyer, as may be amended from time to time in accordance therewith, pledging all of Seller’s Capital Stock to Buyer.

“Pledgor” shall mean LCMT Warehouse Holdings, LLC, a Delaware limited liability company.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Transaction Legal Expenses” shall mean all of the reasonable legal fees, costs and expenses of outside counsel incurred by Buyer in connection with the Asset Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction or Future Funding Transaction.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period and any Purchased Asset, an annual rate equal to the sum of (i) (A) with respect to any SOFR Rate Transaction, Term SOFR, (B) with respect to any Converted Transaction that is an Alternate Rate Transaction, the Alternate Rate Index or (C) with respect to any Alternate Rate Transaction that is not a Converted Transaction, the Unadjusted Alternate Rate Index, and (ii) the relevant Applicable Spread with respect to such Purchased Asset, in each case, for the applicable Pricing Rate Period for the related Purchased Asset, provided that in no event shall the Pricing Rate be less than the Benchmark Floor. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, (a) if the related Pricing Rate is determined in reference to Term SOFR, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period, or (b) if the related Pricing Rate is determined in reference to an Alternate Rate, the second (2nd) Business Day preceding the first day of such Pricing Rate Period or as otherwise determined by Buyer pursuant to Alternate Rate Index Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction, Remittance Date or Repurchase Date (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Lument Real Estate Capital LLC, or any other third party loan servicer otherwise selected by Seller and approved by Buyer in writing, or in the case of a termination of Primary Servicer pursuant to Article 27(c), appointed by Buyer, in each case in Buyer’s sole and absolute discretion as servicer of the Purchased Assets. Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, immediately upon the termination of the Primary Servicing Agreement, all references in this Agreement to the term “Primary Servicer” shall automatically be changed to the term “Repo Servicer”.

“Primary Servicing Account” shall mean a deposit account established with the Primary Servicer or with a bank acceptable to Buyer in its sole discretion, established solely in connection with the Assets that are Purchased Assets subject to Transactions under this Agreement and which deposit account is in the name of the Primary Servicer, for the benefit of Seller and Buyer, and which shall, in any case, indicate in the name of such deposit account the security interest of Buyer therein.

“Primary Servicing Agreement” shall mean the Servicing Agreement, dated as of November 3, 2025, by and between Seller and Servicer, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time in accordance with this Agreement, and, if any other Servicer is approved by Buyer in its sole and absolute discretion, any servicing agreement with such other Servicer in respect of the Purchased Assets, which agreement is approved by Buyer in its sole and absolute discretion.

“Principal Proceeds” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal (including net sale proceeds), which, in the case of any Purchased Asset that is an LLC Equity Interest, shall include any net sale proceeds received with respect to the related REO Property, received by the Depository or allocated as principal in respect of any such Purchased Asset.

“Prohibited Person” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. (See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.)

“Public Vehicle” shall mean a Person whose securities are listed and traded on a nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system.

“Purchase Agreement” shall mean any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder.

“Purchase Date” shall mean, with respect to any Purchased Asset, the initial date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in dollars) equal to the product obtained by multiplying (i) the Market Value of such Purchased Asset as of the Purchase Date (or the par amount of such Purchased Asset, if lower than Market Value) by (ii) the Advance Rate for such Purchased Asset, as determined by Buyer in its sole and absolute discretion and as set forth on the related Confirmation. The Purchase Price of any Purchased Asset shall be (x) increased by any Future Funding Amount actually funded by Buyer and any additional amounts disbursed by Buyer to Seller or to the related Mortgagor on behalf of Seller or otherwise with respect to such Purchased Asset and (y) decreased by (A) the portion of any Principal Proceeds on such Purchased Asset that are applied pursuant to Article 5 or Article 11(aa) hereof to reduce such Purchase Price and (B) any other amounts paid to Buyer by Seller specifically to reduce such Purchase Price and that are applied pursuant to Article 4 or Article 5 hereof to reduce such Purchase Price.

“Purchased Asset” shall mean (i) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller). For the avoidance of doubt, an Eligible Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to any Purchased Asset, the Mortgage Loan Documents, the Participation Interest Documents, and/or the LLC Equity Interest Documents related thereto, as applicable, and all other documents executed in connection with and/or evidencing or governing such Purchased Asset, including, without limitation, those documents that are required to be delivered to Custodian under the Custodial Agreement.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in Article 7(b), together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement; provided that to the extent that Buyer waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Buyer merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File until such time as Buyer determines in good faith that such document is necessary or appropriate for the servicing of the applicable Purchased Asset.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate containing information substantially similar to the Asset Information.

“Purchased Items” shall have the meaning specified in Article 6(a) of this Agreement.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Rate Conversion Date” shall have the meaning specified in Article 3(aa) of this Agreement.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Inc. and Kroll Bond Rating Agency Inc.

“Re-direction Letter” shall mean a letter in the form of Exhibit XVII hereto.

“Reference Banks” shall mean banks each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London. Initially, the Reference Banks shall be JPMorgan Chase Bank, National Association, Barclays Bank, Plc and Deutsche Bank AG. If any such Reference Bank should be unwilling or unable to act as such or if Buyer shall terminate the appointment of any such Reference Bank or if any of the Reference Banks should be removed from the Reuters Monitor Money Rates Service or in any other way fail to meet the qualifications of a Reference Bank, Buyer, in its sole discretion exercised in good faith, may designate alternative banks meeting the criteria specified in clauses (i) and (ii) above.

“Register” shall have the meaning assigned in Article 17(c).

“Release Letter” shall mean a letter substantially in the form of Exhibit XV hereto (or such other form as may be acceptable to Buyer).

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.

“Remittance Date” shall mean the twentieth (20th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“REOC” shall mean a Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.

“REO Collateral” shall have the meaning assigned thereto in Article 6(b).

“REO Holder” shall mean a special purpose entity in which the company’s only asset is real property previously secured by a mortgage that has been foreclosed upon or for which a deed-in-lieu has been issued.

“REO Holder Certificates” shall have the meaning assigned thereto in Article 3(b)(vi).

“REO Mortgage Loan” shall mean any Senior Mortgage Loan or Mortgage Note secured by a first lien on REO Property.

“REO Pledge Agreement” shall mean that certain Pledge Agreement by REO Pledgor in favor of Buyer, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith, pledging all of REO Pledgor’s right, title and interest in each REO Holder’s Capital Stock to Buyer.

“REO Pledge Conditions” shall have the meaning assigned thereto in Article 6(b).

“REO Pledgor” shall mean, a special purpose entity in which the company’s only asset is the LLC Equity Interest of an REO Holder as identified on Schedule III to the Fee Letter or any other Person approved by Buyer in its sole discretion, as such schedule may be amended from time to time by Buyer and Seller.

“REO Property” shall mean, with respect to any LLC Equity Interest, each parcel of real property that is owned by the related REO Holder.

“REO Property File” shall have the meaning set forth in the Custodial Agreement.

“Repo Servicer” shall mean Situs Asset Management LLC or any other Repo Servicer approved by Buyer in its sole and absolute discretion.

“Repo Servicing Agreement” shall mean the Repo Servicing Agreement between Seller, Buyer and Repo Servicer dated as of the Closing Date, or any successor agreement thereto approved by Buyer in its sole discretion, as may be amended from time to time in accordance therewith.

“Repurchase Date” shall mean, with respect to a Purchased Asset, the earliest to occur of (i) any Early Repurchase Date for the related Transaction; (ii) any Defaulted Asset Repurchase Date, if applicable, (iii) the date set forth in the applicable Confirmation; (iv) the Accelerated Repurchase Date; (v) the Maturity Date and (vi) the date that is two (2) Business Days prior to the maturity date of such Purchased Asset or, in the case of a Participation Interest, the maturity date of the Underlying Mortgage Loan (subject to extension, if applicable, in accordance with the related Purchased Asset Documents); provided, that, solely with respect to clause (vi), the settlement with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days later. Notwithstanding the foregoing, upon the occurrence of an Act of Insolvency with respect to Buyer, Seller may, upon one (1) Business Day’s prior written notice to Buyer, declare the Repurchase Date for each Transaction and all Purchased Assets to be the date Seller specifies in such written notice, which notice may be delivered concurrent with or subsequent to such Act of Insolvency.

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined by Buyer in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (through and including the Repurchase Date) (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any Exit Fee due and payable with respect to the repurchase in whole or in part of such Purchased Asset; (iv) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement as of such date; and (v) if such Repurchase Date is not a Remittance Date, except as otherwise expressly set forth in this Agreement, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit.

“Requested Exceptions Report” shall have the meaning assigned thereto in Article 3(b)(iv)(E).

“Requirement of Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, code, directive, ordinance, opinion, policy, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, settlement arrangement, order, requirement or determination by agreement, consent or otherwise, of an arbitrator or a court or any Governmental Authority, foreign or domestic, whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.

“S&P” shall mean Standard & Poor’s Global Ratings.

“Sanctioned Country” shall mean, at any time, a country or territory which is the target of Sanctions broadly restricting or prohibiting dealings with such country, territory or the government of such government or territory (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine).

“Sanctions” shall mean economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any Executive Order (b) United Nations (UN), (c) the European Union (EU), (d) the State Secretariat for Economic Affairs (SECO) of Switzerland, (e) HM Treasury of the United Kingdom, or (f) the government of any other country or territory in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer is located or doing business.

“Sanctions Laws and Regulations” shall mean economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) United Nations (UN), (c) the European Union (EU), (d) the State Secretariat for Economic Affairs (SECO) of Switzerland, (e) HM Treasury of the United Kingdom, or (f) the government of any other country or territory in which Seller, Guarantor, Buyer, or any Subsidiary of Guarantor or Buyer maintains regular business operations.

“Sanctions Target” shall mean any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons located, organized under the laws of, or resident in a Sanctioned Country (c) Persons that are a target of or subject to Sanctions due to their ownership or control (in each case, as defined by the relevant Sanctions Laws and Regulations) by any of the foregoing parties in (a) through (c) herein; or (d) otherwise a target or subject of Sanctions, including vessels and aircraft that are blocked under any Sanctions program.

“Secondary Market Transaction” shall have the meaning set forth in Article 28(a).

“Seller” shall mean the entity identified as “Seller” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Senior Mortgage Loan” shall mean a performing senior commercial or multifamily fixed or floating rate mortgage loan or A-Note related to a performing senior commercial or multifamily fixed or floating rate mortgage loan, in each case secured by a first lien on multifamily or commercial properties.

“Senior Tranche” shall have the meaning set forth in Article 28(a).

“Servicer” shall mean either or both of the Primary Servicer and the Repo Servicer, as specified or as the context may otherwise require.

“Servicer Notice” shall mean the agreement between Buyer, Seller and Primary Servicer, substantially in the form of Exhibit XIV hereto, as may be modified, amended, supplemented or otherwise modified from time to time as agreed upon by Buyer in its sole discretion.

“Servicing Agreement” shall have the meaning specified in Article 27(b).

“Servicing Records” shall have the meaning specified in Article 27(b).

“Servicing Rights” shall mean all right, title and interest of Seller, Pledgor, Guarantor, or any Affiliate of Seller, Pledgor or Guarantor, or any other Person, in and to any and all of the following: (a) rights to service and/or sub-service, and collect and make all decisions with respect to, the Purchased Assets and/or any related Underlying Mortgage Loans, (b) amounts received by Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Underlying Mortgage Loans, (c) late fees, penalties or similar payments with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service (including, without limitation, all Servicing Agreements), together with all Servicing Records, and rights of Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor, or Guarantor, or any other Person, thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Underlying Mortgage Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Underlying Mortgage Loans.

“Servicing Tape” shall have the meaning specified in Exhibit III-A hereto.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of such benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website (currently located at www.newyorkfed.org, or any successor source, for the secured overnight financing rate which is identified as such by the then-administrator of such benchmark from time to time).

“SOFR Rate Transaction” shall mean any Transaction that is not an Alternate Rate Transaction.

“Specified Affiliate” shall mean any Subsidiary of Guarantor that is also a direct or indirect parent of Seller.

“Specified Representation Breach” shall mean, with respect to any Purchased Asset, a breach of any representation and warranty set forth in Exhibit VI of this Agreement, which breach directly or indirectly (a) is related to any fraud or willful misconduct by the Seller or its Affiliates, (b) was directly caused by the action of Seller or its Affiliates, (c) is related to any failure to maintain adequate insurance, (d) impairs Buyer’s ownership interest in such Purchased Asset hereunder, title to the Purchased Asset or Underlying Mortgaged Property related thereto, enforceability of such Purchased Asset, or the validity, perfection or first priority of Buyer’s security interest in such Purchased Asset and/or the security interests under the Purchased Asset Documents, (e) is based on a failure to comply with Requirements of Law (including but not limited to, for the avoidance of doubt, applicable Environmental Laws), or (f) is related to any casualty or condemnation of the Underlying Mortgaged Property related thereto.

“Structuring Fee” shall have the meaning specified in the Fee Letter.

“Subordinate Financing” shall have the meaning set forth in Article 28(a) hereof.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the collateral is located) survey of the underlying real estate directly or indirectly securing or supporting such Purchased Asset prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer as of the related Purchase Date and the company issuing the Title Policy for such Underlying Mortgaged Property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, with respect to a SOFR Rate Transaction, the Term SOFR Reference Rate for a tenor comparable to the related Pricing Rate Period on the day (such day, for purposes of this definition, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that Term SOFR for any Transaction shall in no event be less than the Benchmark Floor applicable to such Transaction.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Title Company” shall mean a nationally-recognized title insurance company acceptable to Buyer.

“Title Policy” shall have the meaning specified in Exhibit VI.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement and shall include any related Future Funding Transaction.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, each Servicing Agreement, the Pledge Agreement, the Fee Letter, each Servicer Notice, each Re-direction Letter, and all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions.

“Transferee” shall have the meaning set forth in Article 17(a) hereof.

“Transferor” shall mean the seller of an Asset under a Purchase Agreement.

“Trust Receipt” shall mean a trust receipt issued by Custodian to Buyer confirming the Custodian’s possession of certain Purchased Asset Files that are the property of and held by Custodian for the benefit of Buyer (or any other holder of such trust receipt) or a Bailee Letter.

“UCC” shall have the meaning specified in Article 6(c) of this Agreement.

“Unadjusted Alternate Rate Index” shall mean the Alternate Rate Index excluding the Alternate Rate Spread Adjustment.

“Underlying Mortgage Loan” shall mean, in the case of a Participation Interest in a Senior Mortgage Loan, the mortgage loan in which Seller owns such Participation Interest.

“Underlying Mortgaged Property” shall mean, in the case of:

(a)             a Senior Mortgage Loan, the real property securing such Senior Mortgage Loan;

(b)            an REO Mortgage Loan, the related REO Property; or

(c)             a Participation Interest in a Senior Mortgage Loan, the real property securing the related Underlying Mortgage Loan.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction or Future Funding Transaction all material information of which Seller has Knowledge that would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a materially adverse defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable sophisticated institutional commercial mortgage buyer of similar assets in determining whether to originate or acquire the Purchased Asset in question.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Article 3(t)(ii)(B)(3).

“VCOC” shall mean a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

ARTICLE 3.
INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSION OF MATURITY DATE; EXTENSION OF REPURCHASE DATE

Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller payment of an amount equal to all fees and expenses payable hereunder, and all of the following items, each of which shall be satisfactory in form and substance to Buyer and its counsel and the satisfaction of the other conditions precedent in clause (a) below:

(a)                   The following documents, delivered to Buyer, and the consents and payment of all amounts specified below:

(i)             this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(ii)            a Custodial Agreement, duly executed and delivered by each of the parties thereto;

(iii)           the establishment of the Depository Account;

(iv)           a Guarantee Agreement, duly completed and executed by each of the parties thereto;

(v)            a Pledge Agreement, duly completed and executed by each of the parties thereto;

(vi)           the Primary Servicing Agreement, the related Servicer Notice and the Repo Servicing Agreement, each duly completed and executed by each of the parties thereto;

(vii)          the Power of Attorney, duly completed and executed by Seller and delivered to Buyer on the Closing Date;

(viii)         any and all consents and waivers applicable to Seller or to the Purchased Assets, if any, required in connection with the transfer of the Purchased Assets;

(ix)            UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit XII hereto, (x) in the case of the Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and describing the “Collateral” as “all assets of Debtor, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of Seller and (y) in the case of Pledgor, naming Pledgor as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral” all of the items set forth in the definition of “Pledged Collateral” under the Pledge Agreement such that the lien created in favor of Buyer is a perfected, first priority security interest senior to the claim of any other creditor of Pledgor;

(x)             any documents relating to any hedging transactions;

(xi)           opinions of outside counsel to Seller reasonably acceptable to Buyer (including, but not limited to, those relating to bankruptcy safe harbor, enforceability, corporate matters, applicability of the Investment Company Act of 1940 to Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller, and security interests);

(xii)           good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary);

(xiii)          with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is serviced by any servicer other than the Repo Servicer, Seller shall have provided to Buyer a copy of the related servicing agreement, certified as a true and correct copy of the original, together with a Servicer Notice, fully executed by Seller and such servicer;

(xiv)         Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of outside counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(xv)          Buyer shall have received payment from Seller, as consideration for Buyer’s agreement to enter into this Agreement, the Structuring Fee; and

(xvi)         all such other and further documents, documentation and legal opinions as Buyer in its discretion shall reasonably require.

(b)             Buyer’s agreement to enter into each Transaction (including the initial Transaction and any Future Funding Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof:

(i)            the sum of (A) the unpaid Repurchase Price for all prior outstanding Transactions and (B) the requested Purchase Price for the pending Transaction, in each case, including any Future Funding Amount, shall not exceed the Maximum Facility Amount;

(ii)           no Market Disruption Event has occurred and is continuing, no Margin Deficit exists, and no Default or Event of Default has occurred and is continuing, in each case beyond any applicable grace or cure period, under this Agreement or any other Transaction Document;

(iii)          Seller shall give Buyer no less than one (1) Business Days prior written notice of (x) each Transaction (including the initial Transaction), together with a signed, written confirmation in the form of Exhibit I attached hereto prior to each Transaction (a “Confirmation”) and (y) each Future Funding Transaction, together with a revised Confirmation for the related Transaction. Each Confirmation shall describe the Purchased Assets, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller, and shall set forth (among other things):

(A)             the Purchase Date for the Purchased Assets included in the Transaction;

(B)             the Purchase Price for the Purchased Assets included in the Transaction;

(C)             the Repurchase Date for the Purchased Assets included in the Transaction;

(D)             the requested Advance Rate for the Purchased Assets included in the Transaction;

(E)             the amount of any Future Funding Amount requested;

(F)             the Applicable Spread; and

(G)             any additional terms or conditions mutually agreed upon by Buyer and Seller and set forth in the related Confirmation.

(iv)          Buyer shall have the right to (x) review, as described in Exhibit VIII hereto, the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines and (y) with respect to a Future Funding Transaction, review the related Purchased Asset and to conduct further due diligence investigation of such Purchased Asset as Buyer determines (each, “Asset Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller or, in the case of a Future Funding Transaction, shall or shall not advance the requested Future Funding Amount, as applicable. On the Purchase Date for the Transaction, which shall be not less than one (1) Business Day following the final approval of an Eligible Asset by Buyer in accordance with Exhibit VIII hereto, the Eligible Assets shall be transferred to Buyer or the Custodian on Buyer’s behalf against the transfer of the Purchase Price to an account of Seller (or as otherwise directed by Seller (e.g. to a Title Company) in connection with a “table funded” Transaction). If Buyer elects in its sole discretion to fund a Future Funding Amount requested of Buyer, Buyer shall fund such Future Funding Amount in accordance with Article 3(c). Buyer shall inform Seller of its determination with respect to any such proposed Transaction or Future Funding Transaction solely in accordance with Exhibit VIII or Exhibit XVIII attached hereto, as applicable. Upon the approval by Buyer of a particular proposed Transaction or Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause (iii) above or Future Funding Confirmation, as applicable, on or before the scheduled date of the underlying proposed Transaction or Future Funding Transaction, as applicable. Prior to the approval of each proposed Transaction:

(A)             Buyer shall have (i) determined, in its sole and absolute discretion, that the asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (ii) determined conformity to the terms of the Transaction Documents, Buyer’s internal credit and underwriting criteria and conformity with all Buyer’s predicted requirements of a qualifying securitization offering, and (iii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(B)             Buyer shall have fully completed all external legal due diligence;

(C)             Buyer shall have determined the Pricing Rate applicable to the Transaction (including the Applicable Spread) to be set forth in the Confirmation;

(D)             no outstanding, unpaid Margin Deficit for which a Margin Deficit Notice has been issued by Buyer, Default or Event of Default shall have occurred and be continuing (unless any such condition would be cured in connection therewith) or a Market Disruption Event shall have occurred and be continuing under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;

(E)             Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Eligible Asset and any other eligibility criteria for such Eligible Asset (the “Requested Exceptions Report”);

(F)             Buyer shall have waived in writing all exceptions in the Requested Exceptions Report, which shall be evidenced by Buyer’s execution and delivery of the Confirmation;

(G)             both immediately prior to the requested Transaction or Future Funding Transaction, as applicable, and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit VI (except for such exceptions specifically disclosed in writing in a Requested Exceptions Report that has been approved by Buyer) and Article 9 shall be true, correct and complete on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(H)             subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 26, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset or the advance of a Future Funding Amount, as applicable;

(I)             with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not primarily serviced by Repo Servicer or Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true and correct copy of the original, together with a Servicer Notice, fully executed by Seller and the servicer named in the related Servicing Agreement;

(J)             [reserved];

(K)             Seller shall have paid to Buyer all reasonable legal fees and expenses of outside counsel and the other reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the entering into of any Transaction or the advance of any Future Funding Amount, as applicable hereunder, including, without limitation, reasonable out-of-pocket costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(L)             [reserved];

(M)             Buyer shall have received from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Eligible Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; provided, however, that in the case of a Transaction consummated through the use of an Acceptable Attorney, this condition shall be deemed satisfied upon Buyer’s receipt from such Acceptable Attorney of a Bailee Letter and related Trust Receipt with respect to the related Eligible Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion;

(N)             Buyer shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Buyer;

(O)             Buyer shall have reasonably determined that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions or enter into Future Funding Transactions;

(P)             the Repurchase Date for such Transaction is not later than the Maturity Date;

(Q)             Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(R)             with respect to any Eligible Asset to be purchased hereunder, if such Eligible Asset was acquired by Seller or its Affiliates from a third party, Seller shall have disclosed to Buyer the acquisition cost of such Eligible Asset (including therein reasonable supporting documentation required by Buyer, if any);

(S)             Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;

(T)             Buyer shall have received a copy of any documents relating to any hedging transaction, and Seller shall have pledged and assigned to Buyer, pursuant to Article 6 hereunder, all of Seller’s rights under each hedging transaction included within a Purchased Asset, if any;

(U)             no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however defined therein, shall have occurred and be continuing under any hedging transaction;

(V)             Buyer shall have received, at least five days prior to the effective date of each Transaction, all documentation and other information regarding Seller as requested in connection with applicable “know your customer” and AML Laws, including the Patriot Act, and to the extent Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Seller; and

(W)             With respect to any Transaction relating to an REO Mortgage Loan, Buyer or Custodian, on behalf of Buyer, shall have received (i) each security certificate, within the meaning of Section 8-102(a)(16) of the UCC with respect to the related LLC Equity Interest, representing all of the issued and outstanding interest in the related REO Holder (the “REO Holder Certificates”), along with any and all certificates, assignments, and bond powers executed in blank, necessary to transfer such security certificate under the issuing documents of the LLC Equity Interest, (ii) a Buyer REO Property Deed, assigned in blank from the related REO Holder, where reasonably requested by Buyer as appropriate for the applicable jurisdiction of the REO Property, and (iii) all other documents constituting the REO Property File.

(c)             Buyer’s agreement to enter into each Future Funding Transaction is subject to the satisfaction of the following additional conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(i)                    Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written confirmation in the form of Exhibit XIII attached hereto prior to each Future Funding Transaction (a “Future Funding Confirmation”), signed by a Responsible Officer of Seller. Each Future Funding Confirmation shall identify the related Purchased Asset, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by a Responsible Officer of Seller, and shall set forth:

(A)             the Future Funding Date;

(B)             the Future Funding Amount to be funded in the Future Funding Transaction;

(C)             the remaining future funding obligations of Seller, other than the Future Funding Amount, related to the applicable Asset;

(D)             the Repurchase Date of the related Purchased Asset;

(E)             any additional terms or conditions mutually agreed upon by Buyer and Seller; and

(F)             the applicable Advance Rate (after giving effect to such Future Funding Transaction).

(ii)           Buyer shall have the right to conduct, as described in Exhibit XVIII hereto, an additional due diligence investigation of the related Purchased Asset as Buyer determines (“Future Funding Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Future Funding Transaction, it shall or shall not advance any or all of the Future Funding Amount to the related Mortgagor. On the Future Funding Date for the Future Funding Transaction, which shall occur following the final approval of the Future Funding Transaction by Buyer in accordance with Exhibit XVIII hereto, the Future Funding Amount shall be transferred by Buyer to Seller or, at Seller’s direction, to the related Mortgagor. Buyer shall inform Seller of its determination with respect to any such proposed Future Funding Transaction solely in accordance with Exhibit XVIII attached hereto. Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (i) above, on or before the scheduled date of the underlying proposed Future Funding Transaction. Prior to the approval of each proposed Future Funding Transaction by Buyer:

(A)             Buyer shall have (i) determined, in its sole and absolute discretion, that the related Purchased Asset is not a Defaulted Asset, (ii) obtained internal credit approval, to be granted or denied in Buyer’s sole and absolute discretion, for the advance of the Future Funding Amount related to the Senior Mortgage Loan or Participation Interest, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller and, for the avoidance of doubt, Buyer’s determination of Market Value of such Purchased Asset shall be in Buyer’s sole discretion exercised in good faith and (iii) fully completed all external legal due diligence;

(B)             no Default or Event of Default shall have occurred and be continuing (unless any such condition would be cured in connection therewith) under this Agreement or any other Transaction Document and no event shall have occurred that has, or would reasonably be expected to have, a Material Adverse Effect;

(C)             both immediately prior to the requested Future Funding Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit VI (except for such exceptions specifically disclosed in writing in the Requested Exceptions Report that have been approved by Buyer) and Article 9 of this Agreement, as applicable, shall be true and correct on and as of such Future Funding Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(D)             Buyer shall have completed its Future Funding Due Diligence, and its review of any documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the advance of funds;

(E)             Seller shall have paid to Buyer all reasonable legal fees and expenses of outside counsel and the other reasonable out-of-pocket costs and expenses incurred by Buyer in connection with the entering into of any Future Funding Transaction hereunder, including, without limitation, reasonable costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Future Funding Transaction hereunder;

(F)             Buyer shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Future Funding Transaction;

(G)             Buyer shall have reasonably determined that no introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions;

(H)             Seller shall have taken such other action as Buyer shall have reasonably requested in order to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the funds to be advanced;

(I)             Buyer shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests) as Buyer in its reasonable discretion shall reasonably require;

(J)             Upon Buyer’s request, Seller shall have delivered to Buyer a certificate of a Responsible Officer of Seller, certifying that the related borrower has met all conditions required under the related Purchased Asset Documents to be entitled to the advance of the Future Funding Amount; and

(K)             Buyer shall have determined that all conditions precedent to such advance under the related Purchased Asset Documents have been fully satisfied by the related Mortgagor, and the Seller shall have delivered to Buyer satisfactory certification by the related Mortgagor (or, if the Purchased Asset Documents do not require any such certification by the Mortgagor, by Seller) that all conditions to such advance under the related Purchased Asset Documents have been satisfied.

(d)             Upon the satisfaction of all conditions set forth in Articles 3(a) and (b), Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller. To the extent any additional limited liability company is formed by Division of Seller (and without prejudice to Articles 10(b) and (f)), Seller shall cause any such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis all of such Division LLC’s right, title and interest in and to the Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on the Closing Date of all of Seller’s right, title and interest in and to the Purchased Asset, together with all related Servicing Rights. With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s sole and absolute discretion in accordance with the terms of this Agreement, and notify Seller of such rate for such period each such Pricing Rate Determination Date.

(e)             Each Confirmation and Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction or Future Funding Transaction, as applicable, covered thereby. In the event of any conflict between the terms of such Confirmation or Future Funding Confirmation and the terms of this Agreement, the related Confirmation or Future Funding Confirmation, as applicable, shall prevail.

(f)             Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)             Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than thirty (30) calendar days prior to such Early Repurchase Date; provided, that, to the extent such repurchase relates to a prepayment (in whole or in part) of a Purchased Asset by the related Mortgagor, Seller shall use its best efforts to notify Buyer no later than thirty (30) calendar days prior to such Early Repurchase Date, but in no event later than five (5) Business Days prior to such Early Repurchase Date,

(ii)             on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the Purchased Assets, (y) in the case of an Early Repurchase Date as set forth in subclause (i) above, any Exit Fee due pursuant to the terms and conditions of the Fee Letter and (z) any other amounts payable under this Agreement (including, without limitation, Article 3(j) of this Agreement) with respect to the Purchased Assets against transfer to Seller or its agent of the Purchased Assets and any related hedging transactions, and

(iii)             on such Early Repurchase Date, in addition to the amounts set forth in clause (ii) above, Seller pays to Buyer any Margin Deficit then outstanding with respect to any Purchased Asset to the extent then due pursuant to a Margin Deficit Notice and Article 4 hereof.

Seller shall also be entitled to make a payment to Buyer in partial reduction of the outstanding Purchase Price of any Purchased Asset, provided that such payments shall not in the aggregate exceed ten percent (10%) of the outstanding principal balance of the related Purchased Asset as of the Purchase Date therefor without Buyer’s prior written consent.

(g)             On the Repurchase Date for any Transaction, the termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Notwithstanding the foregoing and any provision of this Agreement to the contrary, in the case of any Purchased Asset that is a REO Mortgage Loan, (i) Seller shall not be permitted to request any release of the related LLC Equity Interest without simultaneously repurchasing such REO Mortgage Loan, and (ii) Seller shall not be permitted to repurchase such REO Mortgage Loan without requesting release of the related LLC Equity Interest.

(h)             If prior to the first day of any Pricing Rate Period with respect to any Transaction, Buyer shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event as determined by clause (3) of the definition thereof), adequate and reasonable means do not exist for ascertaining the then-current Benchmark for such Pricing Rate Period, Buyer shall give written notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be the Alternate Rate.

(i)             Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer, shall make it unlawful for Buyer to enter into or maintain Transactions or Future Funding Transactions as contemplated by the Transaction Documents, as applicable (a) the agreement of Buyer hereunder to consider entering into new Transactions, Future Funding Transactions or to continue Transactions as such, as applicable, shall forthwith be canceled, and (b) if such adoption or change makes it unlawful to maintain Transactions with a Pricing Rate based on Term SOFR, or an Alternate Rate Index (as determined by clause (3) of the definition thereof), as applicable, the Transactions then outstanding shall be converted automatically to Alternate Rate Transactions on the last day of the then-current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then-current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 3(m) of this Agreement; provided that, Buyer shall make any determination pursuant to this Article 3(i) using the same methodology Buyer applies in making such determination with respect to similarly situated counterparties pursuant to repurchase agreements or other similar agreements; provided, further, that Buyer may elect to apply or not apply such rights and remedies to Buyer’s counterparties in Buyer’s reasonable discretion.

(j)             Upon demand by Buyer made in writing, Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) default by Seller repurchasing any Purchased Asset after Seller has given a notice in accordance with Article 3(f) of an Early Repurchase, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Buyer in writing of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein.

(k)             If the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, or the compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer:

(i)             shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)             shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of Term SOFR or an Alternate Rate Index hereunder; or

(iii)             shall impose on Buyer any other condition (other than with respect to Taxes);

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or Future Funding Transactions or to reduce any amount receivable under the Transaction Documents in respect of any of the foregoing; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable; provided that, Buyer shall make any determination pursuant to this Article 3(k) using substantially the same methodology that Buyer applies in making such determination in similar agreements with similarly situated counterparties; provided, further, that Buyer may elect to apply or not apply such rights and remedies to Buyer’s counterparties in Buyer’s sole discretion. Such notification as to the calculation of any additional amounts payable pursuant to this Article 3(k) shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(l)             If Buyer shall have determined that the adoption of or any change in any Requirement of Law or Buyer Compliance Policy made subsequent to the date hereof regarding capital adequacy or otherwise affecting the Buyer Funding Costs, or in the interpretation of any such Requirement of Law or Buyer Compliance Policy, the application thereof or the compliance therewith, in each case whether by a Governmental Authority, by Buyer or by any corporation controlling Buyer (including, without limitation, any request or directive regarding capital adequacy or otherwise affecting the Buyer Funding Costs (whether or not having the force of law) from any Governmental Authority or any Buyer Compliance Policy related to such request or directive), does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of any one or more of the Transactions or Future Funding Transactions or otherwise as a consequence of its obligations under the Transaction Documents to a level below that which Buyer or such corporation could have achieved, but for such adoption, change, interpretation, application or compliance, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, then, from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will reimburse Buyer for the actual damages, losses, costs and expenses incurred by Buyer in connection with each such reduction; provided that, Buyer shall make any determination pursuant to this Article 3(l) using the same methodology that Buyer applies in making such determination with respect to similarly situated counterparties pursuant to repurchase agreements or other similar agreements; provided, further, that Buyer may elect to apply or not apply such rights and remedies to Buyer’s counterparties in Buyer’s reasonable discretion. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(m)             Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss or expense which Buyer sustains or incurs as a consequence of (i) any default by Seller in payment of the principal of or interest on a SOFR Rate Transaction or an Alternate Rate Transaction including, without limitation, any such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to maintain a SOFR Rate Transaction or an Alternate Rate Transaction hereunder, (ii) any prepayment or repurchase (whether voluntary or mandatory) of the SOFR Rate Transaction or Alternate Rate Transaction, as applicable, on a day that (A) is not a Remittance Date and/or is not the last day of the Pricing Rate Period or (B) is a Remittance Date if Seller did not give the prior written notice of such prepayment or repurchase required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to maintain the SOFR Rate Transaction or an Alternate Rate Transaction hereunder and (iii) the conversion pursuant to the terms hereof of a SOFR Rate Transaction to an Alternate Rate Transaction on a date other than the Remittance Date, including, without limitation, such loss or expenses arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to maintain a SOFR Rate Transaction hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 3(m) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(n)             (i) Notwithstanding the definition of Maturity Date herein, Seller may request two (2) extensions of the Maturity Date for up to one year each upon written request to Buyer prior to the then-current Maturity Date. Provided that Buyer has determined, in each case, that all of the extension conditions listed in clause (ii) below (collectively, the “Maturity Date Extension Conditions”) shall have been satisfied, Buyer may, in its sole discretion, agree to extend the Maturity Date for up to one year by giving notice to Seller of such extension (such period, an “Extension Period”); provided, that any failure by Buyer to deliver such notice of extension to Seller within thirty (30) days from the date Seller’s request was first received by Buyer shall be deemed a denial of Seller’s request to extend such Maturity Date. Notwithstanding anything to the contrary in this Article 3(n)(i) hereof, in no event shall the Maturity Date be extended for more than two (2) Extension Periods and in no event shall the Maturity Date be after the Final Maturity Date.

(ii)           For purposes of this Article 3(n), the Maturity Date Extension Conditions shall be deemed to have been satisfied if:

(A)             Buyer shall have received payment from Seller, of the Extension Fee as consideration for Buyer’s agreement to extend the then-current Maturity Date, such amount to be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim;

(B)             Seller shall have given Buyer written notice, not less than forty-five (45) days prior, and no more than one hundred and eighty (180) days prior to the originally scheduled Maturity Date, of Seller’s desire to extend the Maturity Date;

(C)             no Material Adverse Effect, Margin Deficit for which a Margin Deficit Notice has been issued by Buyer, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (B) above or as of the originally scheduled Maturity Date and no “Termination Event,” “Event of Default” or “Potential Event of Default” or any similar event by Seller, however denominated, shall have occurred and be continuing under any hedging transaction;

(D)             all representations and warranties made by Seller in Article 9 (other than Article 9(b)(x)(G) and Exhibit VI) shall be true and correct in all respects as of the existing Maturity Date;

(E)             on the originally scheduled Maturity Date, Seller pays to Buyer, on account of each Purchased Asset, an amount sufficient to reduce the Repurchase Price for each Purchased Asset to the Buyer’s Margin Amount; and

(F)             to the extent Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Buyer shall have received an updated Beneficial Ownership Certification in relation to Seller.

(o)                   Seller may, upon written notice to Buyer, elect to adjust the Maximum Facility Amount to a lower amount once per annum; provided, however, that Seller may not lower the Maximum Facility Amount to less than $100,000,000.

(p)                   Any and all payments by or on account of any obligation of Seller under this Agreement or any other Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 3) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(q)                   Without duplication of other amounts payable under this Article 3, Seller shall timely pay (i) any Other Taxes imposed on Seller to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) any Other Taxes imposed on the Buyer or Transferee upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes.

(r)                    As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to Article 3(p), Article 3(q) or Article 3(s), Seller shall deliver to Buyer or Transferee, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee, as applicable.

(s)                   Seller shall indemnify Buyer and each Transferee, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Article 3(q) or this Article 3(s)) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Transferee shall be conclusive absent manifest error.

(t)                    (i) Any Buyer or any Transferee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Transferee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Transferee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 3(t)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Buyer or Transferee’s reasonable judgment such completion, execution or submission would subject Buyer or such Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Transferee.

(ii)             Without limiting the generality of the foregoing:

(A)             Buyer or any Transferee that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer or such Transferee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W-9 certifying that Buyer and such Transferee is exempt from U.S. federal backup withholding tax;

(B)             any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(1)             in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)             executed copies of IRS Form W-8ECI;

(3)             in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit XI-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Seller described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)             to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-2 or Exhibit XI-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XI-4 on behalf of each such direct and indirect partner;

(C)             any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)             if a payment made to Buyer or Transferee under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Transferee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer or such Transferee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer or Transferee has complied with Buyer or Transferee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer and each Transferee agrees that if any form or certification described in items (A), (B), (C) or (D) above it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify Seller in writing of its legal inability to do so.

(u)             If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 3 (including by the payment of additional amounts pursuant to this Article 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 3(u) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 3(u), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 3(u) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(v)             Each party’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(w)             If any Buyer or Assignee requests compensation under Article 3 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 3(k), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 17), all its interests, rights (other than its existing rights to payments pursuant to Articles 3(k) or (i)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Article 3(k) or payments required to be made pursuant to Article 3(p), such assignment will result in a reduction in such compensation or payments, and (iii) such assignment or delegation would not subject such Buyer or Assignee to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Buyer or Assignee. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Seller to require such assignment and delegation cease to apply.

(x)             If at any time prior to the Maturity Date, a non-use fee or other similar charge is assessed against Buyer internally against the related cost center of the Buyer in connection with any proposed Requirement of Law by any Governmental Authority or internal policy, Seller shall, monthly on demand from Buyer, reimburse Buyer for the exact amount of each such fee, as and when originally assessed, with each such assessment and payment to be in addition to the monthly Price Differential payments otherwise due in accordance with the applicable provisions of this Agreement; provided that, (i) Buyer shall give Seller at least three (3) month’s prior notice of any imposition of such non-use fee or similar charge and (ii), Buyer shall make any such determination pursuant to this Article 3(x) using the same methodology that Buyer applies in making such determination in similar agreements with respect to similarly situated counterparties pursuant to repurchase agreements or other similar agreements; provided, further, that Buyer may elect to apply or not apply such rights and remedies to Buyer’s counterparties in Buyer’s reasonable discretion based on mitigating factors determined by Buyer including, without limitation, fee events and/or the remaining term of the applicable agreement.

(y)             [Reserved].

(z)             [Reserved].

(aa)           Buyer shall determine daily in Buyer’s sole discretion whether a Benchmark Transition Event has occurred. Upon the occurrence of a Benchmark Transition Event, Buyer shall determine the Benchmark Replacement Date in accordance with the definition thereof. Following the occurrence of a Benchmark Transition Event and the determination of the corresponding Benchmark Replacement Date, Buyer shall, or shall cause Repo Servicer to, promptly give notice of the occurrence of a Benchmark Transition Event and the date of the corresponding Benchmark Replacement Date by electronic mail to Seller. Subject in all cases to Article 3(bb). Each Transaction shall be converted, from and after the Benchmark Replacement Date, to an Alternate Rate Transaction bearing interest based on the Alternate Rate Index.

(bb)           The Alternate Rate will be determined conclusively by Buyer or its agent and such determination will be binding on Seller absent manifest error. In connection with the implementation of an Alternate Rate Index, Buyer shall have the right to make Alternate Rate Index Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments implementing such Alternate Rate Index Conforming Changes shall become effective without any further action or consent of Seller.

(cc)           Notwithstanding Article 3(x) or (y) with respect to each SOFR Rate Transaction, such Transactions shall be converted to an Alternate Rate Transaction as of the first day of the applicable Pricing Rate Period (unless otherwise specified below) without any further action or consent of any other party to this Agreement or any other Transaction Document upon the occurrence of any of the following (each such date a “Rate Conversion Date” and each such Transaction a “Converted Transaction”):

(i)             a Benchmark Replacement Date has occurred prior to 11:00 a.m. on the Pricing Rate Determination Date for such Pricing Rate Period; or

(ii)             if Buyer specifies in an amended and restated Confirmation that such Purchased Asset, which was previously a SOFR Rate Transaction, is an “Alternate Rate Transaction”.

(dd)           Price Differential on Transactions denominated in U.S. dollars or any other currency permitted hereunder (if any) may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Alternate Rate), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Alternate Rate) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Alternate Rate Index Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Alternate Rate) or any relevant adjustments thereto and such transactions may be adverse to Seller. Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement.

(ee)           In the event that a Purchased Asset hereunder becomes a Defaulted Asset, (i) Seller shall comply with the terms of Article 11(c) and (ii) subject to satisfaction of the Conversion Conditions with respect to such Defaulted Asset, Seller may elect to enter into a Transaction with Buyer with respect to a REO Mortgage Loan.

(ff)           Failure or delay on the part of Buyer to demand compensation pursuant to Article 3(k) or Article 3(l) shall not constitute a waiver of Buyer’s right to demand such compensation; provided that the Seller shall not be required to compensate Buyer pursuant to Article(k) or Article 3(l), as applicable, for any increased costs incurred or reductions suffered more than twelve (12) months prior to the date that Buyer notifies the Seller of the change in any Requirement of Law or Buyer Compliance Policy giving rise to such increased costs or reductions, and of Buyer’s intention to claim compensation therefore (except that, if any Requirement of Law giving rise to such increased costs or reductions is retroactive, then the twelve-month period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE 4.
MARGIN MAINTENANCE

(a)             If at any time on any date the Buyer’s Margin Amount for any Purchased Asset is less than the Repurchase Price for such Purchased Asset (a “Margin Deficit”), then Buyer may by notice to Seller in the form of Exhibit X (a “Margin Deficit Notice”) require Seller to, at Seller’s option, no later than five (5) Business Days following the receipt of a Margin Deficit Notice (the “Margin Deadline”) to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount (taking into account all Margin Deficits in the aggregate for such date and any existing Margin Excess, as determined by Buyer in its sole discretion exercised in good faith), (i) repurchase such Purchased Asset at its respective Repurchase Price, (ii) make a payment in reduction of the Purchase Price of such Purchased Asset, or in lieu of a payment in reduction such Purchase Price, deliver Cash Equivalents, subject to Buyer’s reasonable satisfaction as additional posted collateral, (iii) subject to Buyer’s approval pursuant to Article 4(c) below, apply available Margin Excess, or (iv) choose any combination of the foregoing, such that, after giving effect to such transfers, repurchases, payments and/or applications of Margin Excess pursuant to Article 4(c), Buyer’s Margin Amount for each Purchased Asset, considered individually, shall be equal to or greater than the related Repurchase Price for each such Purchased Asset. In connection with the delivery of Cash Equivalents in accordance with clause (ii) above, Seller shall deliver to Buyer any additional documents (including, without limitation, to the extent not covered by any previously delivered legal opinions, one or more opinions of counsel reasonably satisfactory to Buyer) and take any actions reasonably necessary in Buyer’s discretion for Buyer to have a first priority, perfected security interest in such Cash Equivalents. Buyer and Seller shall amend the related Confirmation relating to any Purchased Asset with respect to which the related Purchase Price has been reduced pursuant to this Article 4(a), as well as that of any related Purchased Asset where the Purchase Price has been increased due to Margin Excess pursuant to Article 4(c).

(b)             The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(c)             If Buyer issues a Margin Deficit Notice pursuant to Article 4(a) and if Margin Excess exists with respect to any other Purchased Asset as determined by Buyer in its sole discretion exercised in good faith, then, provided that each of the Margin Excess Requirements have been met as determined by Buyer in its sole discretion exercised in good faith, Buyer shall, in response to Seller’s written request following Buyer’s delivery of a Margin Deficit Notice to Seller, apply such Margin Excess to all or a portion of the related Margin Deficit, and, solely to the extent so applied, the amount of such Margin Deficit shall be reduced by the application of such Margin Excess; provided, that no request by Seller to apply Margin Excess to any Margin Deficit shall in any way relieve Seller of its obligations under this Agreement to cause such Margin Deficit to be cured within the time limits set forth in Article 4(a).

ARTICLE 5.
INCOME PAYMENTS AND PRINCIPAL PROCEEDS

(a)             The Depository Account shall be established at the Depository prior to the consummation of any Transaction under this Agreement. Buyer shall have sole dominion and control (including “control” within the meaning of the UCC (as defined in Article 6(c) below)) over the Depository Account. Seller shall cause Primary Servicer to (A) collect all Income (other than Principal Proceeds), as well as any interest received from the reinvestment of such Income or other amounts, with respect to such Purchased Asset into the Clearing Account (B) within two (2) Business Days after receipt of properly identified funds, remit to the Primary Servicing Account any such Income less payment of the Primary Servicer’s servicing fees (but not including any special servicing fees) payable monthly to the Primary Servicer, as required under the related Servicer Notice as in effect, and (C) on the Business Day prior to the Remittance Date, deposit in the Depository Account any such Income. Seller and Primary Servicer shall exercise commercially reasonable efforts to cause all Principal Proceeds to be deposited directly by the applicable Mortgagor into the Depository Account or directly to an account of Buyer, at Seller’s election, subject in all cases to the terms and conditions of the related Servicer Notice and, if any borrower remits any Principal Proceeds to the Clearing Account or any account other than the Depository Account, Primary Servicer shall hold such amounts in trust for Buyer and shall promptly remit to cause to be remitted all such Principal Proceeds to the Depository Account. Depository shall then apply such Income in accordance with the applicable provisions of Articles 5(c) through 5(e) of this Agreement.

(b)             Seller shall cause REO Pledgor, in accordance with the related LLC Agreement, to cause any Income, payments, sale proceeds, distributions and other amounts relating to, or owing in respect of, any LLC Equity Interest (including, without limitation, any Income relating to the REO Properties), to be deposited directly into the Depository Account. Contemporaneously with the sale to Buyer of any Purchased Asset, solely to the extent that such Purchased Asset is not serviced pursuant to the Primary Servicing Agreement, Seller shall deliver to each issuer of a Participation Interest, servicer and/or paying agent and/or similar Person with respect to each Purchased Asset an irrevocable direction letter in the form of Exhibit XVII (the “Re-direction Letter”), instructing, as applicable, such Mortgagor, servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset into the Depository Account or as otherwise directed in writing by Buyer. Contemporaneously with the sale to Buyer of any Purchased Asset serviced by Primary Servicer, Seller shall deliver to the Custodian a Re-direction Letter, undated, and signed in blank by Seller, instructing, as applicable, each Mortgagor, Primary Servicer, other servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset directly into the Depository Account or such other account as directed in writing by Buyer instead of into the Primary Servicing Account or any other account or to any other Person. Following an Event of Default, Buyer may complete and deliver, or may instruct Custodian, or Servicer on behalf of Buyer to complete and deliver, as determined by Buyer in its sole discretion, any such Re-direction Letter to Mortgagors, directing such Mortgagors to deposit all income directly into the Depository Account or such other account as may be determined by Buyer. If a Mortgagor, servicer or paying agent with respect to the Purchased Asset or borrower forwards any Income or other amounts with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly into the Clearing Account, Primary Servicing Account or Depository Account, as applicable pursuant to the requirements of Article 5(a), Seller shall, or shall cause such Affiliate to, (i) deliver an additional Re-direction Letter to the applicable Mortgagor, Primary Servicer, other servicer, paying agent or similar Person with respect to the Purchased Asset and make other best efforts to cause such Mortgagor, servicer, paying agent or similar Person with respect to the Purchased Asset or borrower to forward such amounts directly to the Clearing Account, Primary Servicing Account or Depository Account, as applicable pursuant to the requirements of Article 5(a) and (ii) deposit in the Depository Account any such amounts within two (2) Business Days of Seller’s (or its Affiliate’s) receipt thereof. If REO Pledgor forwards any Income or other amounts with respect to any LLC Equity Interest to Seller, Guarantor or any Affiliate of Seller or Guarantor rather than directly to Buyer, such amounts shall be held in trust for Buyer and Seller shall direct and cause REO Pledgor under and pursuant to the related LLC Agreement, to promptly deliver such Income or other amounts directly to the Depository Account.

(c)             So long as no Event of Default shall have occurred and be continuing, all Income or other amounts received by the Depository in respect of any Purchased Asset (other than Principal Proceeds) during each Collection Period shall be applied by the Depository on the related Remittance Date in the following order of priority:

(i)             first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Repo Servicer for payment of the loan servicing fees payable monthly to the Repo Servicer plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Repo Servicing Agreement as in effect from time to time;

(ii)            second, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding as of such Remittance Date;

(iii)          third, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits) for which a Margin Deficit Notice has been issued by Buyer; and

(iv)          fourth, to Seller, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority fourth; and (y) the day that the related Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e).

(d)             So long as no Event of Default shall have occurred and be continuing, any Principal Proceeds received by the Depository in respect of any Purchased Asset during each Collection Period (x) in respect of (A) any scheduled or unscheduled repayment or repurchase in full of a Purchased Asset or (B) any scheduled or unscheduled repayment in part of a Purchased Asset in an amount equal to or greater than $1,000,000, shall, in each case, be remitted by the Depository on the next Business Day following receipt in the Depository Account of such Principal Proceeds in accordance with the priorities set forth below and (y) in respect of any other Principal Proceeds not described in clause (x) of this Article 5(d), shall be remitted by the Depository on the related Remittance Date in accordance with the priorities set forth below:

(i)             first, to Buyer, an amount equal to (1) in the case of any repayment in part, but not in full, of a Purchased Asset that is not made in connection with any release of any of the Underlying Mortgaged Property or other collateral related to the related Purchased Asset, the product of (x) the amount of Principal Proceeds received with respect to such Purchased Asset and (y) the Advance Rate for such Purchased Asset and (2) in all other cases, unless otherwise expressly specified in the related Confirmation, 100% of such Principal Proceeds until the Repurchase Price of such Purchased Asset is reduced to zero;

(ii)            second, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document (including any outstanding, unpaid Margin Deficit for which a Margin Deficit Notice has been issued by Buyer); and

(iii)          third, to Seller, any remainder; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Depository Account until the earlier of (x) the day on which Buyer provides written notice to the Depository that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Depository shall apply all such amounts pursuant to this priority third; and (y) the day that the related Default becomes an Event of Default, at which time the Depository shall apply all such amounts pursuant to Article 5(e).

(e)             If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Proceeds or any other amounts received, without regard to their source) or any other amounts received by the Depository in respect of a Purchased Asset shall be applied by the Depository on the Business Day next following the Business Day on which such funds are deposited in the Depository Account in the following order of priority:

(i)             first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, then (ii) to the Depository for payment of fees payable to the Depository in connection with the Depository Account and then (iii) to the Repo Servicer for payment of the loan servicing fees payable monthly to the Repo Servicer pursuant plus the reasonable out-of-pocket costs and expenses, in each case, as required under the Repo Servicing Agreement as in effect from time to time;

(ii)            second, to Buyer, an amount equal to the Price Differential that has accreted and is outstanding in respect of all of the Purchased Assets as of such Business Day;

(iii)          third, to Buyer, on account of the Repurchase Price of such Purchased Asset until the Repurchase Price for such Purchased Asset has been reduced to zero;

(iv)           fourth, to Buyer, on account of the Repurchase Price of all other Purchased Assets until the Repurchase Price for all such other Purchased Assets has been reduced to zero;

(v)            fifth, to Buyer, an amount equal to any other amounts due and owing to Buyer or its Affiliates under any Transaction Document; and

(vi)          sixth, to the Seller, any remainder.

ARTICLE 6.
SECURITY INTEREST

(a)             Subject to Article 21(g), Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than for tax and accounting purposes) and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by Seller or Seller’s Affiliates to Buyer and any of Buyer’s present or future Affiliates hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents, including any obligations of Seller under any hedging transaction and to secure the obligation of Seller or its designee to service the Purchased Assets in conformity with Article 27 and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller hereby acknowledges and agrees that each Purchased Asset and hedging transaction serves as collateral for the Buyer under this Agreement and that Buyer, upon the occurrence and continuance of an Event of Default, has the right to realize on any or all of the Purchased Assets in order to satisfy the Seller’s obligations hereunder. Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, together with the REO Collateral, is hereinafter referred to as the “Purchased Items”:

(i)            the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii)           any and all interests of Seller in, to and under the Depository Account and all monies from time to time on deposit in the Depository Account;

(iii)          any cash or Cash Equivalents delivered to Buyer in accordance with Article 4(a);

(iv)          the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(v)           Seller’s right under each hedging transaction, if any, relating to the Purchased Assets to secure the Repurchase Obligations;

(vi)          all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vii)         any other items, amounts, rights or properties transferred or pledged by Seller to Buyer under any of the Transaction Documents; and

(viii)        all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)             Seller shall cause REO Pledgor to grant to Buyer as security for the performance by each Seller of all obligations of the Sellers under the Transactions and the Transaction Documents a first priority security interest in all of REO Pledgor’s right, title and interest in and to the LLC Equity Interests and the LLC Equity Interest Documents, including units of membership interest in each related REO Holder, including, without limitation, all its rights to participate in the operation or management of the related REO Holder and all its rights to properties, assets, member interests and distributions under the related LLC Agreement in respect of such membership interests, together with all certificates, options or rights of any nature whatsoever that may be issued or granted by REO Pledgor to Buyer (as further described in the REO Pledge Agreement, the terms of which are incorporated herein by reference, collectively, the “REO Collateral”) (collectively, the “REO Pledge Conditions”).

(c)             Buyer’s security interest in the Purchased Items shall terminate only upon the termination of Seller’s obligations under this Agreement and the other Transaction Documents, all hedging transactions and the documents delivered in connection herewith and therewith Buyer’s security interest in respect of any individual Purchased Asset shall terminate on the applicable Repurchase Date upon receipt by Buyer of the full Repurchase Price therefor as permitted by, and pursuant to, the terms hereof. So long as no Default or Event of Default has occurred and is continuing, upon the termination of a Transaction and the Seller’s payment to Buyer of the Repurchase Price for the related Purchased Asset, Buyer shall on the later of (x) the Repurchase Date and (y) the date that is five (5) Business Days after receipt of notice of repurchase of such Purchased Asset, direct the Custodian by written notice consistent with the requirements set forth in the Custodial Agreement to release to such Persons as designated in such notice, the Purchased Asset File relating to the Purchased Asset that is no longer subject to a Transaction. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Purchased Items. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon the filing thereof, and (b) Seller shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). For the avoidance of doubt, Buyer’s security interest in any particular Purchased Asset or Purchased Item shall not terminate until Seller has fully paid the related Repurchase Price. In connection with the security interests granted pursuant to this Agreement, Seller authorizes the filing of UCC financing statements describing the collateral as “all assets of Debtor, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be promptly delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(d)             Seller acknowledges that neither it nor Guarantor has any right to service the Purchased Assets but only has rights as a party to the Primary Servicing Agreement, the Repo Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

ARTICLE 7.
PAYMENT, TRANSFER AND CUSTODY

(a)             On the Purchase Date for each Transaction, (i) ownership of and title to the Purchased Asset shall be transferred to Buyer or its designee (including the Custodian or any Acceptable Attorney) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller specified in the Confirmation relating to such Transaction, (ii) in connection with the purchase by Buyer of any Purchased Asset that is a REO Mortgage Loan, Seller shall also cause REO Pledgor to pledge, transfer and assign to Buyer in accordance with the terms of this Agreement, for no additional consideration from Buyer, each related LLC Equity Interest as REO Collateral hereunder, and (iii) Seller hereby sells, transfers, conveys and assigns to Buyer, subject to Seller’s repurchase rights as expressly set forth herein, on a servicing-released basis all of Seller’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights. Subject to this Agreement, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets. Buyer has the right to designate each servicer of the Purchased Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

(b)             (i) With respect to each Transaction, Seller shall deliver or cause to be delivered to Buyer or its designee the Custodial Delivery Certificate in the form attached hereto as Exhibit IV, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the related Purchase Date, so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such Purchase Date. Subject to Article 7(c), in connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each document as specified in the Purchased Asset File (as defined in the Custodial Agreement, and collectively, the “Purchased Asset File”), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(ii)             With respect to each Future Funding Transaction, Seller shall deliver or cause to be delivered to Buyer or its designee an updated Custodial Delivery Certificate that includes any additional documents delivered and/or executed in connection with any such Future Funding Transaction, provided, that notwithstanding the foregoing, upon request of Seller, Buyer in its sole but good faith discretion may elect to permit Seller to make such delivery by not later than the third (3rd) Business Day after the Future Funding Date, so long as Seller causes an Acceptable Attorney, Title Company or other Person acceptable to Buyer to deliver to Buyer and the Custodian a Bailee Letter on or prior to such date. Subject to Article 7(c), on or prior to that date of a Future Funding Transaction, Seller shall deliver or cause to be delivered and released to the Custodian a copy or original of each additional document delivered and/or executed in connection with each such Future Funding Transaction, as specified in the Purchased Asset File (as defined in the Custodial Agreement), pertaining to each of the Purchased Assets identified in the Custodial Delivery Certificate delivered therewith, together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole but good faith discretion.

(c)             From time to time, Seller shall forward to the Custodian additional original (or, if Seller only has copies in its possession and is permitted to deliver copies pursuant to the Custodial Agreement, copies of) documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement (including without limitation in connection with a Future Funding Transaction), and upon receipt of any such other documents, the Custodian shall hold such other documents as Buyer shall request from time to time. With respect to any documents that have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true and correct copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Assets delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit V attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to, upon the occurrence and during the continuance of an Event of Default, (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, Participation Certificates and assignments of participation interests and any transfer documents related thereto, (ii) record the Assignments of Mortgages, (iii) prepare and file and record each assignment of mortgage, (iv) take any action (including exercising voting and/or consent rights) with respect to Participation Interests, LLC Equity Interests, intercreditor agreements or participation agreements, (v) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, (vi) enforce Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement and (vii) to take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.

(d)             Subject to clause (f) below and the second sentence of this clause (d), Buyer hereby grants to Seller a revocable option (each, a “Revocable Option”) to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the Purchased Assets and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets. Such Revocable Option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset so long as no Event of Default has occurred and is continuing. (i) During the continuation of an Event of Default or (ii) the occurrence of any Material Modification without the prior written consent of Buyer, the Revocable Option discussed above shall be deemed to automatically terminate and Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer). Without limiting the foregoing, (A) if the conditions in clauses (i) and (ii) of the foregoing sentence cease to exist in Buyer’s determination in its sole discretion and Buyer shall have notified Seller thereof in writing, such Revocable Option with respect to such Purchased Asset shall be deemed to have been reinstated, and (B) during any period in which a Revocable Option is terminated with respect to a Purchased Asset (other than due to the continuance of an Event of Default), prior to Buyer’s exercise of any voting or corporate rights with respect thereto, Buyer will endeavor to use commercially reasonable efforts to consult with Seller and provide Seller with a commercially reasonable opportunity (which shall in no event be longer than the earlier to occur of (i) five (5) Business Days following the accrual of such voting or corporate rights and (ii) the day on which the exercise of the applicable voting and corporate rights is due under the applicable Purchased Asset Documents) to exercise such voting and corporate rights with respect to such Purchased Asset in accordance with Buyer’s instructions after such consultation; provided that, Buyer’s failure to consult with Seller shall not create any liability to Buyer or limit Buyer’s rights or the availability of Buyer’s remedies hereunder, in law or in equity.

(e)             Notwithstanding the provisions of Article 7(b) above requiring the execution of the Custodial Delivery Certificate and corresponding delivery of the Purchased Asset File to the Custodian on or prior to the related Purchase Date, with respect to each Transaction involving a Purchased Asset that is identified in the related Confirmation as a “Table Funded” Transaction, Seller shall, in lieu of effectuating the delivery of all or a portion of the Purchased Asset File on or prior to the related Purchase Date, (i) deliver to the Custodian by facsimile or email on or before the related Purchase Date for the Transaction (A) the promissory note(s), original stock certificate or Participation Certificate, as applicable, in favor of Seller evidencing the making of the Purchased Asset, with Seller’s endorsement of such instrument to Buyer, (B) the mortgage, security agreement or similar item creating the security interest in the related collateral and the applicable assignment document evidencing the transfer to Buyer, (C) such other components of the Purchased Asset File as Buyer may require on a case by case basis with respect to the particular Transaction, and (D) evidence satisfactory to Buyer that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer or in blank on the Purchase Date, Buyer’s or its designees) interest in the Purchased Items for the Purchased Asset, (ii) deliver to Buyer and Custodian a Bailee Letter from an Acceptable Attorney, Title Company or other Person acceptable to Buyer on or prior to such Purchase Date and (iii) not later than the third (3rd) Business Day following the Purchase Date, deliver to Buyer the Custodial Delivery Certificate and to the Custodian the entire Purchased Asset File.

(f)             Notwithstanding the rights granted to Seller pursuant to clause (d) above, Seller shall not, and shall not permit Repo Servicer, Primary Servicer or any other servicer of any Purchased Asset to extend, amend, waive, terminate, rescind, cancel, release or otherwise modify the material terms of or any material collateral, guaranty or indemnity for, or exercise any material right or remedy of a holder (including all material lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Purchased Asset Document, or consent to any material amendments, modifications, waivers, releases, sales, transfers, dispositions or other resolutions relating to any Purchased Asset or Purchased Asset Document (other than as expressly contemplated or required by the terms of the Purchased Asset Documents and for which no lender consent is required) including, without limitation, the following actions set forth in clauses (i) through (v) below (collectively, “Material Modifications”), without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)             any forbearance, extension or other loan modification with respect to any Purchased Asset;

(ii)             the release, discharge or reduction of any: (A) lien on any Underlying Mortgaged Property or (B) lien or claim on any letters of credit and other non-cash collateral that is required to be maintained pursuant to the Purchased Asset Documents, if any;

(iii)             the extension of credit (including increasing the terms of any existing credit) to any Person with respect to any Purchased Asset;

(iv)             any sale or other disposition of any Purchased Asset, Underlying Mortgaged Property or any other material property or collateral related thereto; and

(v)             the incurrence of any lien or other encumbrance other than as expressly created hereunder or under any other Transaction Document.

Seller may submit a workout plan to Buyer with respect to any Purchased Asset prior to the related Purchase Date, which Buyer may accept or reject in Buyer’s sole discretion exercised in good faith and with respect to which Buyer may request any modifications to any such plan as a condition to Buyer’s acceptance thereof.  Any action taken with respect to such Purchased Asset that is consistent with a workout plan approved in writing by Buyer shall not be considered a Material Modification.

ARTICLE 8.
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)             Title to all Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Items, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Items on terms and conditions that shall be in Buyer’s discretion; provided that, so long as no Event of Default has occurred and is continuing, Buyer shall not sell, assign, transfer or pledge any of the Purchased Items to any Person that is a Prohibited Transferee. For the avoidance of doubt, Buyer shall be permitted to hypothecate or rehypothecate any Purchased Item to any Person that is a governmental entity (including, without limitation, a Federal Reserve Bank or a Federal Home Loan Bank), but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Assets to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof.

(b)             Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

ARTICLE 9.
REPRESENTATIONS AND WARRANTIES

(a)             Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected and (vi) it has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer in the case of Seller) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction hereunder and at all times while this Agreement and any Transaction thereunder is in effect, Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b)             In addition to the representations and warranties in Article 9(a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder and covenants that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i)             Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)             Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)             Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv)             Non-Contravention; No Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will contravene, conflict with or result in (A) the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which Seller may be bound, or to which Seller may be subject, other than liens created pursuant to the Transaction Documents or (B) a breach of any of the terms, conditions or provisions of (1) the organizational documents of Seller, (2) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (3) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, (4) the Purchased Asset Documents for a Purchased Asset taken as a whole, or (5) any applicable Requirement of Law, in the case of clauses (2) or (3) above, to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Seller of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby which has not already been obtained (other than consents, approvals and filings that have been obtained or made, as applicable, or that, if not obtained or made, are not reasonably likely to have a Material Adverse Effect).

(v)             Litigation; Requirements of Law. As of the date hereof and as of the Purchase Date for any Transaction hereunder, except as otherwise disclosed to Buyer in writing on or prior to the Closing Date, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, any Affiliate of Seller or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened against Seller or any Affiliate of Seller that could reasonably be expected to result in any Material Adverse Effect. Seller and Guarantor are each in compliance in all respects with all Requirements of Law, and no Purchased Asset contravenes any Requirements of Law, except where such noncompliance or contravention, as applicable, would not have a material adverse effect on Buyer’s interest in any Purchased Asset or any proceeds thereof. Neither Seller nor any of its Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority, except where such failure would not have a Material Adverse Effect.

(vi)             No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)             Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Assets to Buyer and, upon transfer of such Purchased Assets to Buyer, Buyer shall be the owner of such Purchased Assets free of any adverse claim, in each case, except for Liens to be released simultaneously with the sale to Buyer hereunder. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Purchased Assets and Buyer shall have a valid, perfected first priority security interest in the Purchased Assets subject to Seller’s and Buyer’s respective rights and obligations under this Agreement (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Assets).

(viii)             No Decline in Market Value; No Margin Deficit; No Defaults. Except as otherwise disclosed to Buyer in writing as required hereunder, Seller has no Knowledge of any post-Transaction facts or circumstances that are reasonably likely to cause or have caused a material decline in value or cash flow with respect to the Underlying Mortgaged Property Except as otherwise disclosed to Buyer in writing prior to the Closing Date, neither Seller nor Guarantor has received notice of any default or event of default uncured beyond all applicable grace and/or cure periods (however defined) on the part of Guarantor under any credit facility, repurchase facility or substantially similar facility that is presently in effect, to which Guarantor is a party.

(ix)             Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(x)             Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)             As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all liens, in each case except for (1) Liens to be released simultaneously with the sale to Buyer hereunder and (2) Liens granted by Seller in favor of the counterparty to any hedging transaction, solely to the extent such liens are expressly subordinate to the rights and interests of Buyer hereunder.

(B)             The provisions of this Agreement and the related Confirmation are effective to either constitute a sale of Purchased Items to Buyer or to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items.

(C)             Upon receipt by the Custodian of each Mortgage Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note or Participation Certificate, as applicable, or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D)             Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording or filing office listed on Exhibit XII attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(E)             Upon the establishment of the Depository Account, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(F)             Upon establishment of the Depository Account, Buyer shall either be the owner of, or have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the UCC) comprising Purchased Items or any after-acquired property related to such Purchased Items. Except to the extent specifically disclosed in writing in a Requested Exceptions Report approved by Buyer, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(G)             Each representation and warranty of Seller set forth in the Transaction Documents applicable to the Purchased Assets and the Purchased Asset Documents with respect to each Purchased Asset, including, without limitation, each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit VI, is true, complete and correct, except to the extent disclosed in writing in a Requested Exceptions Report approved by Buyer; provided, that a breach of such representations and warranties set forth in Exhibit VI shall be considered solely for the purposes of determining if a Margin Deficit exists, if an asset is a Defaulted Asset or if a Specified Representation Breach has occurred. The review and inquiries made on behalf of Seller in connection with the next preceding sentence have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. Seller has complied with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents.

(H)             With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, (e) if such Purchased Asset was acquired from an Affiliate of Seller, Seller has acquired such Purchased Asset pursuant to a sale and contribution agreement, a master sale and contribution agreement or similar agreement, in each case, in form and substance acceptable to Buyer, and (f) the representations and warranties, if any, made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement. If Seller or such Affiliate of Seller has been granted a security interest in any such Purchased Asset and/or filed one or more UCC financing statements against the Transferor to perfect such security interest, Seller or such Affiliate has assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.

(I)             The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

(xi)             Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement, where the failure to obtain such consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority could reasonably be expected to have a Material Adverse Effect or an adverse effect on any Purchased Asset or Buyer’s rights or exercise of remedies under any Transaction Document (other than the filing of certain financing statements in respect of certain security interests).

(xii)             Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xiii)             No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xiv)             Federal Regulations. None of Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller is required to register as an “investment company” under the Investment Company Act or is a company “controlled” by an “investment company” within the meaning of the Investment Company Act.

(xv)             Taxes. Seller is a U.S. Person or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. Seller has timely filed or caused to be filed all required federal income and other material tax returns and has paid all U.S. federal income and other material Taxes imposed on it and any of its assets except for any such Taxes as are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP or to the extent that any such nonpayment could not be reasonably likely to have a Material Adverse Effect. No Tax liens have been filed against any of Seller’s assets and no claims are being asserted in writing with respect to any such Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xvi)             Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws.

(xvii)             Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, or is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the Insolvency Laws of any jurisdiction. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any creditor of Seller, Guarantor or any Affiliate of Seller or Guarantor.

(xviii)               Solvency. Neither the Transaction Documents nor any Transaction or Future Funding Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditor of Seller, Guarantor or an Affiliate of Seller or Guarantor. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xix)                  Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xx)                   Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Transaction Documents and the Transactions shall be true and correct in all material respects, or in the case of projections shall be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.

(xxi)                  Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect on Seller.

(xxii)                 REO Holders. As of the related Purchase Date, no REO Holder related to a Purchased Asset owns any asset other the related real property previously secured by a mortgage that has been foreclosed upon and/or for which a deed-in-lieu has been issued and shall not own any other property so long as the related LLC Equity Interest is a Purchased Asset hereunder. All of the REO Holders related to a Purchased Asset as of the Closing Date and each related Purchase Date are listed on Schedule III to the Fee Letter and (i) each such REO Holder is the holder of the corresponding REO Property listed on Schedule III to the Fee Letter and (ii) the REO Pledgor is the holder of the LLC Equity Interest of each REO Holder listed on Schedule III to the Fee Letter, as such schedule may be amended from time to time by Buyer and Seller.

(xxiii)               Hedging Transactions. To the Knowledge of Seller, as of the Purchase Date for any Purchased Asset that is subject to a hedging transaction, each such hedging transaction is in full force and effect in accordance with its terms and no “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event, however denominated, has occurred and is continuing with respect thereto.

(xxiv)              [Reserved.]

(xxv)               Servicing Agreements. Seller has delivered to Buyer all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder. Each Servicing Agreement related to any Purchased Asset, including without limitation, the Primary Servicing Agreement, may be terminated at will by Seller without payment of any penalty or fee.

(xxvi)              No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvii)             AML Laws and Anti-Corruption Laws.

(a)              Seller is in compliance, in all material respects, with AML Laws and Anti-Corruption Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

(b)              Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with AML Laws and the Beneficial Ownership Regulation) and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxvi) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any applicable anti-money laundering program and related responsibilities including, but not limited to, any obligations under AML Laws or Sanctions, Seller on behalf of itself and its Affiliates makes the following representations and covenants to Buyer and its Affiliates that neither Seller, nor, to Seller’s Knowledge, any of its Affiliates, is a Prohibited Person, and Seller is not acting on behalf of or for the benefit of any Prohibited Person. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(xxviii)             Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets and (B) such incidental personal property related thereto. The REO Pledgor owns, and since the date of its formation, has owned no assets other than all of the Capital Stock of each REO Holder, which owns and has, since the date of its formation, owned no assets other than interests in real estate.

(xxix)                [Reserved].

(xxx)                Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, Controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxxi)                Sanctions. Seller warrants, represents and covenants that Seller shall maintain policies and procedures reasonably designed to promote and achieve compliance by Seller, and all of Seller’s Subsidiaries with Sanctions. Seller further warrants, represents and covenants that neither Seller nor any of its Affiliates are a Prohibited Person. Seller covenants and agrees that none of Seller or any of its Affiliates involved in this transaction will knowingly (1) conduct any business, nor engage in any transaction or dealing, directly or indirectly, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that has the purpose of evading or avoiding any of Sanctions. Seller further covenants and agrees that (i) it shall not, directly or indirectly, use the proceeds of any transaction pursuant to the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person or entity (x) to fund any activities or business of or with any Prohibited Person, or (y) in any other manner that would result in a violation of any Sanctions by any party to this Agreement and (ii) none of the funds or the assets of Seller that are used to pay any amount due pursuant to this Agreement or any other Transaction Document shall constitute funds obtained from transactions with or relating to Prohibited Persons or any Sanctioned Country. Seller further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither Seller nor any of its Affiliates is a Prohibited Person and neither Seller or any of its Affiliates has knowingly engaged in any business transaction or dealings with a Prohibited Person in violation of Sanctions, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

(xxxii)                Notice Address; Chief Executive Office; Jurisdiction of Organization. On the date of this Agreement, (a) Seller’s location (within the meaning of Article 9 of the UCC) and address for notices is as specified on Annex I, (b) Seller’s chief executive office is, and has been, located in New York, (c) Seller’s legal name is, and has at all times been, LCMT Warehouse, LLC, and (d) Seller’s sole jurisdiction of organization is, and at all times has been the State of Delaware. The location where Seller keeps its books and records (within the meaning of Article 9 of the UCC), including all computer tapes and records relating to the Purchased Items, is its notice address. Seller has not changed its name or location within the past twelve (12) months. Seller’s organizational identification number is 10167734 and its tax identification number is 32-6477199. The fiscal year of Seller is the calendar year.

(xxxiii)              AML Laws. Seller either (1) is entirely exempt from or (2) has otherwise complied in all material respects with all applicable AML Laws, by (A) establishing an adequate anti-money laundering compliance program as required by the AML Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the AML Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the AML Laws.

(xxxiv)              Ownership. Seller is and shall remain at all times a wholly owned direct or indirect Subsidiary of Guarantor.

(xxxv)               Compliance with ERISA. (a)  Neither Seller nor Guarantor has any employees as of the date of this Agreement; (b) each of Seller and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) does not hold any “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA and/or Section 4975 of the Code; and (c) assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Transaction Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xxxvi)              Hedging Transactions. (a) Seller has entered into all hedging transactions required hereunder, (b) each related agreement is in full force and effect, (c) no termination event, default or event of default (however defined) exists thereunder, and (d) Seller has effectively assigned to Buyer all Seller’s rights (but none of its obligations) under such agreements.

(xxxvii)             Beneficial Ownership. To the best knowledge of Seller, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE 10.
NEGATIVE COVENANTS OF Seller

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)           take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets, or permit any “short sale”, deed-in-lieu of foreclosure or foreclosure sale to occur relating to any Purchased Asset, Purchased Asset Document or Underlying Mortgaged Property (any such occurrence, a “Conversion”), in each case, without either (i) first repurchasing the related Purchased Asset in full in accordance with this Agreement or (ii) prior to or simultaneously with the consummation of any such Conversion, (x) delivering to Buyer in escrow duly executed replacement mortgage loan documents for a REO Mortgage Loan secured by the Underlying Mortgaged Property relating to the Purchased Asset subject to the related Conversion, together with delivery of such related guarantees, opinions, certificates, assignment documentation and other deliverables and the satisfaction of such other requirements as Buyer may reasonably require, in each case, all in form and substance acceptable to Buyer in its sole discretion and (y) satisfying the REO Pledge Conditions set forth in this Agreement with respect to Transactions relating to REO Mortgage Loans (all such conditions described in this clause (ii), collectively, the “Conversion Conditions”);

(b)           transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a Division of Seller, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Items (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Items (or any of them) with any Person other than Buyer; provided that this Article 10(b) shall not prevent any transfer of Purchased Assets in accordance with the Transaction Documents;

(c)            amend, modify or waive in any material respect or terminate any provision of any Purchase Agreement or Servicing Agreement which amendment, modification or waiver would directly impact or have an effect on the servicing of any Purchased Asset without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed;

(d)           create, incur or permit to exist any lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Purchased Items, whether now owned or hereafter acquired, other than the liens and security interest granted by Seller pursuant to Article 6 of this Agreement and the lien and security interest granted by Pledgor under the Pledge Agreement, other than any Permitted Encumbrances and other than statutory liens for Taxes not yet due and payable with respect to which adequate reserves are made in accordance with GAAP;

(e)           enter into any transaction of merger or consolidation or amalgamation, or Division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets, other than sales of assets taken in the ordinary course of business, including, without limitation, any such sale made in connection with any securitization or whole loan sale, without the consent of Buyer in its sole and absolute discretion;

(f)            consent or assent to any Material Modification of any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 7(f) and Article 27 or to the extent contemplated or required by the Transaction Documents;

(g)           permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer in its sole and absolute discretion (provided that Seller may make immaterial ministerial, noneconomic amendments to its organizational documents without Buyer’s prior written consent);

(h)           acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents;

(i)             use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(j)             take any action, cause, allow, or permit any of the Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder; and

(k)            permit, at any time, the number of similarly sized Purchased Assets to be less than three (3) (the “Minimum Purchased Asset Requirement”), subject to the Minimum Purchased Asset Cure.

ARTICLE 11. AFFIRMATIVE COVENANTS OF SELLER

The following covenants shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that such action or condition would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a breach of such covenant if such action is taken or condition exists). On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a)            Seller shall promptly notify Buyer of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b)           Seller shall provide Buyer with copies of such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9.

(c)            Seller shall (1) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer), (2) to the extent any additional limited liability company is formed by Division of Seller (and without prejudice to Articles 10(b) and (f)), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer all of its assets, and shall cause any owner of such Division LLC to pledge all of the Capital Stock and any rights in connection therewith of such Division LLC, to Buyer in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Capital Stock of the Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement, and (3) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)           [Reserved].

(e)            Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Buyer or its designated representative (i) any notice of the occurrence of an event of default under or report received by Seller pursuant to the Purchased Asset Documents; (ii) any notice of transfer of servicing under the Purchased Asset Documents and (iii) any other information with respect to the Purchased Assets, the Purchased Items and the conduct and operation of Seller’s business that may be reasonably requested by Buyer from time to time.

(f)            Seller shall provide Buyer and its Affiliates with any such additional reports as Buyer may reasonably request to the extent such information is in Seller’s possession or under Seller’s control or obtainable by Seller with the exercise of commercially reasonable efforts, and shall permit Buyer, its Affiliates or its designated representative to inspect Seller’s records with respect to the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (unless a Default or an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), and to make copies of extracts of any and all thereof, subject to the terms of any confidentiality agreement between Buyer and Seller. In connection therewith, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its properties, and (iii) discuss Seller’s business and affairs with its officers. Prior to the occurrence and continuance of a Default or an Event of Default, Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business. In addition, Seller shall make a representative available to Buyer every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.

(g)            Seller shall promptly notify Buyer of any change in the information provided in the Beneficial Ownership Certification delivered to Buyer that would result in a change to the list of beneficial owners identified therein.

(h)            If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related necessary transfer documents, to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property are paid or distributed in respect of the Purchased Assets and received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i)             At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller shall (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may reasonably request). If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.

(j)             Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i)            Within fifteen (15) calendar days after each month-end, a monthly reporting package substantially in the form of Exhibit III-A attached hereto (the “Monthly Reporting Package”);

(ii)           Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached hereto (the “Quarterly Reporting Package”);

(iii)          Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached hereto (the “Annual Reporting Package”); and

(iv)          Upon Buyer’s request:

(A)           copies of Seller’s and Guarantor’s Federal Income Tax returns, if any, as and if requested by Buyer in response to an external audit; and

(B)            such other information regarding the financial condition, operations or business of Seller, Guarantor or any Mortgagor in respect of a Purchased Asset as Buyer may reasonably request.

Notwithstanding anything to the contrary in Article 12, if Seller fails to deliver the complete Monthly Reporting Package described above as a result of the failure of the related borrower to deliver any information for the related time period as required by the underlying loan documents, then Buyer shall have the right to draw an adverse inference from the information not provided in Buyer’s determination of Market Value; provided, however, that Seller shall have a period of seven (7) calendar days from the date of delivery of the incomplete Monthly Reporting Package to provide any missing information prior to Buyer sending a Margin Deficit Notice in connection with such adverse inference.

(k)            Seller shall and shall cause Guarantor to at all times (i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof, (ii) comply with all contractual obligations, (iii) comply in all material respects with all Requirements of Law (including, without limitation, Environmental Laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller and Guarantor or any of its assets and (iv) do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents that govern the Purchased Assets).

(l)             Seller shall and shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP. Seller will maintain records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by Seller for its own account.

(m)           Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all actual costs, fees and expenses required to be paid by it, under the Transaction Documents, including but not limited to the Structuring Fee, Exit Fees and the Extension Fees. Seller will continue to be a disregarded entity for U.S. federal income tax purposes. Seller shall pay and discharge all Taxes on its assets and on the Purchased Items except for Taxes that are not yet due and payable, and any such Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(n)           Seller shall advise Buyer in writing of the opening of any new chief executive office, principal office or place of business or of the closing of any such office of Seller, Pledgor or Guarantor and of any change in Seller’s, Pledgor’s or Guarantor’s name or jurisdiction of organization not less than thirty (30) days prior to taking any such action. Seller shall not (A) change its organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from its location as of the Purchase Date or the places where the books and records pertaining to the Purchased Assets are held unless, in each case, Seller has given Buyer notice thereof, not less than fifteen (15) Business Days prior to taking any such action, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days’ prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.

(o)            In the event that Seller, Repo Servicer, Primary Servicer or any other servicer as applicable, fails to deposit all Income or other amounts when due as required by the provisions of this Agreement, the related Servicing Agreement and/or the related Servicer Notice, as applicable, Seller shall, within two (2) Business Days of written notice thereof or otherwise becoming aware thereof, cure such failure by depositing (or causing to be deposited) all such Income or other amounts into the Depository Account or as otherwise directed by Buyer in writing.

(p)            Seller shall not cause or permit any Change of Control without the prior written consent of Buyer in its sole and absolute discretion.

(q)           Seller shall cause each servicer of a Purchased Asset to provide to Buyer and to the Custodian via electronic transmission, promptly upon request by Buyer a Servicing Tape for the month (or any portion thereof) prior to the date of Buyer’s request; provided that, to the extent any servicer does not provide any such Servicing Tape, Seller shall prepare and provide to Buyer and the Custodian via electronic transmission a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape; provided, further, that regardless of whether Seller at any time delivers any such remittance report, Seller shall at all times use commercially reasonable efforts to cause each servicer to provide each Servicing Tape in accordance with this Article 11(q).

(r)            Seller’s and Pledgor’s organizational documents shall at all times include the following provisions: (a) at all times there shall be, and Seller or Pledgor, as applicable, shall cause there to be, at least one (1) Independent Director; (b) Seller or Pledgor, as applicable, shall not, without the unanimous written consent of its board of directors including the Independent Director, take any Material Action; (c) no Independent Director may be removed or replaced without Cause and unless Seller or Pledgor, as applicable, provides Buyer with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; and provided further, that any removal or replacement shall not be effective until the replacement Independent Director has accepted his or her appointment; (d) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Delaware Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of Seller or Pledgor, as applicable, including its creditors in acting or otherwise voting with respect to a Material Action; (e) except for duties to Seller or Pledgor, as applicable, as set forth in clause (d) above (including duties to its equity owners and its creditors solely to the extent of their respective economic interests in Seller or Pledgor, as applicable, but excluding (i) all other interests of the equity owners, (ii) the interests of other Affiliates of Seller or Pledgor, as applicable, and (iii) the interests of any group of Affiliates of which Seller or Pledgor, as applicable, is a part), the Independent Director shall not have any fiduciary duties to any Person bound by its organizational documents; (f) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (g) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware Act, an Independent Director shall not be liable to Seller or Pledgor, as applicable, or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. “Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in the organizational documents of Seller or Pledgor, as applicable, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

(s)            Each of Seller, Pledgor and REO Pledgor has not and will not, except in connection with the obligations contemplated under the Transaction Documents:

(i)            engage in any business or activity other than the entering into and performing its obligations under the Transaction Documents, servicing certain assets or loans and activities incidental thereto;

(ii)           acquire or own any assets other than (x) for Seller, (A) the Purchased Assets, and (B) such incidental personal property related thereto and (y) for Pledgor, (A) 100% equity interests in Seller, (B) in the case of REO Pledgor, its LLC Equity Interests in REO Holders and (C) such incidental personal property related thereto;

(iii)          merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)          (A) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable laws of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case without the prior written consent of Buyer;

(v)          own any subsidiary (other than Seller, with respect to Pledgor, and other than, in the case of REO Pledgor, owning any REO Holder in accordance with the terms of this Agreement), or make any investment in, any Person;

(vi)          commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(vii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the debt incurred pursuant to this Agreement and the other Transaction Documents and unsecured trade debt in an unpaid amount less than $250,000;

(viii)        fail to maintain its records and books of account (in which complete entries will be made in accordance with GAAP consistently applied), bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Seller’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Seller from such Affiliate and that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Seller’s assets, liabilities and net worth shall also be listed on Seller’s own separate balance sheet;

(ix)          except for capital contributions or capital distributions permitted under the terms and conditions of Seller’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Seller, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)           maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person and not maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(xi)          assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person (except as contemplated by the Transaction Documents) or hold out its credit or assets as being available to satisfy the obligations of any other Person or enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(xii)         make any loans or advances to any Person, or own any stock or securities of, any Person, other than, in the case of REO Pledgor, its LLC Equity Interest in REO Holders;

(xiii)        fail to (A) file its own income and other material tax returns separate from those of any other Person, except to the extent Seller is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Requirements of Law, and (B) pay any income and other material taxes required to be paid under applicable law; provided, however, that Seller shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Seller;

(xiv)        fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;

(xv)         fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xvi)        if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of Seller, including, without limitation, the Independent Director, take any Material Action;

(xvii)       fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;

(xviii)      fail to remain solvent or pay its own liabilities only from its own funds; provided that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(xix)         acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, other than, in the case of REO Pledgor, its LLC Equity Interest in REO Holders;

(xx)          have any employees;

(xxi)         fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxii)        have any of its obligations guaranteed by an Affiliate, except for the Guarantee Agreement;

(xxiii)       identify itself as a department or division of any other Person;

(xxiv)      acquire obligations or securities of its members or any Affiliates (other than Seller, with respect to Pledgor);

(xxv)        buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities or the Purchased Assets); or

(xxvi)      in the case of REO Pledgor, permit any REO Holder to own any assets other than the REO Property owned by such REO Holder on the Purchase Date for the applicable REO Mortgage Loan related to an LLC Equity Interest, or permit any REO Holder to fail to comply with the special purpose entity provisions of its limited liability company agreement.

(t)             With respect to each Eligible Asset to be purchased hereunder, Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(u)           Seller shall obtain estoppels and agreements reasonably acceptable to Buyer for each Purchased Asset that is subject to a ground lease.

(v)           Seller shall be solely responsible for the fees and expenses of the Custodian, Depository and each servicer (including, without limitation, the Primary Servicer and the Repo Servicer) of any or all of the Purchased Assets; provided, that Seller shall have no liability for any such fees incurred from and after the date on which Buyer or its nominee or designee or any third party takes title to, or ownership of (free and clear of any repurchase or redemption rights of Seller or obligations of Buyer under this Agreement) the related Purchased Assets following Buyer’s exercise of remedies under this Agreement following an Event of Default.

(w)           Seller shall notify Buyer in writing of any event or occurrence that could be reasonably determined to cause Guarantor to breach any of the covenants contained in paragraph 9 of the Guarantee Agreement.

(x)            With respect to each Purchased Asset, Seller shall take all action necessary or required by the Transaction Documents, Purchased Asset Documents and applicable Requirement of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the related Purchase Agreement and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under the related Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations. Seller shall not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien on any Purchased Asset to or in favor of any Person other than Buyer. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or any Servicing Agreement which amendment, modification, waiver or termination (i) relates to the Purchased Assets, (ii) with respect to any such provision of a Servicing Agreement, such amendment, modification, waiver or termination is not in accordance with the requirements set forth in the Servicer Notice related thereto or (iii) materially and adversely affects Seller or any rights of Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(y)            With respect to any Purchased Asset that is an REO Mortgage Loan, Seller shall cause REO Pledgor, in accordance with the related LLC Agreement, to cause any Income, payments, sale proceeds, distributions and other amounts relating to, or owing in respect of, any LLC Equity Interest (including, without limitation, any Income relating to the REO Properties), to be deposited directly into the Depository Account. With respect to any Purchased Asset that is not an REO Mortgage Loan, Seller shall take commercially reasonable efforts to cause the Mortgagors under the Purchased Assets and all other applicable Persons, to deposit all Principal Proceeds in respect of such Purchased Assets into the Depository Account and all other income or other amounts in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income or other amounts, to be deposited directly into the related Clearing Account or Primary Servicing Account, as applicable, for further remittance by Servicer to the Depository Account. Seller (a) shall, and shall cause Primary Servicer and Repo Servicer to, comply with and enforce each Re-direction Letter, (b) shall not amend, modify, waive, terminate or revoke any such Re-direction Letter without Buyer’s consent, and (c) shall take all reasonable steps to enforce each applicable Re-direction Letter.  In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies.  If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.

(z)            Seller shall promptly notify Buyer of the occurrence of any of the following of which Seller has Knowledge, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(i)            a breach of any representation contained herein;

(ii)           any of the following: (A) with respect to any Purchased Asset or related Underlying Mortgaged Property, a material adverse change in Market Value, material loss or damage, material licensing or permit issues, violation of any Requirement of Law, violation of any Environmental Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow of any Underlying Mortgaged Property, and (B) with respect to Seller, a violation of any Requirement of Law or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(iii)          the existence of any Default or Event of Default under the Transaction Documents (with a copy of such notice to Buyer simultaneously delivered to Depository), or of any monetary default, material nonmonetary default or event of default under or related to any Purchased Asset;

(iv)          the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Asset; and

(v)           the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings before any Governmental Authority that (i) affects Seller, Guarantor, Pledgor or any Affiliate of Seller or Guarantor, a Purchased Asset or an Underlying Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Transaction, Purchased Asset or Purchased Asset Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

(aa)          If the aggregate outstanding Purchase Price of all Purchased Assets as of any date of determination exceeds the Maximum Facility Amount, Seller shall promptly, but in any event no later than five (5) Business Days after such occurrence, pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Maximum Facility Amount, unless otherwise agreed between Buyer and Seller in writing and subject to such approvals and additional documentation as Buyer may require in its sole discretion.

(bb)          With respect to each Participation Interest for which the related Underlying Mortgage Loan is not primarily serviced by Repo Servicer or Primary Servicer pursuant to the Repo Servicing Agreement or a Primary Servicing Agreement that has been approved by Buyer: (a) the related Underlying Mortgage Loan shall at all times be serviced pursuant to a servicing agreement in form and substance acceptable to Buyer, and (b) the servicer thereunder shall have signed and delivered a Servicer Notice in form and substance acceptable to Buyer. If any such servicing agreement with respect to any Underlying Mortgage Loan is terminated, then Seller shall, prior to or simultaneously with such termination, cause a new servicer acceptable to Buyer in its sole discretion to be approved and a new servicing agreement to be entered into with respect to such Underlying Mortgage Loan in form and substance acceptable to Buyer in its sole discretion.

(cc)          With respect to each LLC Equity Interest, Seller shall promptly provide, or cause REO Pledgor to provide, Buyer with copies of any notice, report, summary, document or other information received by Seller or REO Pledgor in connection with any LLC Equity Interest and related REO Property.

ARTICLE 12.
EVENTS OF DEFAULT; REMEDIES

(a)              Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)              Seller or Guarantor shall fail to repurchase (A) Purchased Assets upon the applicable Repurchase Date or (B) a Purchased Asset that is no longer an Eligible Asset in accordance with Article 12(c);

(ii)              Buyer shall fail to receive on any Remittance Date the accreted value of the Price Differential (less any amount of such Price Differential previously paid by Seller to Buyer) (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made); provided, however, if such failure is caused solely by a failure of the Depository to remit funds to Buyer, then one (1) time per calendar year, Seller shall be granted a grace period of one (1) Business Day to cure such missed payment;

(iii)            Seller or Guarantor shall fail to cure any Margin Deficit, to the extent such Margin Deficit equals or exceeds the Minimum Transfer Amount, in accordance with Article 4 of this Agreement;

(iv)            Seller or Guarantor shall fail to make any payment not otherwise addressed under this Article 12(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of the Pledge Agreement, or the Guarantee Agreement or any other Transaction Document, which failure is not remedied within five (5) Business Days of notice thereof;

(v)             Seller shall default in the observance or performance of its obligation in Article 7(e) hereof or any agreement contained in Article 10 of this Agreement and, such default shall not be cured within the earlier of (A) five (5) Business Days after notice by Buyer to Seller thereof or (B) Knowledge on the part of Seller of such breach or failure to perform;

(vi)            an Act of Insolvency occurs with respect to Seller, Pledgor or Guarantor or any Specified Affiliate of Guarantor;

(vii)           a Change of Control occurs;

(viii)          Seller or Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its obligations hereunder;

(ix)            the Custodial Agreement, the Pledge Agreement, the Guarantee Agreement, the Fee Letter, any Re-direction Letter, any Servicer Notice, any other Transaction Document (excluding any servicing or subservicing agreement that has expired according to its terms solely due to Buyer’s determination not to (or failure to) renew) or the Depository Account or a replacement therefor acceptable to Buyer shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller, Pledgor or Guarantor;

(x)             Seller or Guarantor shall be in default, beyond the applicable grace period in paying any amount or performing any obligation, under (i) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $500,000 with respect to Seller or $5,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is in excess of $500,000 with respect to Seller or $5,000,000, with respect to Guarantor; or (ii) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is in excess of $500,000 with respect to Seller or $5,000,000, with respect to Guarantor;

(xi)            Seller, Pledgor or Guarantor or any Specified Affiliates shall be in default beyond all applicable grace and/or cure periods under any Indebtedness of Seller, Pledgor or Guarantor or any Specified Affiliates, as applicable, to Buyer or any of its present or future Affiliates, which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness;

(xii)           (A) the assets of Seller or Guarantor shall constitute “plan assets” subject to Tittle I of ERISA or Section 4975 of the Code or Seller or Guarantor engage in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller, Guarantor or any ERISA Affiliate, (C) a “reportable event” (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which reportable event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, (E) Seller, Guarantor or any ERISA Affiliate shall, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (B) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiii)          either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets;

(xiv)          the failure of REO Pledgor to own and Control, of record and beneficially, directly the percentage of each class of outstanding Capital Stock of any REO Holder listed on Schedule III to the Fee Letter;

(xv)           an “Event of Default,” “Termination Event,” “Potential Event of Default” or other default or breach, however defined therein, occurs under any hedging transaction on the part of Seller, that is otherwise not cured within any applicable cure period thereunder or, if no cure period exists thereunder, which is not cured by Seller within three (3) Business Days after notice thereof;

(xvi)          any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension has a Material Adverse Effect in the determination of Buyer and that is not cured by Seller within fifteen (15) Business Days after Knowledge by Seller or Guarantor of such action or notice thereof from Buyer to Seller;

(xvii)         an REO Holder sells any REO Property prior to the Seller repurchasing the REO Mortgage Loan in full;

(xviii)        any representation (other than the representations and warranties of Seller set forth in Exhibit VI and Article 9(b)(x)(G)) made by Seller to Buyer shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated; provided that, other than with respect to a breach of any representation set forth in Articles 9(b)(vii), (x)(A) through (F), (xxvi), (xxx) or (xxxii), if Buyer determines in its sole discretion that such breach is capable of being cured, Seller shall have up to ten (10) Business Days to cure such breach following the earlier of notice thereof from Buyer and Seller’s Knowledge thereof;

(xix)           a final non-appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $500,000 or (b) rendered against Guarantor in an amount greater than $5,000,000, and remained undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;

(xx)            if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement, other than as specifically otherwise referred to in this Article 12(a), and such breach or failure to perform is not remedied within the earlier of five (5) Business Days after (A) delivery of notice thereof to Seller by Buyer, or (B)  Knowledge on the part of Seller of such breach or failure to perform; provided that, upon the request of Seller if Buyer determines in its sole discretion such default is not susceptible of cure within such five (5) Business Day period and Seller is actively and diligently pursuing a cure, Seller shall have such additional reasonable time to effectuate a cure, provided that the total period of time to effectuate such a cure shall not exceed thirty (30) calendar days in the aggregate;

(xxi)           the breach by Guarantor of any term or condition set forth in the Guarantee Agreement or of any representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by Guarantor or in any certificate furnished by Guarantor to Buyer pursuant to the provisions hereof or thereof or if any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished; provided that, no Event of Default under this clause (xxi) shall occur if such breach (other than a breach of the financial covenants set forth in Section 9(a) through Section 9(d) of the Guarantee Agreement) is susceptible to being cured, as determined by Buyer, is cured within ten (10) Business Days from the earlier to occur of (A) delivery of written notice thereof to Seller or Guarantor by Buyer and (B) Knowledge on the part of Guarantor of such breach or failure to perform;

(xxii)          the breach by Primary Servicer of any term or condition set forth in the Primary Servicing Agreement beyond any applicable grace and/or cure periods; provided that no Event of Default under this clause (xx) shall occur if (a) such breach is cured within (i) in the case of any monetary breach by Primary Servicer, two (2) Business Days and (ii) in the case of any other breach by Primary Servicer that is capable of being cured, ten (10) Business Days, in each case, from the earlier to occur of (x) written notice to Seller and (y) Knowledge on the part of Seller of such event and (b) the Primary Servicer is removed and replaced with a replacement Primary Servicer satisfactory to Buyer in its reasonable discretion within sixty (60) days of the date of such breach;

(xxiii)        Seller causes or directs Repo Servicer, Primary Servicer or any other servicer of any Purchased Asset to make a Material Modification without the consent of the Buyer as required under this Agreement and the related Purchased Asset Documents; provided that, any such Material Modification shall result in an Event of Default under this clause (xxiii) only if (A) Seller acts in bad faith in causing or directing such Person to make a Material Modification without Buyer consent; (B) Seller fails to provide written notice to Buyer of any modification that Seller does not consider a Material Modification prior to execution of any such modification; or (C) where Seller entered into a modification that Seller believed in good faith was not a Material Modification, and Seller fails to repurchase such Purchased Asset within five (5) Business Days following written notice from Buyer that such modification has been determined by Buyer to be a Material Modification;

(xxiv)        Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Transaction Documents shall require registration of Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller as an “investment company”;

(xxv)         a breach by Seller of the Minimum Purchased Asset Requirement and Seller does not timely exercise the Minimum Purchased Asset Cure;

(xxvi)        Seller or any servicer fails to deposit all Income and other amounts as required by the provisions of this Agreement when due, or the occurrence of an event of default under any Servicing Agreement; provided that, Seller shall not be under default under this Article 12(a)(xxiv) if (x) within two (2) Business Days of such failure, Seller has deposited such amount in the related account and (y) Seller engages a replacement Servicer, subject to a servicing agreement and servicer notice, if applicable, within sixty (60) days of such failure, in each case approved by Buyer its sole discretion.

(xxvii)       Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(b)           After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing, Buyer may exercise any or all rights or remedies it may have under the Transaction Documents or that may otherwise be available under applicable law, including, without limitation of the foregoing, the following rights and remedies:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller, Pledgor or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)           If Buyer exercises or is deemed to have exercised the option referred to in Article 12(b)(i) of this Agreement:

(A)           Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date; and

(B)            to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 12(b)(iii) of this Agreement); and

(C)            the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii)          Buyer may (A) immediately sell on a servicing released basis, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 12(b)(iii) shall be applied, (v) first, to the actual costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default (including, but not limited to, costs of cover and/or hedging transactions, if any), (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller.

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)          Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for (A) the amount (including in connection with the enforcement of this Agreement) of all actual losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default and (B) all actual costs incurred by Buyer in connection with hedging transactions in the event that Seller, from and after an Event of Default, takes any action to impede or otherwise affect Buyer’s remedies under this Agreement, in each case, absent the Buyer and/or its Affiliates’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgement.

(vi)         Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii)         Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)           in addition to the rights of Buyer pursuant to clause (b)(i) through (viii) above, Seller agrees that Buyer shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Purchased Asset sold by Buyer pursuant to this Agreement. Buyer, may, in its sole discretion, among other things, accept the first offer received, or decide to approach or not to approach any potential purchasers. Without in any way limiting Buyer’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, Seller hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale and hereby irrevocably waives any right to contest any such sale:

   (A)           Buyer conducts the foreclosure sale in the State of New York;

   (B)            The foreclosure sale is conducted in accordance with the laws of the State of New York;

        (C)            Immediately following delivery of a notice of foreclosure sale, Seller shall cooperate in all reasonable manners to provide Buyer and its representatives with full access to and all relevant financial information relating to the Purchased Assets;

        (D)           The foreclosure sale is conducted by an auctioneer licensed in the State of New York and is conducted in front of the New York Supreme Court located in New York City or such other New York State Court having jurisdiction over the Purchased Assets on any Business Day between the hours of 9 a.m. and 5 p.m. (New York time); and

        (E)            The notice of the date, time and location of the foreclosure sale is published in The New York Times or The Wall Street Journal (or such other newspaper widely circulated in New York, New York if such newspapers are no longer published) for seven (7) consecutive days prior to the date of the foreclosure sale; and Buyer sends notification of the foreclosure sale to Seller and all secured parties identified as a result of a search of the UCC financings statements in the filing offices located in the State of Delaware conducted not later than twenty (20) days and not earlier than thirty (30) days before such notification date.

(c)            If at any time Buyer determines that any Purchased Asset is not an Eligible Asset (for any reason other than being a Defaulted Asset except where a Specified Representation Breach has occurred), the related Transaction shall terminate and Seller shall repurchase such Purchased Asset within than five (5) Business Days after receiving notice or Seller becoming otherwise aware that such Purchased Asset is not an Eligible Asset as described above. Seller shall repurchase the affected Purchased Asset and Seller shall pay the applicable Repurchase Price for such Purchased Asset to Buyer by depositing such amount in immediately available funds at the direction of Buyer.

(d)            If on any day the applicable Facility Maximum Advance Rate has been exceeded for the related Defaulted Asset Concentration Ratio as of such date, then Seller shall, no later than the earlier of (i) forty-five (45) calendar days after such date of determination and (ii) the later of (A) the last Business Day of the calendar quarter in which the Defaulted Asset Concentration Ratio is so exceeded and (B) ten (10) Business Days after the date the Facility Maximum Advance Rate then-applicable was so exceeded for the related Defaulted Asset Concentration Ratio: (x) add one or more additional similarly sized Purchased Assets in accordance with the procedures and requirements set forth herein and subject to approval by Buyer in its sole discretion and/or (y) effect a repurchase in whole or in part of one or more Purchased Assets in such amounts and proportions as determined by Buyer in its sole discretion exercised in good faith such that, after giving effect to the purchases and/or repurchases described in clauses (x) and (y) above the weighted average Advance Rate of all Purchased Assets is less than the Maximum Facility Advance Rate that corresponds to the Defaulted Asset Concentration Limit, as revised based on the purchases and/or repurchases effected as described in clauses (x) and (y) above.

(e)            If at any time the Defaulted Asset Concentration Ratio equals or exceeds the Defaulted Asset Concentration Limit Seller shall effect the Defaulted Asset Repurchase Requirement.

ARTICLE 13.
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction (including any Future Funding Transaction) hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 14.
RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 15.
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 15. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 15. A party receiving a notice that does not comply with the technical requirements for notice under this Article 15 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 16.
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 17.
NON-ASSIGNABILITY

(a)            Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void. Buyer may, without consent of Seller, sell participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement to one or more banks, financial institutions or other entities (“Participants”). Buyer may, at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement; provided, that, so long as no Event of Default has occurred and is continuing, Buyer shall not participate, assign, sell or otherwise transfer all or any portion of its rights and obligations under the Transaction Documents or all or any part of its rights or its interests in the Purchased Assets to any Prohibited Transferee; provided, further however, that (1) Buyer shall provide Seller a notice of any assignment to any Assignee (other than governmental agencies) which (A) is a transfer of the entire remaining interest of Buyer (identified as of the date of this Agreement without reference to the successors or assigns (the “Initial Buyer”)) under this Agreement or (B) constitutes a transfer of the Initial Buyer’s control and authority over its material rights under this Agreement (including the unilateral ability to determine the Market Value of Purchased Assets). Seller agrees to, and to cause Guarantor to, reasonably cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale, which shall be, so long as no Default or Event of Default has occurred or is continuing, at Buyer’s sole expense. Seller agrees that each Participant shall be entitled to its pro rata share of the benefits of Article 3(j), Article 3(k), and Articles 3(p) through (u) (subject to the requirements and limitations therein, including the requirements under Article 3(t) (it being understood that the documentation required under Article 3(t) shall be delivered to the participating Buyer)) to the same extent as if it were an Assignee and had acquired its interest by assignment pursuant to this Article 17(a); provided that such Participant (A) agrees to be subject to the provisions of Article 3(w) as if it were an Assignee under this Article 17(a), and (B) shall not be entitled to receive any greater payment under Article 3(k), Article 3(p), or Article 3(s), with respect to any participation, than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, in any case which occurs after the Participant acquired the applicable participation.  Each Buyer that sells a participation agrees, at Seller’s request and expense, to use reasonable efforts to cooperate with Seller to effectuate the provisions of Article 3(w) with respect to the applicable Participant.

(b)           Title to all Purchased Assets and Purchased Items shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets, subject to Seller’s rights as expressly set forth under this Agreement. Nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise selling, pledging, repledging or transferring the Purchased Assets and Purchased Items to any Person other than, while an Event of Default has occurred and is continuing, a Prohibited Transferee, or, hypothecating, or rehypothecating the Purchased Assets and Purchased Items to any governmental entity (including, without limitation, a Federal Reserve Bank or a Federal Home Loan Bank), all on terms that Buyer may determine in its sole discretion; provided, however, that Buyer shall transfer the Purchased Assets to Seller on the applicable Repurchase Date free and clear of any pledge, lien, security interest, encumbrance, charge or other adverse claim on any of the Purchased Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Purchased Items transferred to Buyer by Seller.

(c)            Buyer, acting for this purpose as an agent of Seller, shall maintain at one of its offices a register for the recordation of the names and addresses of Buyer, and the percentage of the rights and obligations under this Agreement owing to, Buyer and each Transferee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, Buyer, and each Transferee shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer or Transferee, as applicable, hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior notice; provided that Buyer shall have no obligation to disclose all or any portion of the Register regarding Participants (including the identity of any Participant or any information relating to a Participant’s beneficial interest in this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such beneficial interest in this Agreement or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). No sale, assignment, transfer or participation pursuant to this Article 17 shall be effective until reflected in the Register. The parties intend that any interest in or with respect to the Purchased Assets or in any other interests under this Agreement are treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions) including without limitation under Section 5f.103-1(c) of the United States Treasury Regulations and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

(d)            Notwithstanding anything to the contrary, Buyer shall not assign its rights or create participations or similar ownership interest in the Transaction Documents in a manner that would cause the Seller, the Purchased Assets or any portion of the Purchased Assets to be a “taxable mortgage pool” (as defined in Section 7701(i) of the Code).

ARTICLE 18.
GOVERNING LAW

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

ARTICLE 19.
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 20.
USE OF EMPLOYEE PLAN ASSETS

(a)            If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)           Subject to the last sentence of subparagraph (a) of this Article 20, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)            By entering into a Transaction or a related Future Funding Transaction pursuant to this Article 20, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

ARTICLE 21.
INTENT

(a)            The parties intend and recognize that each Transaction (including any Future Funding Transaction) is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction and/or Future Funding Transaction or the term of such Transaction and/or Future Funding Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction and/or Future Funding Transaction would render such definition inapplicable). The parties intend (a) for each Transaction (including any Future Funding Transaction) to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 741 of the Bankruptcy Code, (b) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that each party (for so long as each is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement,” including (x) the rights, set forth in Article 12 (with respect to Buyer) and Seller’s option to declare an early Repurchase Date upon the occurrence of an Act of Insolvency with respect to Buyer, and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 12 and in Sections 362(b)(6), 362 (b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code.

(b)           It is understood that (i) either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions and/or Future Funding Transactions hereunder or to exercise any other remedies pursuant to Article 12 hereof and (ii) Seller’s option to declare an early Repurchase Date upon the occurrence of an Act of Insolvency with respect to Buyer is, in each case, a contractual right to accelerate, terminate or liquidate this Agreement or the Transactions (including any related Future Funding Transactions) as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions and Future Funding Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c)           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction and Future Funding Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)           Each party hereto hereby further agrees that it shall not challenge the characterization of (i) this Agreement or any Transaction or Future Funding Transaction as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” or (ii) each party as a “repo participant” within the meaning of the Bankruptcy Code except insofar as the type of Asset subject to the Transactions and/or Future Funding Transactions or, in the case of a “repurchase agreement,” the term of the Transactions and/or Future Funding Transactions, would render such definition inapplicable.

(e)           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction and Future Funding Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f)            It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g)           The parties intend that, for U.S. federal, state and local income and franchise tax purposes and for accounting purposes, (i) each Transaction and Future Funding Transaction constitutes a financing, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes and (ii) no Transaction or Transactions gives rise to or results in treatment of Seller or any Transaction or Transactions as a taxable mortgage pool (as defined in Section 7701(i) of the Internal Revenue Code). Unless prohibited by applicable law, Seller and Buyer shall treat the Transactions and Future Funding Transactions as described in the preceding sentence (including on any and all filings with any U.S. federal, state, or local taxing authority and agree not to take any action inconsistent with such treatment).

ARTICLE 22.
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)           in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c)            in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)           in the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 23.
CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)            Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)            To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)            The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(d)            EACH OF SELLER AND BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO (I) A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER AND (II) ASSERT ANY CLAIM AGAINST THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER.

ARTICLE 24.
NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)            It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)            It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)            It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)            It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e)            It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25.
INDEMNITY

Seller hereby agrees to indemnify Buyer, each Assignee, Buyer’s Affiliates and each of Buyer’s, such Assignee’s and any such designee’s or Affiliate’s respective officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, fraud or willful misconduct of any such Indemnified Party, as determined by final, non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, fraud or willful misconduct of any such Indemnified Party, as determined by final, non-appealable judgment of a court of competent jurisdiction. In any suit, proceeding or action brought by any Indemnified Party in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense (including attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable costs and out-of-pocket expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 26 and Article 3 (including, without limitation, all Pre-Transaction Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason)) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the fees and disbursements of its counsel. Seller hereby acknowledges that the obligations of Seller hereunder are a recourse obligation of Seller. This Article 25 shall not apply with respect to Taxes other than any Taxes that represent Indemnified Amounts arising from any non-Tax claim.

ARTICLE 26.
DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer, Repo Servicer, any other servicer or sub-servicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all reasonable out-of-pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets during the term of this Agreement, which shall be paid by Seller to Buyer within five (5) days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Upon request from Seller, Buyer shall provide Seller with an estimate of the current amount of due diligence expenses incurred by Buyer. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees that Seller shall reimburse Buyer for any and all reasonable attorneys’ fees of outside counsel and reasonable, out-of-pocket costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

ARTICLE 27.
SERVICING

(a)            Each servicer of any Purchased Asset (including, without limitation, the Repo Servicer and the Primary Servicer) shall service the Purchased Assets for the benefit of Buyer and Buyer’s successors and assigns. Seller shall cause each such servicer (including, without limitation, the Repo Servicer and the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(d), no servicer (including, without limitation, the Repo Servicer and the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(d).

(b)           Seller agrees that Buyer is the owner of all Servicing Rights, servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement, the Repo Servicing Agreement or any other servicing and/or subservicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing and/or subservicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)            Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Primary Servicer, Repo Servicer or any other servicer or sub-servicer of the Purchased Assets (including, without limitation, Seller, in its capacity as servicer of the Purchased Assets), with or without cause, in each case without payment of any termination fee.

(d)           Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement or Repo Servicer pursuant to the Repo Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by a sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer. Seller shall cause all servicers other than the Repo Servicer (including, without limitation, the Primary Servicer) and sub-servicers engaged by Seller to execute the Servicer Notice with Buyer acknowledging Buyer’s ownership of the Purchased Assets and Servicing Rights and Buyer’s security interest and agreeing that each servicer and/or sub servicer shall immediately transfer all Income and other amounts with respect to the Purchased Assets to Buyer in accordance with this Agreement, the Servicing Agreement and the Servicer Notice, as applicable, and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including the Repo Servicer and Primary Servicer) or any sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer. Seller shall cause each Servicing Agreement (including the Repo Servicing Agreement) to be consistent with the terms of this Agreement and each Servicer (including the Repo Servicer) to comply with such terms.

(e)            The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(f)            For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Buyer.

(g)           Contemporaneously with the execution of this Agreement on the Closing Date, Buyer, Seller and Repo Servicer shall enter into the Repo Servicing Agreement.

ARTICLE 28.
MISCELLANEOUS

(a)            Seller hereby acknowledges and agrees that Buyer may either securitize or participate, syndicate or otherwise sell interests in the Transactions, any Transaction and/or any portion thereof (any such transaction, a “Secondary Market Transaction”). To the extent Buyer desires to implement any Secondary Market Transaction, Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense (including, without limitation, Buyer’s reasonable attorneys’ fees and costs and Seller’s reasonable attorneys’ fees of outside counsel and costs), to plan, structure, negotiate, implement and execute such Secondary Market Transaction; provided that such Secondary Market Transaction has no material adverse tax consequence on Seller or its direct or indirect owners. Seller hereby further acknowledges and agrees that (i) Buyer reserves the right to convert any Transaction or Transactions (or any portion thereof) at any time (including in connection with a Secondary Market Transaction) to components, pari passu financing or subordinate financing, including one or more tranches of preferred equity, subordinate debt, multiple notes, or participation interests, each subordinate to such loan (“Subordinate Financing”, and the senior portion of any such Subordinate Financing, the “Senior Tranche”), and (ii) any such Subordinate Financing shall have individual coupon rates that, when blended with the Senior Tranche in the aggregate, shall equal at all times the Price Differential. Seller acknowledges and agrees that the terms of any such Subordinate Financing will provide that a default under the Senior Tranche shall be a default under the respective Subordinate Financing. Seller consents to disclosure by Buyer or any of its Affiliates of the Purchased Assets, collateral therefor and Seller’s and its Specified Affiliates’ and/or principals’ operating and financial statements in connection with the servicing of any Purchased Assets and any Secondary Market Transaction.

(b)           All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(c)           This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(d)           The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e)            Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of outside accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer on demand all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Depository Account and registering the Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.

(f)            In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the Control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller thereof under the Transaction Documents or any other agreement, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Transaction Documents or any other agreement, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(g)           All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, (g) to the extent required to be included in the publicly filed financial statements or other public filings of such party or an Affiliate thereof and (h) to any actual or prospective Participant or Assignee that agrees to comply with this Article 28(g); provided, that, except with respect to the disclosures by Buyer under this Article 28(g), no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

(h)           Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i)            This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(j)            The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(k)            Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(l)            The following rules set forth in this paragraph apply to this Agreement unless the context requires otherwise. Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns permitted by the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer under the Transaction Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form. The Transaction Documents are the result of negotiations between the parties hereto, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties. No rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of the Transaction Documents or the Transaction Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference herein or in any other Transaction Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.

ARTICLE 29.
Recognition of the U.S. Special Resolution Regimes

(a)            In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the other Transaction Documents, and any interest and obligation in or under this Agreement and/or the other Transaction Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the other Transaction Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents were governed by the laws of the United States or a state of the United States.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER :

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Thomas N. Cassino
Name: Thomas N. Cassino
Title: Managing Director

SELLER :

LCMT Warehouse, LLC, a Delaware limited liability company

By:	/s/ James A. Briggs
Name: James A. Briggs
Title: Chief Financial Officer

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Custodial Delivery Certificate

EXHIBIT V	Form of Power of Attorney

EXHIBIT VI	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VII	Asset Information

EXHIBIT VIII	Purchase Procedures

EXHIBIT IX	Form of Bailee Letter

EXHIBIT X	Form of Margin Deficit Notice

EXHIBIT XI	Form of U.S. Tax Compliance Certificates

EXHIBIT XII	UCC Filing Jurisdictions

EXHIBIT XIII	Form of Future Funding Confirmation

EXHIBIT XIV	Form of Servicer Notice

EXHIBIT XV	Form of Release Letter

EXHIBIT XVI	Form of Covenant Compliance Certificate

EXHIBIT XVII	Form of Re-direction Letter

EXHIBIT XVIII	Future Funding Advance Procedures

ANNEX I

Names and Addresses for Communications Between Parties

Buyer:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

270 Park Avenue
New York, New York 10017
Attention:        Gisella Leonardis
Telephone:      (201) 273-5145

Telecopy:        (973) 206-6065

With copies to:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
270 Park Avenue, 4th Floor
New York, New York 10017
Attention:       Thomas Nicholas Cassino
Telephone:      (212) 834-5158
Telecopy:        (212) 834-6029

and

Winston & Strawn LLP
300 South Tryon Street
Charlotte, North Carolina 28202
Attention:       Aaron Benjamin
Telephone:      (704) 350-7784
Telecopy:        (704) 350-7700

Seller:

LCMT WAREHOUSE, LLC
c/o Lument Investment Management
10 W. Broad Street, 8th Floor
Columbus, Ohio 43215
Attention: Legal Department
Email: generalcounsel@lument.com

With copies to:

Dechert LLP
300 S Tryon St #800

Charlotte, NC 28202

Attention: John Timperio
Email: John.Timperio@dechert.com

and

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104

Attention: Jonathan Gaynor
Email: Jonathan.Gaynor@dechert.com

EXHIBIT I

CONFIRMATION STATEMENT
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which JPMorgan Chase Bank, National Association shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Master Repurchase Agreement, dated as of November 3, 2025 (the “Agreement”), between JPMorgan Chase Bank, NATIONAL ASSOCIATION (“Buyer”) and LCMT Warehouse, LLC, a Delaware limited liability company (“Seller”), on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	[____] [__], 20[_]
Purchased Assets:	[Name]: As identified on attached Schedule 1
Aggregate Principal Amount of Purchased Assets:	$[____]
Repurchase Date:
Purchase Price:	$[____]
Market Value[1]:	$[____]
Change in Purchase Price	$[____]
Pricing Rate:	one month [Term SOFR/Alternate Rate] plus ______%
Advance Rate:
Existing Mezzanine Debt: SOFR Floor/Alternate Rate Floor	[Yes/No] [__]%

Total Future Funding Obligations of Seller:

Future Funding Amount requested of Buyer (if any) (subject to Buyer’s approval in its sole discretion at the time of any such request by Seller):

Anticipated Timing of Future Funding Obligations:

Governing Agreements:

$[____] $[____] [____] As identified on attached Schedule 1

1 As of the Purchase Date only.

Requested Wire Amount:
Requested Fund Date:
Type of Funding:	[Table/Non-table]
Wiring Instructions:
Primary Servicer:[2] Name and address for communications:	Buyer:	JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017 Attention: Gisella Leonardis Telephone: (201) 273-5145 Telecopy: (973) 206-6065

2 Identify servicer performing loan-level servicing.

With a copy to:	JPMorgan Chase Bank, National Association 270 Park Avenue, 4th Floor New York, New York 10017
	Attention:	Mr. Thomas Nicholas Cassino
	Telephone:	(212) 834-5158
	Telecopy:	(212) 834-6029

Seller:

LCMT WAREHOUSE, LLC
c/o Lument Investment Management
10 W. Broad Street, 8th Floor
Columbus, Ohio 43215
Attention: Legal Department
Email: generalcounsel@lument.com

With copies to:

Dechert LLP
300 S Tryon St #800

Charlotte, NC 28202

Attention: John Timperio
Email: John.Timperio@dechert.com

and

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104

Attention: Jonathan Gaynor
Email: Jonathan.Gaynor@dechert.com

LCMT Warehouse, LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Assets:

Aggregate Principal Amount:

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

[SELLER TO PROVIDE]

Name	Specimen Signature

EXHIBIT III-A

MONTHLY REPORTING PACKAGE

The Monthly Reporting Package shall include, inter alia, the following:

•	A remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether there has been any material adverse change to the real property, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

•	A listing of all Purchased Assets reflecting the payment status of each Purchased Asset and any material changes in the financial or other condition of each Purchased Asset.

•	A listing of any existing Defaults, to the Knowledge of Seller.

•	All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.

EXHIBIT III-B

QUARTERLY REPORTING PACKAGE

The Quarterly Reporting Package shall include, inter alia, the following:

•	Consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory or regulatory requirements, in either case accompanied by a certificate substantially in the form attached hereto as Exhibit XVI to this Agreement (the “Covenant Compliance Certificate”), from a Responsible Officer of Guarantor or Seller, as applicable, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, and certified as being true and correct by a Covenant Compliance Certificate.

EXHIBIT III-C

ANNUAL REPORTING PACKAGE

The Annual Reporting Package shall include, inter alia, the following:

•	Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such year and statement of net assets as of the end of such year accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them.

EXHIBIT IV

FORM OF CUSTODIAL DELIVERY CERTIFICATE

On this [___] of [____], 20[_], LCMT WAREHOUSE, LLC, a [ ] [ ] (“Seller”) under that certain Uncommitted Master Repurchase Agreement, dated as of [____] [__], 20[__] (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“Buyer”) and Seller, does hereby deliver to Computershare Trust Company, National Association (“Custodian”), as custodian under that certain Custodial Agreement, dated as of [____] [__], 20[_] (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section 3 to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

[SIGNATURE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

LCMT Warehouse, LLC, a Delaware limited liability company

By:
Name:
Title:

Purchased Asset Schedule to Custodial Delivery

Purchased Assets

EXHIBIT V

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that LCMT Warehouse, LLC, a Delaware limited liability company (“Seller”), does hereby appoint JPMorgan Chase Bank, NATIONAL ASSOCIATION (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages, Participation Certificates and assignments of Participation Interests and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement, dated as of [____] [__], 20[_] (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent; provided that, prior to a Default or an Event of Default, Buyer shall exercise its rights under this Power of Attorney in a commercially reasonable manner. Capitalized terms used but not defined herein shall have the meanings given to them in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this [__] day of [____], 20[_].

[SIGNATURES ON THE FOLLOWING PAGE]

LCMT Warehouse, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT VI

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
SENIOR MORTGAGE LOAN (OTHER THAN A REO MORTGAGE LOAN)

1.	As applicable, each Purchased Asset is either a whole loan or a participation interest in a whole loan or an A-note interest in a whole loan. The sale of such Purchased Asset to Buyer or its designee does not require Seller to obtain any governmental or regulatory approval or consent that has not been obtained. It being understood that B-notes secured by the same Mortgage as a Senior Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior monetary liens encumbering the related Underlying Mortgaged Property. Seller has no Knowledge of any mezzanine debt related to the Underlying Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

2.	Such Purchased Asset is not 30 days or more delinquent in payment of principal and interest (without giving effect to any applicable grace period) and such Purchased Asset has not been 30 days or more (without giving effect to any applicable grace period in the related Mortgage Note) past due.

3.	Except with respect to the ARD Loans, which provide that the rate at which interest accrues thereon increases after the Anticipated Repayment Date, such Purchased Assets (exclusive of any default interest, late charges or prepayment premiums) is a fixed rate mortgage loan or floating rate mortgage loan with terms to maturity, at origination or as of the most recent modification, as set forth in the Purchased Asset Schedule.

4.	The information pertaining to such Purchased Asset set forth on the related Purchased Asset Schedule is true, correct and complete in all material respects as of the Purchase Date. Seller has delivered to Buyer a true and correct copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Material Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

5.	At the time of the assignment of such Purchased Asset to Buyer, Seller had good and marketable title to and was the sole owner and holder of, such Purchased Asset, free and clear of any pledge, lien, encumbrance or security interest (other than in favor of Buyer) and such assignment validly and effectively transfers and conveys all legal and beneficial ownership of such Purchased Asset to Buyer free and clear of any pledge, lien, charge, encumbrance, participation or security interest, any other ownership interests and other interests on, in or to such Purchased Asset. Seller has full right and authority to sell, assign and transfer such Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset (except as may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (any such law, “Enforcement Limitations”)), free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset subject to the rights and obligations of Seller pursuant to the Agreement.

6.	To the extent required under applicable law, Seller is authorized to transact and do business in the jurisdiction in which each Underlying Mortgaged Property related to such Purchased Asset is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset.

7.	In respect of such Purchased Asset, (A) the related Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico and (B) such Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

8.	Such Purchased Asset is secured by (or in the case of a Participation Interest, the Underlying Mortgage Loan is secured by) a Mortgage that establishes and creates a valid and subsisting first priority lien on the Underlying Mortgaged Property, free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests subject only to Permitted Encumbrances. Such Mortgage, together with any separate security agreement, UCC financing statement or similar agreement, if any, establishes and creates a first priority security interest in favor of Seller in all personal property owned by the Mortgagor that is used in, and is reasonably necessary to, the operation of the Underlying Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a UCC financing statement under the Uniform Commercial Code as in effect in the relevant jurisdiction, the proceeds arising from the Underlying Mortgaged Property and other collateral securing such Purchased Asset, subject only to Permitted Encumbrances. Each UCC financing statement, if any, filed with respect to personal property constituting a part of the Underlying Mortgaged Property and each UCC financing statement assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. There exists with respect to such Underlying Mortgaged Property an assignment of leases and rents provision, either as part of the related Mortgage or as a separate document or instrument, which establishes and creates a first priority security interest in and to leases and rents arising in respect of the Underlying Mortgaged Property subject only to Permitted Encumbrances. No person other than the related Mortgagor and the mortgagee owns any interest in any payments due under the related leases. The related Mortgage or such assignment of leases and rents provision provides for the appointment of a receiver for rents or allows the holder of the related Mortgage to enter into possession of the Underlying Mortgaged Property to collect rent or provides for rents to be paid directly to the holder of the related Mortgage in the event of a default beyond applicable notice and grace periods, if any, under the related Purchased Asset Documents. As of the origination date, there were no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). As of the Purchase Date, there are no mechanics’ or other similar liens or claims that have been filed for work, labor or materials affecting the Underlying Mortgaged Property that are or may be prior or equal in priority to the lien of the Mortgage, except those that are insured against pursuant to the applicable Title Policy (as defined below). No (a) Underlying Mortgaged Property secures any mortgage loan not represented on the related Purchased Asset Schedule, (b) such Purchased Asset is cross-defaulted with any other mortgage loan, other than a mortgage loan listed on the related Purchased Asset Schedule, or (c) such Purchased Asset is secured by property that is not an Underlying Mortgaged Property.

9.	The Purchased Asset Documents related to such Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Seller against such franchisor subject to any Enforcement Limitations, either directly or as an assignee of the originator. The Mortgage or related security agreement for such Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

10.	The related Mortgagor under such Purchased Asset has good and indefeasible fee simple or, with respect to those Purchased Assets described in clause (31) hereof, leasehold title to the Underlying Mortgaged Property comprising real estate subject to any Permitted Encumbrances.

11.	Seller has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer (as defined below) and irrevocably obligating the Title Insurer to issue such title insurance policy, a “marked up” title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by, or otherwise binding upon, the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Title Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the Underlying Mortgaged Property is located, covering the portion of each Underlying Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first lien in the original principal amount of the related Purchased Asset on the Mortgagor’s fee simple interest (or, if applicable, leasehold interest) in such Underlying Mortgaged Property comprised of real estate subject only to Permitted Encumbrances. Such Title Policy was issued in connection with the origination of the related Purchased Asset. No claims have been made under such Title Policy. Such Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of such Purchased Asset and its successors and/or assigns. No holder of the related Mortgage has done, by act or omission, anything that would, and Seller has no actual Knowledge of any other circumstance that would, impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (i) that the Underlying Mortgaged Property shown on the Survey is the same as the property legally described in the Mortgage, and (i) to the extent that the Underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

12.	The related Assignment of Mortgage and the related assignment of the assignment of leases and rents executed in connection with each Mortgage, if any, have been recorded in the applicable jurisdiction (or, if not recorded, have been submitted for recording or are in recordable form) and constitute the legal, valid and binding assignment of such Mortgage and the related assignment of leases and rents from Seller to Buyer (subject to any Enforcement Limitations). The endorsement of the related Mortgage Note by Seller constitutes the legal, valid, binding and enforceable (except as such enforcement may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)) assignment of such Mortgage Note, and together with such Assignment of Mortgage and the related assignment of assignment of leases and rents and other loan documents and participations, legally and validly conveys all right, title and interest in such Purchased Asset and (except in the case of an A-note, in which case it will only be subject to rights of the B-note holder in the Purchased Asset Documents) the Purchased Asset Documents to Buyer.

13.	The Purchased Asset Documents for such Purchased Asset (a) provide that such Purchased Asset is non-recourse except that the related Mortgagor and a guarantor that has assets other than equity in the Underlying Mortgaged Property that are not de minimis shall be liable for actual losses, liabilities, costs and damages arising from at least the following acts of the related Mortgagor and/or its affiliates: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents (subject to customary exclusions); and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the Underlying Mortgaged Property that are not de minimis), for actual losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to an event of default under the Purchased Asset Documents); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Underlying Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

14.	The Purchased Asset Documents for such Purchased Asset contain enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non judicial foreclosure, and there is no exemption available to the related Mortgagor that would interfere with such right of foreclosure except (i) any statutory right of redemption or (ii) any limitation arising under anti deficiency laws or by bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

15.	Each of the related Mortgage Notes and Mortgages are the legal, valid and binding obligations of the related Mortgagor named on the related Purchased Asset Schedule and each of the other related Purchased Asset Documents is the legal, valid and binding obligation of the parties thereto (subject to any non-recourse provisions or any Enforcement Limitations), enforceable in accordance with its terms, except as such enforcement may be limited by anti deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and except that certain provisions of such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but the inclusion of such provisions does not render any of the Purchased Asset Documents invalid as a whole, and such Purchased Asset Documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the principal rights and benefits afforded thereby.

16.	The terms of such Purchased Asset or the related Purchased Asset Documents, (including, in the case of a Participation Interest, the documents evidencing the Underlying Mortgage Loan) have not been altered, impaired, modified or waived in any material respect, except prior to the Purchase Date by written instrument duly submitted for recordation, to the extent required, and as specifically set forth by a document in the related Purchased Asset File delivered to Buyer prior to the Purchase Date.

17.	With respect to each Mortgage that is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and no fees or expenses are or will become payable to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor other than de minimis fees paid in connection with the full or partial release of the Underlying Mortgaged Property or related security for such Purchased Asset following payment of such Purchased Asset in full. The material terms of such Mortgage and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect, except, if applicable, as specifically set forth in a document in the related Purchased Asset File delivered to Buyer on or prior to the Purchase Date.

18.	Such Purchased Asset has not been satisfied, canceled, subordinated, released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

19.	Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither such Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, including, without limitation, any valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Senior Mortgage Loan, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any related Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto. None of the related Purchased Asset Documents provides for a release of a portion of the Underlying Mortgaged Property from the lien of the Mortgage except upon payment or defeasance in full of all obligations under the Mortgage, provided that, notwithstanding the foregoing, certain of the Purchased Assets may allow partial release (a) upon payment or defeasance of an allocated loan amount which may be formula based, but in no event less than 125% of the allocated loan amount, or (b) in the event the portion of the Underlying Mortgaged Property being released was not given any material value in connection with the underwriting or appraisal of the related Purchased Asset.

20.	There is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or, by Seller’s predecessors in interest with respect to such Purchased Asset; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach under the related Purchased Asset Documents. Such Purchased Asset has not been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

21.	The principal amount of such Purchased Asset stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date (except for certain amounts that were fully disbursed by the mortgagee, but escrowed pursuant to the terms of the related Purchased Asset Documents) and there are no future advances required to be made by the mortgagee under any of the related Purchased Asset Documents except as otherwise specified by Buyer and Seller in the related Confirmation. Any requirements under the related Purchased Asset Documents regarding the completion of any on-site or off-site improvements and to disbursements of any escrow funds therefor have been or are being complied with or such escrow funds are still being held. The value of the Underlying Mortgaged Property relative to the value reflected in the most recent Appraisal thereof is not materially impaired by any improvements that have not been completed. Seller has not, nor, have any of its agents or predecessors in interest with respect to such Purchased Assets, in respect of such Purchased Asset, directly or indirectly, advanced funds or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor other than (a) interest accruing on such Purchased Asset from the date of such disbursement of such Purchased Asset to the date which preceded by thirty (30) days the first payment date under the related Mortgage Note, and (b) application and commitment fees, escrow funds, points and reimbursements for fees and expenses, incurred in connection with the origination and funding of such Purchased Asset.

22.	Such Purchased Asset does not have capitalized interest included in its principal balance, or provides for any shared appreciation rights or other equity participation therein and no contingent or additional interest contingent on cash flow or, except for ARD Loans, negative amortization accrues or is due thereon.

23.	If such Purchased Asset is identified in the related Purchased Asset Schedule as an ARD, such Purchased Asset substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such Purchased Asset. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of such Purchased Asset or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in such Purchased Asset exercisable during the term of the mortgage loan, (i) such Purchased Asset’s interest rate will step up to an interest rate per annum as specified in the related Purchased Asset Documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the Excess Cash Flow collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all Excess Cash Flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related Mortgage Interest Rate on such Purchased Asset’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the Underlying Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

24.	If such Purchased Asset is identified in the related Purchased Asset Schedule as an ARD Loan with a hard lockbox requires that tenants at the Underlying Mortgaged Property shall (and such Purchased Asset identified in the related Purchased Asset Schedule as an ARD Loan with a springing lockbox requires that tenants at the Underlying Mortgaged Property shall, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date) make rent payments into a lockbox controlled by the holder of such Purchased Asset and to which the holder of the Purchased Asset has a first perfected security interest; provided, however, with respect to each ARD Loan that is secured by a multi-family property with a hard lockbox, or with respect to each ARD Loan that is secured by a multi-family property with a springing lockbox, upon the occurrence of a specified trigger event, including, but not limited to, the occurrence of the related Anticipated Repayment Date, tenants either pay rents to a lockbox controlled by the holder of the mortgage loan or deposit rents with the property manager who will then deposit the rents into a lockbox controlled by the holder of such Purchased Asset.

25.	The servicing and collection practices used by Seller and each originator in respect of such Purchased Asset and the terms of the related Purchased Asset Documents evidencing such Purchased Asset comply in all material respects with all applicable local, state and federal laws, and regulations and Seller and each originator has complied with all material requirements pertaining to the origination, funding and servicing of such Purchased Asset, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a Material Adverse Effect on the Purchased Asset and was in all material respects legal, proper and prudent, in accordance with Seller’s and each originator’s customary commercial mortgage servicing practices.

26.	The Underlying Mortgaged Property is, in all material respects, in compliance with, and is used and occupied in accordance with, all restrictive covenants of record applicable to such Underlying Mortgaged Property and applicable zoning laws and all inspections, licenses, permits and certificates of occupancy required by law, ordinance or regulation to be made or issued with regard to the Underlying Mortgaged Property governing the occupancy, use, and operation of such Underlying Mortgaged Property have been obtained and are in full force and effect, except to the extent (a) any material non-compliance with applicable zoning laws is insured by an ALTA lender’s title insurance policy (or binding commitment therefor), or the equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, the inability to restore the Underlying Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Underlying Mortgaged Property, or title insurance coverage has been obtained for such nonconformity, the failure to obtain or maintain such inspections, licenses, permits or certificates of occupancy does not materially impair or materially and adversely affect the use and/or operation of the Underlying Mortgaged Property as it was used and operated as of the date of origination of such Purchased Asset or the rights of a holder of the related Purchased Asset, or (b) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or are insured by applicable provisions of the Title Policy. In addition, any material non conformity with applicable zoning laws constitutes a legal non conforming use or structure that, in the event of casualty or destruction, may be restored or repaired to the full extent of the use or structure at the time of such casualty, and for which law and ordinance insurance coverage has been obtained in amounts consistent with the standards utilized by Seller.

27.	All (a) taxes, water charges, sewer rents, assessments or other similar outstanding governmental charges and governmental assessments that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), and that if left unpaid, would be, or might become, a lien on such Underlying Mortgaged Property having priority over the related Mortgage and (b) insurance premiums or ground rents that became due and owing prior to the Purchase Date in respect of the Underlying Mortgaged Property (excluding any related personal property), have been paid, or if any such items are disputed, an escrow of funds in an amount sufficient (together with escrow payments required to be made prior to delinquency) to cover such taxes and assessments and any late charges due in connection therewith has been established. As of the date of origination, the Underlying Mortgaged Property consisted of one or more separate and complete tax parcels. For purposes of this representation and warranty, the items identified herein shall not be considered due and owing until the date on which interest or penalties would be first payable thereon.

28.	None of the material improvements that were included for the purpose of determining the appraised value of the Underlying Mortgaged Property at the time of the origination of such Purchased Asset lies outside the boundaries and building restriction lines of such Underlying Mortgaged Property, except to the extent that they are legally nonconforming as contemplated by the representation in the last sentence of clause (26) above, and no improvements on adjoining properties encroach upon such Underlying Mortgaged Property, with the exception in each case of (a) immaterial encroachments that do not materially adversely affect the security intended to be provided by the related Mortgage or the use, enjoyment, value or marketability of such Underlying Mortgaged Property or (b) encroachments affirmatively covered by the related Title Policy or (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or are insured by applicable provisions of the Title Policy. With respect to such Purchased Asset, the property legally described in the Survey, if any (which may have been previously issued surveys accompanied by a certification of no change for the benefit of the title company), obtained for the Underlying Mortgaged Property for purposes of the origination thereof is the same as the property legally described in the Mortgage. Seller has no Knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report, those for which escrows or holdbacks were established at origination and those addressed in sub-clauses (a) and (b) of the preceding sentence.

29.	As of the date of the applicable engineering report (which was performed within 12 months prior to the Purchase Date) related to the Underlying Mortgaged Property and, as of the Purchase Date, the Underlying Mortgaged Property is either (i) in good repair, free and clear of any damage that would materially adversely affect the value of such Underlying Mortgaged Property as security for such Purchased Asset or the use and operation of the Underlying Mortgaged Property as it was being used or operated as of the origination date or (ii) escrows in an amount consistent with the standard utilized by Seller with respect to similar loans it holds for its own account have been established, which escrows will in all events be not less than 100% of the estimated cost of the required repairs. The Underlying Mortgaged Property has not been damaged by fire, wind or other casualty or physical condition (including, without limitation, any soil erosion or subsidence or geological condition), which damage has not either been fully repaired or fully insured, or for which escrows in an amount consistent with the standard utilized by Seller with respect to loans it holds for its own account have not been established.

30.	There are no proceedings pending or threatened in writing, for the partial or total condemnation of the Underlying Mortgaged Property.

31.	If such Purchased Asset is identified as being secured in whole or in part by a leasehold estate (a “Ground Lease”) (except with respect to any Purchased Asset also secured by the related fee interest in the Underlying Mortgaged Property), satisfy the following conditions:

i.	such Ground Lease or a memorandum thereof has been or will be duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; such Ground Lease, or other agreement received by the originator of such Purchased Asset from the ground lessor, provides that the interest of the lessee thereunder may be encumbered by the related Mortgage and does not restrict the use of the Underlying Mortgaged Property by such lessee, its successors or assigns, in a manner that would adversely affect the security provided by the Mortgage; as of the date of origination of such Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan), there was no material change of record in the terms of such Ground Lease with the exception of written instruments that are part of the related Purchased Asset File and there has been no material change in the terms of such Ground Lease since the recordation of the related Purchased Asset, with the exception of written instruments that are part of the related Purchased Asset File;

ii.	such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related fee interest and Permitted Encumbrances and such Ground Lease is, and shall remain, prior to any mortgage or other lien upon the related fee interest unless a nondisturbance agreement is obtained from the holder of any mortgage on the fee interest that is assignable to or for the benefit of the related lessee and the related mortgagee;

iii.	such Ground Lease or an estoppel or other agreement and the related Mortgage (taken together), provides that upon foreclosure of the related Mortgage or assignment of the Mortgagor’s interest in such Ground Lease in lieu thereof, the mortgagee under such Mortgage is entitled to become the owner of such interest upon notice to, but without the consent of, the lessor thereunder and, in the event that such mortgagee becomes the owner of such interest, such interest is further assignable by such mortgagee and its successors and assigns upon notice to such lessor, but without a need to obtain the consent of such lessor;

iv.	such Ground Lease is in full force and effect and no default of tenant or ground lessor was in existence at origination, or is currently in existence under such Ground Lease, nor at origination was, or is there any condition that, but for the passage of time or the giving of notice, would result in a default under the terms of such Ground Lease; either such Ground Lease or a separate agreement contains the ground lessor’s covenant that it shall not amend, modify, cancel or terminate such Ground Lease without the prior written consent of the mortgagee under such Mortgage (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to mortgagee and (ii) such default is curable by mortgagee as provided in the Ground Lease but remains uncured beyond the applicable cure period), and any amendment, modification, cancellation or termination of the Ground Lease without the prior written consent of the related mortgagee, or its successors or assigns is not binding on such mortgagee, or its successor or assigns;

v.	such Ground Lease or other agreement requires that the lessor thereunder will supply an estoppel and give written notice of any material default by the lessee to the mortgagee under the related Mortgage, provided that such mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease; and such Ground Lease or other agreement provides that no such notice of default and no termination of the Ground Lease in connection with such notice of default shall be effective against such mortgagee unless such notice of default has been given to such mortgagee and any related Ground Lease contains the ground lessor’s covenant that it will give to the related mortgagee, or its successors or assigns, any notices it sends to the Mortgagor;

vi.	either (i) the related ground lessor has subordinated its interest in the Underlying Mortgaged Property to the interest of the holder of such Purchased Asset (or in the case of a Participation Interest, the Underlying Mortgage Loan) or (ii) such Ground Lease or other agreement provides that (A) the mortgagee under the related Mortgage is permitted a reasonable opportunity to cure any default under such Ground Lease that is curable, including reasonable time to gain possession of the interest of the lessee under the Ground Lease, after the receipt of notice of any such default before the lessor thereunder may terminate such Ground Lease; (B) in the case of any such default that is not curable by such mortgagee, or in the event of the bankruptcy or insolvency of the lessee under such Ground Lease, such mortgagee has the right, following termination of the existing Ground Lease or rejection thereof by a bankruptcy trustee or similar party, to enter into a new ground lease with the lessor on substantially the same terms as the existing Ground Lease; and (C) all rights of the Mortgagor under such Ground Lease may be exercised by or on behalf of such mortgagee under the related Mortgage upon foreclosure or assignment in lieu of foreclosure;

vii.	such Ground Lease has an original term (or an original term plus one or more optional renewal terms that under all circumstances may be exercised, and will be enforceable, by the mortgagee or its assignee) that extends not less than 20 years beyond the stated maturity date of the related Purchased Asset (or in the case of a Participation Interest, of the Underlying Mortgage Loan);

viii.	under the terms of such Ground Lease and the related Mortgage and any estoppel delivered to Seller, taken together, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (IX))) will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property, with the mortgagee under such Mortgage or a financially responsible institution acting as trustee appointed by it, or consented to by it, or by the lessor having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent institutional lender), or to the payment in whole or in part of the outstanding principal balance of such Purchased Asset together with any accrued and unpaid interest thereon;

ix.	in the case of a total or substantial taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Mortgage Loan, together with any accrued interest;

x.	Seller has not received any written notice of default under or notice of termination of such ground lease; and

xi.	such Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller; such Ground Lease contains a covenant (or applicable laws provide) that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of such Underlying Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

32.	An Environmental Site Assessment meeting ASTM requirements conducted by a reputable environmental consultant relating to each Underlying Mortgaged Property and prepared no earlier than 12 months prior to the Purchase Date (each, an “ESA”) was obtained and reviewed by Seller in connection with the origination of such Purchased Asset and a copy is included in the Purchased Asset File.

33.	(A) There are no material and adverse circumstances or conditions with respect to or affecting the Underlying Mortgaged Property that would constitute or result in a material violation of any applicable Environmental Law, and the ESA did not reveal any known circumstance or condition that rendered the Underlying Mortgaged Property at the date of such ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation other than such Environmental Condition (i) (A) for which environmental insurance is maintained, or (B) that would require (x) any expenditure less than or equal to 5% of the outstanding principal balance of the mortgage loan to achieve or maintain compliance in all material respects with any Environmental Laws or (y) any expenditure greater than 5% of the outstanding principal balance of such applicable Senior Mortgage Loan to achieve or maintain compliance in all material respects with any Environmental Laws for which, in connection with this clause (y), adequate sums, but in no event less than 125% of the estimated cost as set forth in the ESA, were reserved in connection with the origination of the Purchased Asset and for which the related Mortgagor has covenanted to perform, or (ii) as to which the related Mortgagor or one of its affiliates is currently taking or required to take such actions, if any, with respect to such conditions or circumstances as have been recommended by the ESA or required by the applicable Governmental Authority, or (iii) as to which another responsible party not related to the Mortgagor with assets reasonably estimated by the originator at the time of origination to be sufficient to effect all necessary or required remediation identified in a notice or other action from the applicable Governmental Authority is currently taking or required to take such actions, if any, with respect to such regulatory authority’s order or directive, or (iv) as to which the conditions or circumstances identified in the ESA were investigated further and based upon such additional investigation, an environmental consultant recommended no further investigation or remediation, or (v) as to which a party with financial resources reasonably estimated to be adequate to cure the condition or circumstance that would give rise to such material violation provided a guarantee or indemnity to the related Mortgagor or to the mortgagee to cover the costs of any required investigation, testing, monitoring or remediation, or (vi) as to which the related Mortgagor or other responsible party obtained a “No Further Action” letter or other evidence reasonably acceptable to a prudent commercial mortgage lender that applicable federal, state, or local Governmental Authorities had no current intention of taking any action, and are not requiring any action, in respect of such condition or circumstance, or (vii) that would not require substantial cleanup, remedial action or other extraordinary response under any Environmental Laws reasonably estimated to cost in excess of 5% of the outstanding principal balance of such Purchased Asset.

34.	Since the delivery of the related Due Diligence Package (or as otherwise provided to Buyer), there has been no default or failure by Mortgagor or other underlying obligor under the Purchased Asset Documents with respect to any financial tests or covenants.

35.	The related Mortgage or other Purchased Asset Documents contain covenants on the part of the related Mortgagor requiring its compliance with any present or future federal, state and local Environmental Laws and regulations in connection with the Underlying Mortgaged Property. The related Mortgagor (or an affiliate thereof) has agreed to indemnify, defend and hold Seller, and its successors and assigns (or in the case of a Participation Interest, the lender of record), harmless from and against any and all actual out-of-pocket losses, liabilities, damages, penalties, fines, expenses and claims of whatever kind or nature (including attorneys’ fees of outside counsel and actual costs) imposed upon or incurred by or asserted against any such party resulting from a breach of the environmental representations, warranties or covenants given by the related Mortgagor in connection with such Purchased Asset.

36.	If such Purchased Asset is covered by environmental insurance, the related environmental insurance policy is in an amount equal to 125% of the outstanding principal balance of the related Purchased Asset and has a term ending no sooner than the date that is five years after the maturity date (or, in the case of an ARD Loan, the final maturity date) of the related Purchased Asset. All environmental assessments or updates that were in the possession of Seller and that relate to an Underlying Mortgaged Property as being insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier issuing such policy prior to the issuance of such policy.

37.	As of the date of origination of the related Purchased Asset, and, as of the Purchase Date, the Underlying Mortgaged Property is covered by insurance policies providing the coverage described below and the Purchased Asset Documents permit the mortgagee to require the coverage described below. All premiums with respect to the insurance policies insuring each Underlying Mortgaged Property have been paid in a timely manner or escrowed to the extent required by the Purchased Asset Documents, and Seller has not received any notice of cancellation or termination. The relevant Purchased Asset File contains the insurance policy required for such Purchased Asset or a certificate of insurance for such insurance policy. The Purchased Asset Documents require that the Underlying Mortgaged Property and all improvements thereon be covered by insurance policies providing (a) coverage in the amount of the lesser of full replacement cost of such Underlying Mortgaged Property and the outstanding principal balance of the related Purchased Asset (subject to customary deductibles) for fire and extended perils included within the classification “All Risk of Physical Loss” in an amount sufficient to prevent the Mortgagor from being deemed a co-insurer and to provide coverage on a full replacement cost basis of such Underlying Mortgaged Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; such policies contain a standard mortgagee clause naming mortgagee and its successor in interest as additional insureds or loss payee, as applicable; (b) business interruption or rental loss insurance in an amount at least equal to (i) 12 months of operations, with an extended indemnity for twelve (12) additional months after the Underlying Mortgaged Property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the Underlying Mortgaged Property; (c) flood insurance (if any portion of the improvements on the Underlying Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (“FEMA”), with respect to certain Purchased Assets and the Secretary of Housing and Urban Development with respect to other mortgage loans, as having special flood hazards) in an amount not less than amounts prescribed by FEMA; (d) workers’ compensation, if required by law; (e) commercial general liability insurance in an amount equal to not less than $1,000,000; all such insurance policies contain clauses providing they are not terminable and may not be terminated without thirty (30) days prior written notice to the mortgagee (except where applicable law requires a shorter period or except for nonpayment of premiums, in which case not less than ten (10) days prior written notice to the mortgagee is required). In addition, the related Purchased Asset Documents permit the related mortgagee to make premium payments to prevent the cancellation thereof and shall entitle such mortgagee to reimbursement therefor. Any insurance proceeds in respect of a casualty, loss or taking will be applied either to the repair or restoration of all or part of the Underlying Mortgaged Property or the payment of the outstanding principal balance of the related Purchased Asset together with any accrued interest thereon. The Underlying Mortgaged Property is insured by an insurance policy, issued by an insurer meeting the requirements of such Purchased Asset and having a claims-paying or financial strength rating of at least A:X from A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s. An architectural or engineering consultant has performed an analysis of each of the Underlying Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a return period of not less than 100 years, an exposure period of 50 years and a 10% probability of exceedence. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least A:X by A.M. Best Company or “A-” (or the equivalent) from S&P, Fitch or Moody’s. The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the Underlying Mortgaged Property is located.

38.	All escrow and reserve amounts required to be deposited by each Mortgagor at origination under the related Purchased Asset Documents have been deposited at origination and there are no deficiencies with regard thereto.

39.	Whether or not a Purchased Asset was originated by Seller, with respect to each Purchased Asset originated by Seller and each Purchased Asset originated by any Person other than Seller, as of the date of origination of the related Purchased Asset, and, with respect to each Purchased Asset originated by Seller and any subsequent holder of the Purchased Asset, as of the Purchase Date, there are no actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other Governmental Authority or agency now pending against or affecting the Mortgagor or guarantor under any Purchased Asset or any of the Underlying Mortgaged Properties that, if determined against such Mortgagor or such Underlying Mortgaged Property, would materially and adversely affect the value of such Underlying Mortgaged Property, the security intended to be provided with respect to the related Purchased Asset, the ability of such Mortgagor and/or the current use or operation of such Underlying Mortgaged Property to generate net cash flow to pay principal, interest and other amounts due under the related Purchased Asset, title to the Underlying Mortgaged Property, the validity or enforceability of the Mortgage, such guarantor’s ability to perform under the related guaranty; and there are no such actions, suits or proceedings threatened in writing against such Mortgagor.

40.	Such Purchased Asset complied at origination, in all material respects, with all of the terms, conditions and requirements of Seller’s and each originator’s underwriting standards and all laws and regulations applicable to such Purchased Asset and since origination, such Purchased Asset has been serviced in all material respects in a legal manner in conformance with Seller’s and each such originator’s servicing standards.

41.	The originator of such Purchased Asset or Seller has inspected or caused to be inspected each Underlying Mortgaged Property within the 12 months prior to the Purchase Date.

42.	The Purchased Asset Documents related to such Purchased Asset require the Mortgagor to provide the holder of such Purchased Asset with quarterly and annual operating statements, financial statements and quarterly (other than for single-tenant properties) rent rolls for Underlying Mortgaged Properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Senior Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Underlying Mortgaged Properties on a combined basis and (ii) for each Senior Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

43.	All escrow deposits and payments required by the terms of such Purchased Asset are in the possession, or under the control of Seller (or in the case of a Participation Interest, the servicer of the Underlying Mortgage Loan), and all amounts required to be deposited by the applicable Mortgagor under the related Purchased Asset Documents have been deposited, and there are no deficiencies with regard thereto (subject to any applicable notice and cure period). All of Seller’s interest in such escrows and deposits will be conveyed by Seller to Buyer hereunder.

44.	Each Mortgagor with respect to such Purchased Asset is an entity whose organizational documents or related Purchased Asset Documents provide that it is, and at least so long as such Purchased Asset is outstanding will continue to be, a Single Purpose Entity. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Senior Mortgage Loan with a principal balance as of the Purchase Date in excess of $5,000,000 provide that the Mortgagor is a Single Purpose Entity, and each Senior Mortgage Loan with a principal balance as of the Purchase Date of $20,000,000 or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, “Single Purpose Entity” shall mean a Person, other than an individual, whose organizational documents provide that it shall engage solely in the business of owning and operating the Underlying Mortgaged Property and that does not engage in any business unrelated to such property and the financing thereof, does not have any assets other than those related to its interest in the Underlying Mortgaged Property or the financing thereof or any indebtedness other than as permitted by the related Mortgage or other Purchased Asset Documents, and the organizational documents of which require that it have its own separate books and records and its own accounts, in each case that are separate and apart from the books and records and accounts of any other Person, except as permitted by the related Mortgage or other Purchased Asset Documents, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

45.	Such Purchased Asset contains a “due on sale” or equivalent clause, which provides for the acceleration of the payment of the unpaid principal balance of such Purchased Asset (or in the case of a Participation Interest, of the related mortgage loan) if, without the prior written consent of the holder of such Purchased Asset (or in the case of an A-note or a Participation Interest, of the holder of title to the Underlying Mortgage Loan), the property subject to the Mortgage, or any controlling interest therein, is directly or indirectly transferred or sold (except that it may provide for transfers by devise, descent or operation of law upon the death of a member, manager, general partner or shareholder of a Mortgagor and that it may provide for assignments subject to such Purchased Asset holder’s approval of transferee, transfers to affiliates, transfers to family members for estate planning purposes, transfers among existing members, partners or shareholders in Mortgagors, transfers of passive interests so long as the key principals or general partner retains control, transfers of worn out or obsolete personal property, furnishings, fixtures or equipment, or transfers occurring due to leases entered in accordance with the Purchased Asset Documents). The Purchased Asset Documents contain a “due on encumbrance” or equivalent clause, which provides for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if the property subject to the Mortgage or any controlling interest in the Mortgagor is further pledged or encumbered, unless the prior written consent of the holder of such Purchased Asset is obtained (except that it may provide for assignments subject to such Purchased Asset holder’s approval of transferee, transfers to affiliates or transfers of passive interests so long as the key principals or general partner retains control). The Mortgage requires the Mortgagor to pay, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, such fees, along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance all reasonable fees and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a “due on sale” or “due on encumbrance” clause or a defeasance provision. As of the Purchase Date, Seller holds no preferred equity interest in any Mortgagor and Seller holds no mezzanine debt related to such Underlying Mortgaged Property.

46.	If such Purchased Asset contains provisions for defeasance of mortgage collateral, the related Purchased Asset Documents require either (a) the prior written consent of, and compliance with the conditions set by, the holder of such Purchased Asset to any defeasance, or (b)(i) the replacement collateral consist of U.S. “government securities,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), in an amount sufficient to make all scheduled payments under the Mortgage Note when due (up to the maturity date for the related Purchased Asset, the Anticipated Repayment Date for ARD Loans or the date on which the Mortgagor may prepay the related Purchased Asset without payment of any prepayment penalty); (ii) the loan may be assumed by a Single Purpose Entity approved by the holder of the Purchased Asset; (iii) counsel provide an opinion that the trustee has a perfected security interest in such collateral prior to any other claim or interest; and (iv) such other documents and certifications as the mortgagee may reasonably require, which may include, without limitation, (A) a certification that the purpose of the defeasance is to facilitate the disposition of the mortgaged real property or any other customary commercial transaction and not to be part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages and (B) a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note when due. If such Purchased Asset contains provisions for defeasance, the related Purchased Asset Documents provide that, in addition to any cost associated with defeasance, the related Mortgagor shall pay, as of the date the mortgage collateral is defeased, all scheduled and accrued interest and principal due as well as an amount sufficient to defease in full the Purchased Asset. In addition, if the related Purchased Asset permits defeasance, then the Purchased Asset Documents provide that the related Mortgagor shall (x) pay all reasonable fees associated with the defeasance of the Purchased Asset and all other reasonable expenses associated with the defeasance, or (y) provide all opinions required under the related Purchased Asset Documents, including a REMIC opinion, and any applicable rating agency letters confirming that no downgrade or qualification shall occur as a result of the defeasance. If the Senior Mortgage Loan permits partial releases of the Underlying Mortgaged Property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the Underlying Mortgaged Property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption. If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Senior Mortgage Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity and the Mortgagor is required to deliver an opinion of counsel that Buyer has a perfected security interest in such collateral prior to any other claim or interest.

47.	In the event that such Purchased Asset is secured by more than one Underlying Mortgaged Property, then, in connection with a release of less than all of such Underlying Mortgaged Properties, an Underlying Mortgaged Property may not be released as collateral for the related Purchased Asset unless, in connection with such release, an amount equal to not less than 115% of the Allocated Loan Amount for such Underlying Mortgaged Property is prepaid or, in the case of a defeasance, an amount equal to 115% of the Allocated Loan Amount is defeased through the deposit of replacement collateral (as contemplated in clause (46) hereof) sufficient to make all scheduled payments with respect to such defeased amount, or such release is otherwise in accordance with the terms of the Purchased Asset Documents. With respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the Senior Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Senior Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Senior Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Senior Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Senior Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of an Underlying Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Senior Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award for any such taking may not be required to be applied to the restoration of the Underlying Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Senior Mortgage Loan.

In the case of any Senior Mortgage Loan originated after December 6, 2010, no such Senior Mortgage Loan that is secured by more than one Underlying Mortgaged Property or that is cross-collateralized with another Senior Mortgage Loan permits the release of cross-collateralization of the Underlying Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

48.	Each Underlying Mortgaged Property is owned in fee by the related Mortgagor, with the exception of (i) Underlying Mortgaged Properties that are secured in whole or in a part by a Ground Lease and (ii) out-parcels, and is used and occupied for commercial or multifamily residential purposes in accordance with applicable law.

49.	Neither Seller nor any affiliate thereof has any obligation to make any capital contributions to the related Mortgagor under the Purchased Asset. Such Purchased Asset was not originated for the sole purpose of financing the construction of incomplete improvements on the Underlying Mortgaged Property.

50.	If the related Mortgage or other Purchased Asset Documents provide for a grace period for delinquent monthly payments, such grace period is no longer than ten (10) days from the applicable payment date.

51.	The following statements are true with respect to the Underlying Mortgaged Property: (a) the Underlying Mortgaged Property is located on or adjacent to a dedicated road or has access to an irrevocable easement permitting ingress and egress and (b) the Underlying Mortgaged Property is served by public or private utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgaged Property is currently being utilized.

52.	None of the related Purchased Asset Documents contain any provision that expressly excuses the related Mortgagor from obtaining and maintaining insurance coverage for acts of terrorism and, in circumstances where terrorism insurance is not expressly required, the mortgagee is not prohibited from requesting that the related Mortgagor maintain such insurance, in each case, to the extent such insurance coverage is generally available for like properties in such jurisdictions at commercially reasonable rates. Each Underlying Mortgaged Property is insured by an “all-risk” casualty insurance policy that does not contain an express exclusion for (or, alternatively, is covered by a separate policy that insures against property damage resulting from) acts of terrorism.

53.	An Appraisal of the Underlying Mortgaged Property was conducted in connection with the origination of such Purchased Asset, and such Appraisal satisfied the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Purchased Asset was originated. The appraisal date is within six (6) months prior to the Senior Mortgage Loan origination date, and within twelve (12) months prior to the Purchase Date. The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s Knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Senior Mortgage Loan. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. The “as-is” value of the Underlying Mortgaged Property relative to the value reflected in the most recent Appraisal thereof is not materially impaired by an improvements that have not been completed.

54.	The Senior Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Senior Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Senior Mortgage Loan and (B) either: (a) such Senior Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Senior Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date or (ii) at the Purchase Date at least equal to 80% of the adjusted issue price of the Senior Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Senior Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Senior Mortgage Loan; or (b) substantially all of the proceeds of such Senior Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Senior Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Senior Mortgage Loan is included in a REMIC Trust, if the Senior Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Senior Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Senior Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. To the extent the Senior Mortgage Loan is included in a REMIC Trust, any prepayment premium and yield maintenance charges applicable to the Senior Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

55.	Seller has obtained a rent roll other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. Seller has obtained operating histories with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within one hundred eighty (180) days of the date of origination of the related Senior Mortgage Loan. The operating histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for Underlying Mortgaged Properties acquired with the proceeds of a Senior Mortgage Loan, operating histories may not have been available.

56.	Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 10% or greater direct or indirect ownership share in Mortgagor (i.e., the “Major Sponsors”). Seller and each originator (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least ten (10) years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last ten (10) years (clauses (1) and (2) above, collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the Knowledge of Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

57.	With respect to each Senior Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Senior Mortgage Loan, and to the Seller’s Knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Senior Mortgage Loan predominantly secured by a retail, office or industrial property, the Seller has received lease estoppels executed within 90 days of the origination date of the related Senior Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property or set of cross-collateralized properties that secure a Senior Mortgage Loan that is represented on the certified rent roll. To the Seller’s Knowledge, each lease represented on the certified rent roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to common area maintenance and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

58.	Such Senior Mortgage Loan is not cross-collateralized or cross-defaulted with any other Asset that is not subject to a Transaction.

59.	No advance of funds has been made by Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the Knowledge of Seller, indirectly for, or on account of, payments due on the Senior Mortgage Loan. Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under the Senior Mortgage Loan, other than contributions made on or prior to the Purchase Date.

60.	Seller and each originator has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination and/or acquisition of the Senior Mortgage Loan.

61.	Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction, except to the extent failure to be of record (e.g. “gap” coverage) is insured over by a Title Policy (as defined above) with respect to which the related Title Insurer has accepted liability, and which Title Policy inures to the benefit of Seller (through issuance or endorsement).

62.	If any letter of credit (excluding a letter of credit related to any tenant under its lease in an amount less than $100,000.00) was issued and is outstanding in connection with such Purchased Asset, Seller has delivered to Buyer the original of such letter of credit, together with any modifications, amendments or endorsements necessary to permit Buyer to draw upon such letter of credit.

63.	All representations and warranties in the Purchased Asset Documents related to such Purchased Asset are true and correct in all material respects, and there has been no adverse change with respect to such Purchased Asset, the related Mortgagor in respect thereof or the Underlying Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

64.	If such Purchased Asset is secured by a credit tenant lease, such credit tenant lease has the following properties:

(i)	The base rental payments due under the related credit tenant lease, together with any escrow payments held by Seller or its designee, are equal to or greater than the payments due with respect to the related Purchased Asset and are payable without notice or demand.

(ii)	Unless otherwise explicitly disclosed in the Due Diligence Package, the Mortgagor does not have any monetary obligations under the related credit tenant lease (other than indemnifying the related tenant for the related landlord’s gross negligence or intentional misconduct and maintaining in good condition and repairing the roof, structural and exterior portions of the related leased property, for which a reserve to cover any reasonably anticipated expenses has been established), and every other material monetary obligation associated with managing, owning, developing and operating the leased property, including, but not limited to, costs associated with utilities, taxes, insurance, maintenance and repairs is an obligation of the related tenant.

(iii)	Unless otherwise explicitly disclosed in the Due Diligence Package, the Mortgagor does not have any material nonmonetary obligations, the performance of which would involve a material expenditure of funds or the non-performance of which would entitle the tenant to terminate the related credit tenant lease under the related credit tenant lease, except for the delivery of possession of the leased property and the landlord’s obligation not to lease or otherwise permit the operation of properties in competition with the leased property by any other parties or entities under the control of the landlord and except for certain rights arising as a result of environmental contamination which existed as of the rent commencement date and any environmental contamination caused by third parties unrelated to tenant after the rent commencement date.

(iv)	Unless otherwise explicitly disclosed in the Due Diligence Package, the related tenant cannot terminate such credit tenant lease for any reason prior to the payment in full of: (a) the principal balance of the related Purchased Asset; (b) all accrued and unpaid interest on such Purchased Asset; and (c) any other sums due and payable under such Purchased Asset, as of the termination date, which date is a rent payment date, except for a material default by the related Mortgagor under the credit tenant lease or due to a casualty or condemnation event.

(v)	In the event the related tenant assigns or sublets the related leased property, such tenant (and if applicable, the related guarantor) remains primarily obligated under the related credit tenant lease.

(vi)	In connection with credit lease loans with respect to which a guaranty exists, the related guarantor guarantees the payment due (and not merely collection) under the related credit tenant lease and such guaranty, on its face, contains no conditions to such payment.

(vii)	No tenant under a credit lease loan and related documentation may exercise any termination right or offset or set-off right (other than abatement related to the existence of hazardous materials that materially interfere with the tenant’s use and occupancy) which shall be binding upon the related mortgagee without providing prior written notice of same to such mortgagee.

(viii)	Each tenant under each credit lease loan and related documentation is required to make all rental payments due under the applicable credit lease to the holder of the Purchased Asset (or an account controlled by such holder).\

(ix)	The loan documents relating to the Purchased Asset provide that the credit tenant lease cannot be modified without the consent of the holder of the Purchased Asset and none of the terms of the credit tenant lease has been impaired, waived, altered or modified in any respect since the origination of the Purchased Asset.

(x)	The leased property related to each credit lease loan is not subject to any other lease other than the related credit lease or any ground lease pursuant to which the related Mortgagor has acquired its interest in the respective leased property.

(xi)	In reliance on a tenant estoppel certificate and representations made by the tenant under the credit lease or representations made by the related Mortgagor under the loan documents relating to the Purchased Asset, as of the date of origination of each credit lease loan (1) each credit lease was in full force and effect, and no default by the related Mortgagor or any tenant had occurred under the credit lease, nor was there any existing condition which, but for the passage of time or the giving of notice, or both, would result in a default under the terms of the credit lease, and (2) each credit lease has a term ending on or after the maturity date (or anticipated repayment date) of the related credit tenant lease.

Defined Terms

As used in this Exhibit:

Dated:  The term “Allocated Loan Amount” shall mean, for each Underlying Mortgaged Property, the portion of principal of the related Purchased Asset allocated to such Underlying Mortgaged Property for certain purposes (including determining the release prices of properties, if permitted) under such Purchased Asset as set forth in the related loan documents. There can be no assurance, and it is unlikely, that the Allocated Loan Amounts represent the current values of individual Underlying Mortgaged Properties, the price at which an individual Underlying Mortgaged Property could be sold in the future to a willing buyer or the replacement cost of the Underlying Mortgaged Properties.

The term “Anticipated Repayment Date” shall mean, with respect to any Purchased Asset that is indicated on the Purchased Asset Schedule as having a Revised Rate, the date upon which such Purchased Asset commences accruing interest at such Revised Rate.

The term “Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.

The term “ARD Loan” shall mean any Purchased Asset that provides that if the unamortized principal balance thereof is not repaid on its Anticipated Repayment Date, such Purchased Asset will accrue Excess Interest at the rate specified in the related Mortgage Note and the Mortgagor is required to apply excess monthly cash flow generated by the Underlying Mortgaged Property to the repayment of the outstanding principal balance on such Purchased Asset.

The term “Environmental Site Assessment” shall mean a Phase I environmental report meeting the requirements of the American Society for Testing and Materials, and, if in accordance with customary industry standards a reasonable lender would require it, a Phase II environmental report, each prepared by a licensed third party professional experienced in environmental matters.

The term “Excess Cash Flow” shall mean the cash flow from the Underlying Mortgaged Property securing an ARD Loan after payments of interest (at the Mortgage Interest Rate) and principal (based on the amortization schedule), and (a) required payments for the tax and insurance fund and ground lease escrows fund, (b) required payments for the monthly debt service escrows, if any, (c) payments to any other required escrow funds and (d) payment of operating expenses pursuant to the terms of an annual budget approved by the servicer and discretionary (lender approved) capital expenditures.

The term “Excess Interest” shall mean any accrued and deferred interest on an ARD Loan in accordance with the following terms. Commencing on the respective Anticipated Repayment Date each ARD Loan (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Section 1001 of the Code, in the Purchased Assets exercisable during the term of the Purchased Asset) generally will bear interest at a fixed rate (the “Revised Rate”) per annum equal to the Mortgage Interest Rate plus a percentage specified in the related Purchased Asset Documents. Until the principal balance of each such Purchased Asset has been reduced to zero (pursuant to its existing terms or a unilateral option, as defined in Treasury Regulations under Section 1001 of the Code, in the Purchased Assets exercisable during the term of the mortgage loan), such Purchased Asset will only be required to pay interest at the Mortgage Interest Rate and the interest accrued at the excess of the related Revised Rate over the related Mortgage Interest Rate will be deferred (such accrued and deferred interest and interest thereon, if any, is “Excess Interest”).

The term “Mortgage Interest Rate” shall mean the fixed rate, or the formula applicable to determine the floating rate, of interest per annum that each Purchased Asset bears as of the Purchase Date.

The term “Permitted Encumbrances” shall mean:

I.	the lien of current real property taxes, water charges, sewer rents and assessments not yet delinquent or accruing interest or penalties;

II.	covenants, conditions and restrictions, rights of way, easements and other matters of public record acceptable to mortgage lending institutions generally and referred to in the related mortgagee’s title insurance policy;

III.	other matters to which like properties are commonly subject and which are acceptable to commercial mortgage lending institutions generally; and

IV.	the rights of tenants, as tenants only, whether under ground leases or space leases at the Underlying Mortgaged Property that together do not materially and adversely affect the related Mortgagor’s ability to timely make payments on the related Purchased Asset, which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, for the use currently being made, the operation as currently being operated, enjoyment, value or marketability of such Underlying Mortgaged Property, provided, however, that, for the avoidance of doubt, Permitted Encumbrances shall exclude all pari passu, second, junior and subordinated mortgages but shall not exclude mortgages that secure Purchased Assets that are cross-collateralized with other Purchased Assets.

The term “Revised Rate” shall mean, with respect to those Purchased Assets on the Purchased Asset Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Purchased Asset, as calculated and as set forth in the related Purchased Asset.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET THAT IS A
PARTICIPATION INTEREST

1.	The representations and warranties set forth in this Exhibit VI regarding Senior Mortgage Loans (other than paragraphs 5, 12 and 62 and the last sentence of paragraph 43 of the representations and warranties relating to Senior Mortgage Loans) shall be deemed incorporated herein with respect to each Underlying Mortgage Loan related to such Purchased Asset.

2.	The information set forth in the related Purchased Asset Schedule is complete, true and correct in all material respects. Seller has delivered to Buyer a true and correct copy of all related Purchased Asset Documents, which have not been amended, modified, supplemented or restated since the related date of origination except as such amendment, modification, supplement or restatement has been delivered to Buyer prior to the Purchase Date and, in the case of any Material Modification occurring on or after the related Purchase Date, with respect to which Buyer has provided prior written consent.

3.	There exists no material default, breach, violation or event of acceleration (and no event that, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Purchased Asset, in any such case to the extent the same materially and adversely affects the value of the Purchased Asset and the related underlying real property.

4.	Except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, neither the Purchased Asset nor any of the related Purchased Asset Documents is subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any such Purchased Asset Documents, or the exercise (in compliance with procedures permitted under applicable law) of any right thereunder, render any Purchased Asset Documents subject to any right of rescission, set-off, abatement, diminution, valid counterclaim or defense, including the defense of usury (subject to anti-deficiency or one form of action laws and to bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and no such right of rescission, set-off, abatement, diminution, valid counterclaim or defense has been asserted with respect thereto.

5.	The Purchased Asset Documents have been duly and properly executed by the originator of the Purchased Asset, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Purchased Asset is not usurious.

6.	The terms of the related Purchased Asset Documents have not been impaired, waived, altered or modified in any material respect (other than by a written instrument that is included in the related Purchased Asset File delivered to Buyer prior to the Purchase Date).

7.	The assignment of the Purchased Asset constitutes the legal, valid and binding assignment of such Purchased Asset from Seller to or for the benefit of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

8.	All representations and warranties in the Purchased Asset Documents and in the underlying documents for the commercial mortgage loan secured by a first lien on a multifamily or commercial property to which such Purchased Asset relates are true and correct in all material respects, and there has been no adverse change with respect to the Purchased Asset, the related Underlying Mortgage Loan, the related Mortgagor in respect thereof or the Underlying Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

9.	The servicing and collection practices used by Seller for such Purchased Asset have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Purchased Assets.

10.	Seller is not a debtor in any state or federal bankruptcy or insolvency proceeding.

11.	As of the Purchase Date, there is no payment default, giving effect to any applicable notice and/or grace period, and there is no other material default under any of the related Purchased Asset Documents, giving effect to any applicable notice and/or grace period; no such material default or breach has been waived by Seller or on its behalf or by Seller’s predecessors in interest with respect to such Purchased Asset; and no event has occurred that, with the passing of time or giving of notice would constitute a material default or breach; provided, however, that the representations and warranties set forth in this sentence do not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of any subject matter otherwise covered by any other representation or warranty made by Seller in this Exhibit VI. Such Purchased Asset has not been accelerated and no foreclosure or power of sale proceeding has been initiated in respect of the related Mortgage. Seller has not waived any material claims against the related Mortgagor under any non-recourse exceptions contained in the Mortgage Note.

12.	Such Purchased Asset has not been satisfied, canceled, subordinated (except to the senior mortgage loan from which the Purchased Asset is derived), released or rescinded, in whole or in part, and the related Mortgagor has not been released, in whole or in part, from its obligations under any related Purchased Asset Document.

13.	Each recordable Purchased Asset Document or related assignment thereof delivered by Seller to Buyer in connection with such Purchased Asset is in form and substance acceptable for recording in the applicable jurisdiction.

14.	Since the delivery of the related Due Diligence Package (or as otherwise provided to Buyer), there has been no change in the financial position of such Purchased Assets.

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ITEM THAT IS AN
LLC EQUITY INTEREST, REO PROPERTY RELATING TO ANY LLC EQUITY
INTEREST OR AN REO MORTGAGE LOAN

1.	Any LLC Equity Interest consists of equity interests in an REO Holder or the REO Pledgor, as applicable, issued by the REO Pledgor or the REO Pledgor’s parent, as applicable, pursuant the relevant LLC Agreement. The REO Pledgor is a Delaware limited liability company that is a bankruptcy-remote, special-purpose vehicle formed for the purpose of issuing the LLC Equity Interests in the REO Holders. The REO Pledgor was formed for the purpose of owning each REO Holder and each REO Holder was formed for the purpose of owning 100% of the fee simple interest in the related REO Property.

2.	Intentionally omitted.

3.	No consent or approval by any Person is required in connection with Buyer’s acquisition of any LLC Equity Interest other than consents and approvals that have been obtained and are in full force and effect, Buyer’s security interest in any LLC Equity Interest, Buyer’s exercise of any rights or remedies under the Agreement and/or the Purchased Asset Documents in respect of any LLC Equity Interest or for Buyer’s ownership, sale or other disposition of any LLC Equity Interest. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, assignment of voting rights with respect to any LLC Equity Interest, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies to Buyer or any participant or assignee of Buyer.

4.	Upon consummation of the purchase contemplated to occur in respect of any LLC Equity Interest on the related Purchase Date and for the REO Holders on each respective Purchase Date, Sellers will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to any LLC Equity Interest, free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature created by REO Pledgor or REO Pledgor’s parent, as applicable.

5.	Each LLC Equity Interest is a certificated security, within the meaning of Section 8-102(a)(4) of the UCC, in registered form, registered in the name of REO Pledgor (or, in the case of the LLC Equity Interest in REO Pledgor, in the name of its parent) and transferred and assigned to Buyer on the related Purchase Date.

6.	Sellers have delivered to Buyer or its designee each security certificate, within the meaning of Section 8-102(a)(16) of the UCC related to any LLC Equity Interest, which each such security certificate represents all of the issued and outstanding interest in the related REO Pledgor or REO Holder, as applicable, along with any and all certificates, assignments, and bond powers executed in blank, necessary to transfer such security certificate under the issuing documents of the Purchased Asset.

7.	No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment of any LLC Equity Interest by Sellers or, in connection with Buyer’s exercise of remedies following an Event of Default, any such transfer or assignment by Buyer.

8.	Each REO Holder has good, marketable and insurable fee simple title to the real property comprising the REO Property which it owns and good title to such REO Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Permitted Encumbrances in the aggregate would not be reasonably anticipated to not materially and adversely affect the value, operation or use of the applicable REO Property (as currently used). To Seller’s Knowledge, there are no claims for payment for work, labor or materials affecting the REO Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Transaction Documents.

9.	Each REO Holder and the REO Properties and the use thereof comply in all material respects with all applicable Requirements of Law, including, without limitation, building and zoning ordinances and codes. There has not been committed by any REO Holder or, to Seller’s Knowledge, any other Person in occupancy of or involved with the operation or use of any REO Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any REO Property or any part thereof. To Seller’s Knowledge, as of the Purchase Date, all improvements on the REO Property were in material compliance with all Requirements of Law.

10.	No Condemnation or other similar proceeding has been commenced or, to each REO Holder’s best Knowledge, is threatened or contemplated with respect to all or any portion of any REO Property or for the relocation of roadways providing access to any REO Property.

11.	Each REO Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such REO Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each REO Property are located either in the public right of way abutting such REO Property (which are connected so as to serve such REO Property without passing over other property) or in recorded easements serving such REO Property and such easements are set forth in and insured by the related Title Policy. All roads necessary for the use of each REO Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

12.	Seller has received an American Land Title Association (ALTA) lender’s title insurance policy as adopted in the applicable jurisdiction (the “Title Policy”) or a comparable form of lender’s title insurance policy or escrow instructions binding on a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the REO Property is located, covering the portion of each REO Property comprised of real estate subject only to Permitted Encumbrances. No claims have been made under such Title Policy. Such Title Policy is in full force and effect and all premiums thereon have been paid and will provide that the insured includes the owner of the REO Holder and its successors and/or assigns. Each Title Policy contains no exclusion for, or affirmatively insures (except for any REO Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that to the extent that the REO Property consists of two or more adjoining parcels, such parcels are contiguous.

13.	Each REO Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such REO Property.

14.	There are no pending or, to Seller’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting any REO Property, nor are there any contemplated improvements to any REO Property that may result in such special or other assessments.

15.	Each REO Holder has obtained and has delivered to Buyer certified copies of the insurance policies related to each REO Property. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such insurance policy, and no REO Holder nor any other Person, has done, by act or omission, anything which would impair the coverage of any such insurance policy.

16.	Each REO Property is used exclusively for the purposes contemplated in each Purchased Asset File and other appurtenant and related uses.

17.	All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, hospitality licenses, liquor licenses and gaming licenses required for the legal use, occupancy and operation of each REO Property, as applicable, have been obtained and are in full force and effect in each case to the extent the failure to obtain and/or maintain the same would be reasonably anticipated to result in a Material Adverse Effect. The use being made of each REO Property is in conformity with the certificate of occupancy issued for such REO Property.

18.	None of the improvements on any REO Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, flood insurance in an amount equal to one hundred percent (100%) of the actual replacement value is in full force and effect with respect to such REO Property.

19.	The fire and casualty insurance policy covering the REO Property (i) affords (and will afford) sufficient insurance against fire and other risks as are usually insured against in the broad form of extended coverage insurance from time-to-time available, as well as insurance against flood hazards if the REO Property is located in an area identified by FEMA as having special flood hazards, (ii) is a standard policy of insurance for the locale where the REO Property is located, is in full force and effect, and the amount of the insurance is in the amount of the full insurable value of the REO Property on a replacement cost basis, and (iii) names (and will name) the present owner of the REO Property as the insured.

20.	The REO Property and all improvements thereon are covered by insurance policies providing (a) coverage in the amount of the full replacement cost of such REO Property (subject to customary deductibles) for fire and extended perils included within the classification “All Risk of Physical Loss” in an amount sufficient to prevent the REO Holder from being deemed a co-insurer and to provide coverage on a full replacement cost basis of such REO Property (in some cases exclusive of foundations and footings) with an agreed amount endorsement to avoid application of any coinsurance provision; (b) business interruption or rental loss insurance in an amount at least equal to (i) 12 months of operations, with an extended indemnity for twelve (12) additional months after the REO Property is repaired or rebuilt as a result of casualty or condemnation or (ii) in some cases all rents and other amounts customarily insured under this type of insurance of the REO Property; (c) flood insurance if any portion of the improvements on the REO Property is located in an area identified by the Federal Emergency Management Agency (“FEMA”) in an amount not less than amounts prescribed by FEMA; (d) workers’ compensation, if required by law; (e) comprehensive general liability insurance in an amount equal to not less than $1,000,000; all such insurance policies contain clauses providing they are not terminable and may not be terminated without thirty (30) days prior written notice to the REO Holder (except where applicable law requires a shorter period or except for nonpayment of premiums, in which case not less than ten (10) days prior written notice to the REO Holder is required). Any insurance proceeds in respect of a casualty, loss or taking will be applied either to the repair or restoration of all or part of the REO Property. The REO Property is insured by an insurance policy, issued by an insurer having a claims-paying or financial strength rating of at least A:X from A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s. An architectural or engineering consultant has performed an analysis of each of the REO Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the REO Property in the event of an earthquake. In such instance, the PML was based on a return period of not less than 100 years, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such REO Property was obtained by an insurer rated at least A:X by A.M. Best Company or “A” (or the equivalent) from S&P, Fitch or Moody’s. The insurer issuing each of the foregoing insurance policies is qualified to write insurance in the jurisdiction where the REO Property is located.

21.	Each REO Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Seller’s Knowledge, there exists no structural or other material defects or damages in any REO Property, whether latent or otherwise, and no REO Holder has received notice from any insurance company or bonding company of any defects or inadequacies in any REO Property, or any part thereof, which would be reasonably anticipated to materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

22.	Based on Seller’s review of the applicable survey and otherwise to Seller’s Knowledge, all of the improvements which were included in determining the appraised value of each REO Property lie wholly within the boundaries and building restriction lines of such REO Property, and no improvements on adjoining properties encroach upon any REO Property, and no easements or other encumbrances upon any REO Property encroach upon any of the Improvements, so as to affect the value or marketability of the applicable REO Property except those which are insured against by the applicable Title Policy.

23.	No REO Property is subject to any leases other than the leases disclosed to Buyer prior to the Purchase Date or multifamily unit leases. The relevant REO Holder is the owner and lessor of each landlord’s interest in such leases. No Person has any possessory interest in any REO Property or right to occupy the same except under and pursuant to the provisions of such leases. All leases other than multifamily unit leases are in full force and effect and there are no defaults thereunder by the applicable REO Property or, to Seller’s Knowledge, either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No rent has been paid more than one (1) month in advance of its due date other than security deposits and last month’s rent (such representation to be limited in the case of any multifamily property to 80% of such REO Property). All security deposits are held by such REO Holder in accordance with applicable law. All work to be performed by such REO Holder under each such lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by such REO Holder to any tenant to any REO Property has already been received by such tenant in each case with respect to all non-multifamily unit leases. There has been no prior sale, transfer or assignment, hypothecation or pledge of any lease or of the rents received therein which is outstanding. To Seller’s Knowledge, with respect to each non-multifamily unit lease, based on a review of the leases set forth in the Purchased Asset File: (i) no tenant to any REO Property has assigned its lease or sublet all or any portion of the premises demised thereby, (ii) no such tenant holds its leased premises under assignment or sublease, nor (iii) does anyone except such tenant and its employees occupy such leased premises. To Seller’s Knowledge based on a review of the leases set forth in the applicable Purchased Asset File, no tenant under any lease of any REO Property has a right or option pursuant to such lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To Seller’s Knowledge based on a review of the leases set forth in the applicable Purchased Asset File, no tenant under any lease of any REO Property has any right or option for additional space in the Improvements.

24.	To Seller’s Knowledge, the survey for each REO Property delivered to Buyer in connection with this Agreement, as applicable, does not fail to reflect any material matter affecting such REO Property or the title thereto.

25.	Each REO Holder is the owner of all of the equipment, fixtures and personal property located on or at the applicable REO Property and shall not lease any equipment, fixtures or personal property other than as permitted hereunder or in accordance with the related Purchased Asset Documents. All of the equipment, fixtures and personal property are sufficient to operate the REO Properties in the manner required hereunder and in the manner in which it is currently operated.

26.	All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements of Law have been paid.

27.	No portion of any REO Property has been or will be purchased with proceeds of any illegal activity.

28.	All information submitted by and on behalf of each REO Holder to Buyer and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with this Agreement or in satisfaction of the terms thereof and all statements of fact made by each REO Holder in this Agreement are true, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the REO Properties or the business operations or the financial condition of any REO Holder. Each REO Holder, or REO Pledgor on behalf of each REO Holder, has disclosed to Buyer all material facts and has not failed to disclose any material fact that could cause any provided information or representation or warranty made herein to be materially misleading.

29.	Intentionally omitted.

30.	As of the Purchase Date and at all times throughout the term of this Agreement, (a) none of the funds or other assets of any REO Holder constitute property of, or are beneficially owned, directly or indirectly, by any Prohibited Person; (b) no Prohibited Person has any interest of any nature whatsoever in any REO Holder with the result that the investment in such REO Holder (whether directly or indirectly), is prohibited by law or the related underlying loan is in violation of law; and (c) none of the funds of any REO Holder have been derived from any unlawful activity with the result that the investment in such REO Holder (whether directly or indirectly), is prohibited by law or the related underlying loan is in violation of law.

31.	Except as otherwise disclosed in a Phase I environmental report (or Phase II Environmental report, if required), delivered to Buyer (such report is refereed to below as the “Environmental Report”) (a) there are no hazardous materials (under any Environmental Law) or underground storage tanks in, on, or under any REO Property, except those that are (i) in compliance with Environmental Law and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate each REO Property which will not result in an environmental condition in, on or under any REO Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Buyer in writing pursuant to an Environmental Report; (b) there are no past, present or threatened releases of hazardous materials (under any Environmental Law) in, on, under or from any REO Property which have not been fully remediated in accordance with Environmental Law; (c) there is no threat of any release of hazardous materials (under any Environmental Law) migrating to any REO Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any REO Property which has not been fully remediated in accordance with Environmental Law; (e) no REO Holder knows of, nor has received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to hazardous materials (under any Environmental Law) or remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any REO Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) each REO Holder has truthfully and fully disclosed to Buyer, in writing, any and all information relating to environmental conditions in, on, under or from the REO Properties that is known to such REO Holder and has provided to Buyer all information that is contained in such REO Holder’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the REO Properties and/or to the environmental condition of the REO Properties.

32.	Each REO Holder represents and warrants that, in connection with this Agreement, such REO Holder and each Person that has an economic interest in such REO Holder has complied with and will continue to comply with all applicable AML Laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977. Each REO Holder shall, at all times throughout the term of this Agreement, maintain and enforce appropriate policies, procedures and controls reasonably designed to ensure compliance with all applicable AML Laws.

EXHIBIT VII

asset information

Loan ID #:

Borrower Name:

Borrower Address:

Borrower City:

Borrower State:

Borrower Zip Code:

Recourse?

Guaranteed?

Related Borrower Name(s):

Original Principal Balance:

Note Date:

Loan Date:

Loan Type (e.g. fixed/arm):

Current Principal Balance:

Current Interest Rate (per annum):

Paid to date:

Annual P&I:

Next Payment due date:

Index (complete whether fixed or arm):

Gross Spread/Margin (complete whether fixed or arm):

Life Cap:

Life Floor:

Periodic Cap:

Periodic Floor:

Rounding Factor:

Lookback (in days):

Interest Calculation Method (e.g., Actual/360):

Interest rate adjustment frequency:

P&I payment frequency:

First P&I payment due:

First interest rate adjustment date:

First payment adjustment date:

Next interest rate adjustment date:

Next payment adjustment date:

Conversion Date:

Converted Interest Rate Index:

Converted Interest Rate Spread:

Maturity date:

Loan term:

Amortization term:

Hyper-Amortization Flag:

Hyper-Amortization Term:

Hyper-Amortization Rate Increase:

Balloon Amount:
Balloon LTV:

Prepayment Penalty Flag:

Prepayment Penalty Text:

Lockout Period:

Lien Position:

Fee/Leasehold:

Ground Lease Expiration Date:

CTL (Yes/No):

CTL Rating (Moody’s):

CTL Rating (Duff):

CTL Rating (S&P):

CTL Rating (Fitch):

Lease Guarantor:

CTL Lease Type (NNN, NN, Bondable):

Property Name:

Property Address:

Property City:

Property Zip Code:

Property Type (General):

Property Type (Specific):

Cross-collateralized (Yes/No)3:

Property Size:

Year built:

Year renovated:

Actual Average Occupancy:

Occupancy Rent Roll Date:

Underwritten Average Occupancy:

Largest Tenant:

Largest Tenant SF:

Largest Tenant Lease Expiration:

2nd Largest Tenant:

2nd Largest Tenant SF:

2nd Largest Tenant Lease Expiration:

3rd Largest Tenant:

3rd Largest Tenant SF:

3rd Largest Tenant Lease Expiration:

Underwritten Average Rental Rate/ADR:

Underwritten Vacancy/Credit Loss:

Underwritten Other Income:

Underwritten Total Revenues:

Underwritten Replacement Reserves:

Underwritten Management Fees:

Underwritten Franchise Fees:

Underwritten Total Expenses:

Underwritten Leasing Commissions:

Underwritten Tenant Improvement Costs:

Underwritten NOI:

Underwritten NCF:

Underwritten Debt Service Constant:

Underwritten DSCR at NOI:

Underwritten DSCR at NCF:

Underwritten NOI Period End Date:

Hotel Franchise:

Hotel Franchise Expiration Date:

Appraiser Name:

Appraised Value:

Appraisal Date:

Appraisal Cap Rate:

Appraisal Discount Rate:

Underwritten LTV:

Environmental Report Preparer:

Environmental Report Date:

Environmental Report Issues:

Architectural and Engineering Report Preparer:

Architectural and Engineering Report Date:

Deferred Maintenance Amount:

Ongoing Replacement Reserve Requirement per A&E Report:

Immediate Repairs Escrow % (e.g. [___]%):

Replacement Reserve Annual Deposit:

Replacement Reserve Balance:

Tenant Improvement/Leasing Commission Annual Deposits:

Tenant Improvement/Leasing Commission Balance:

Taxes paid through date:

Monthly Tax Escrow:

Tax Escrow Balance:

Insurance paid through date:

Monthly Insurance Escrow:

Insurance Escrow Balance:

Reserve/Escrow Balance as of Date:

Probable Maximum Loss %:

Covered by Earthquake Insurance (Yes/No):

Number of times 30 days late in last 12 months:

Number of times 60 days late in last 12 months:

Number of times 90 days late in last 12 months:

Servicing Fee:

Notes:

EXHIBIT VIII

PURCHASE PROCEDURES

(a)           Submission of Due Diligence Package. No less than fifteen (15) Business Days prior to the proposed Purchase Date, Seller shall deliver to Buyer a due diligence package for Buyer’s review and approval, which shall contain the following items (the “Due Diligence Package”):

1.	Delivery of Purchased Asset Documents. With respect to a New Asset that is a Pre-Existing Asset, electronic copies of each of the Purchased Asset Documents.

2.	Transaction-Specific Due Diligence Materials. With respect to any New Asset, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset:

With respect to each Eligible Asset,

(i)           the Asset Information and, if available, maps and photos;

(ii)          a current rent roll and roll over schedule, if applicable;

(iii)         a cash flow pro-forma, plus historical information, if available;

(iv)         copies of appraisal, environmental, engineering and any other third-party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(v)          a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable) and, to the extent that real property does not secure such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(vi)         indicative debt service coverage ratios;

(vii)        indicative loan-to-value ratios;

(viii)       a term sheet outlining the transaction generally;

(ix)          a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;

(x)           a description of Seller’s relationship with the Mortgagor, if any;

(xi)          copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items; and

(xii)         any exceptions to the representations and warranties set forth in Exhibit VI to this Agreement.

3.	Environmental and Engineering. A “Phase 1” (and, if requested by Buyer, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.

4.	Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

5.	Appraisal. Either an Appraisal approved by Buyer or a Draft Appraisal, each by an MAI appraiser, if applicable. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall deliver an Appraisal approved by Buyer by an MAI appraiser on or before ten (10) calendar days after the Purchase Date. The related Appraisal shall (i) be dated less than twelve (12) months prior to the proposed financing date and (ii) not be ordered by the related borrower or an Affiliate of the related borrower.

6.	Opinions of Counsel. An opinion to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction, as applicable, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law and perfection of security interests).

7.	Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor or the underlying obligor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Buyer, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

8.	Other Documents. Any other documents as Buyer or its counsel shall reasonably deem necessary.

(b)           Submission of Legal Documents. With respect to a New Asset that is an Originated Asset, no less than seven (7) calendar days prior to the proposed Purchase Date, Seller shall deliver, or cause to be delivered, to counsel for Buyer the following items, where applicable:

1.	Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.

2.	Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents. Such certificates or other evidence shall indicate that Seller will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents.

3.	All Surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.

4.	As reasonably requested by Buyer, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Buyer with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.

5.	An unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset (taking into account the proposed purchase).

6.	Certificates of occupancy and letters certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(c)           Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Buyer shall, no less than five (5) calendar days prior to the proposed Purchase Date in the case of the proposed purchase of an Eligible Asset, in its sole and absolute discretion (A) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (B) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset. Buyer’s failure to respond to Seller on or prior to five (5) calendar days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Eligible Asset, unless Buyer and Seller has agreed otherwise in writing.

(d)           Assignment Documents. No less than two (2) business days prior to the proposed Purchase Date, Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents assigning to Buyer the proposed Eligible Asset (and in any Hedging Transactions held by Seller with respect thereto) that shall be subject to no liens except as expressly permitted by Buyer.  Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Buyer in its sole discretion, and shall include blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Buyer.

EXHIBIT IX

FORM OF BAILEE LETTER

[____] [__], 20[_]

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the pledge by LCMT WAREHOUSE, LLC ( “Seller”) to JPMorgan Chase Bank, National Association (“Buyer”)

Ladies and Gentlemen:

In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [____] (the “Bailee”) hereby agree as follows:

Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder an Identification Certificate in the form of Attachment 1 attached hereto to which shall be attached a Purchased Asset Schedule identifying which Purchased Assets are being delivered to the Bailee hereunder. Such Purchased Asset Schedule shall contain the following fields of information: (a) the loan identifying number; (b) the Purchased Asset obligor’s name; (c) the street address, city, state and zip code for the applicable real property; (d) the original balance; and (e) the current principal balance if different from the original balance.

On or prior to the date indicated on the Custodial Identification Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached hereto (the “Purchased Asset Schedule”).

The Bailee shall issue and deliver to Buyer and Computershare Trust Company, N.A. (the “Custodian”) on or prior to the Funding Date by facsimile (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Identification Certificate (as defined in that certain Custodial Agreement, dated as of [____] [__], 20[_], among Seller, Buyer and Custodian), in addition to such other documents required to be delivered to Buyer and/or Custodian pursuant to the Uncommitted Master Repurchase Agreement, dated as of [____] [__], 20[_], between Seller and Buyer (the “Repurchase Agreement”).

On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Identification Certificate, Buyer shall deliver by facsimile to the Bailee at ________________ to the attention of _________________________], an authorization (the “Facsimile Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Facsimile Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

Following the Funding Date, the Bailee shall forward the Purchased Asset Files to the Custodian at ______________________________________, by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third Business Day following the applicable Funding Date (the “Delivery Date”).

From and after the applicable Funding Date until the time of receipt of the Facsimile Authorization or the applicable Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Agreement.

In the event that the Bailee fails to produce a Mortgage Note, assignment of collateral or any other document related to a Purchased Asset that was in its possession within ten (10) business days after required or requested by Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify Seller or Buyer in accordance with paragraph (g) above.

Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as Counsel to Seller in connection with a proposed transaction and [_______________], if acting as Bailee, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.

In connection with a pledge of the Purchased Assets as collateral for an obligation of Buyer, Buyer may pledge its interest in the corresponding Purchased Asset Files held by the Bailee for the benefit of Buyer from time to time by delivering written notice to the Bailee that Buyer has pledged its interest in the identified Purchased Assets and Purchased Asset Files, together with the identity of the party to whom the Purchased Assets have been pledged (such party, the “Pledgee”). Upon receipt of such notice from Buyer, the Bailee shall mark its records to reflect the pledge of the Purchased Assets by Buyer to the Pledgee. The Bailee’s records shall reflect the pledge of the Purchased Assets by Buyer to the Pledgee until such time as the Bailee receives written instructions from Buyer that the Purchased Assets are no longer pledged by Buyer to the Pledgee, at which time the Bailee shall change its records to reflect the release of the pledge of the Purchased Assets and that the Bailee is holding the Purchased Assets as custodian for, and for the benefit of, Buyer.

The agreement set forth in this Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

This Bailee Agreement may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

Very truly yours,

LCMT WAREHOUSE, LLC, as Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[BAILEE]

By:
Name:

ACCEPTED AND AGREED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION Buyer

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

Attachment 1

IDENTIFICATION CERTIFICATE

On this [___] day of [____], 20[_], LCMT WAREHOUSE, LLC (“Seller”), under that certain Bailee Agreement of even date herewith (the “Bailee Agreement”), among Seller, [____] (the “Bailee”), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Buyer, does hereby instruct the Bailee to hold, in its capacity as Bailee, the Purchased Asset Files with respect to the Purchased Assets listed on Exhibit A hereto, which Purchased Assets shall be subject to the terms of the Bailee Agreement as of the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bailee Agreement.

IN WITNESS WHEREOF, Seller has caused this Identification Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

LCMT WAREHOUSE, LLC

By:
Name:
Title:

Exhibit A to Attachment 1

PURCHASED ASSET SCHEDULE

Attachment 2

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

[____] [__], 20[_]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

270 Park Avenue
New York, New York 10017

Attention:	Gisella Leonardis
Telephone:	(201) 273-5145
Telecopy:	(973) 206-6065

Re:	Bailee Agreement, dated as of [____] [__], 20[_] (the “Bailee Agreement”) among LCMT WAREHOUSE, LLC (“Seller”), JPMorgan Chase Bank, National Association (“Buyer”) and [____] (“Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset and (iii) based on its examination, the foregoing documents on their face satisfy the requirements set forth in Paragraph (b) of the Bailee Agreement.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Agreement.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

[____], BAILEE

By:
Name:
Title:

EXHIBIT X

FORM OF MARGIN DEFICIT NOTICE

[DATE]

VIA ELECTRONIC TRANSMISSION

LCMT WAREHOUSE, LLC
[_________________]
[_________________]
[_________________]
Attention:         [___________]

Re:	Master Repurchase Agreement, dated as of [____] [__], 20[_] (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement) by and between JPMorgan Chase Bank, National Association (“Buyer”) and LCMT WAREHOUSE, LLC (“Seller”).

Pursuant to Article 4(a) of the Master Repurchase Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit as of the date hereof as follows:

Repurchase Price for certain Purchased Assets:	$__________
Buyer’s Margin Amount for certain Purchased Assets:	$__________
MARGIN DEFICIT:	$__________
Accrued Interest from [____] to [____]:	$__________
TOTAL WIRE DUE:	$__________

Seller IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT XI-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase Agreement, dated as of [____] [__], 20[_] (the “Master Repurchase Agreement”), by and between jpmorgan chase bank, national association, a national banking association organized under the laws of the United States, as Buyer, and [____], a [____] [____], as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Seller(s) with a correct, complete, and accurate executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Seller(s), and (2) the undersigned shall have at all times furnished Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 20[_]

XI-1

EXHIBIT XI-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase Agreement, dated as of [____] [__], 20[_] (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and [ ], a [____] [____], as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[_]

XI-2

EXHIBIT XI-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase Agreement, dated as of [____] [__], 20[_] (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and [ ], a [____] [____], as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[_]

XI-3

EXHIBIT XI-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 3(s) of the Master Repurchase Agreement, dated as of [____] [__], 20[_] (the “Master Repurchase Agreement”), by and between JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States, as Buyer, and [__________], a [____] [____], as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Seller(s), and (2) the undersigned shall have at all times furnished Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 20[_]

XI-4

EXHIBIT XII

UCC FILING JURISDICTIONS

Delaware (Pledgor and Seller)

XII-4

EXHIBIT XIII

FUTURE FUNDING CONFIRMATION
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Ladies and Gentlemen:

Seller is pleased to deliver our written FUTURE FUNDING CONFIRMATION of our agreement to enter into the Future Funding Transaction pursuant to which JPMorgan Chase Bank, NATIONAL ASSOCIATION (“Buyer”) shall advance funds to Seller (as defined below), or at the request of Seller to the borrower identified below pursuant to the Master Repurchase Agreement, dated as of [____] [__], 20[__] (the “Agreement”), between Buyer and Seller on the following terms. Capitalized terms used herein without definition have the meanings given in the Agreement.

Future Funding Date:	__________, 20__
Related Purchased Asset:	[____]
Market Value (as of Future Funding Date): Aggregate Principal Amount of Purchased Asset:	$[____] $[____]
Repurchase Date of Purchased Asset:
Purchase Price of Purchased Asset:	$[____]
Pricing Rate of Purchased Asset:	one month Term SOFR plus ______%
Pricing Rate at Max. Advance Rate of Purchased Asset:
Future Funding Amount requested of Buyer:	$[____]
Future Funding Amounts Remaining:	$[____]
Transmission Date/Time:
Mortgagor:
Wiring Instructions:
Name and address for communications:	Buyer:	JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017 Attention: Gisella Leonardis Telephone: (201) 273-5145 Telecopy: (973) 206-6065

With a copy to:	JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017
	Attention:	Mr. Thomas Nicholas Cassino
	Telephone:	(212) 834-5158
	Telecopy:	(212) 834-6029

Seller:	LCMT WAREHOUSE, LLC
[_________________] [_________________] [_________________] Attention: [___________] Telephone: [___________] Telecopy: [___________]
With copies to:	[_________________] [_________________] [_________________] Attention: [___________] Telephone: [___________] Telecopy: [___________]
[_________________] [_________________] [_________________] Attention: [___________] Telephone: [___________] Telecopy: [___________]

LCMT WAREHOUSE, LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT XIV

FORM OF SERVICER NOTICE

[______]
[______]

[______]

Attn: [_]
Email: [_]

LCMT Warehouse, LLC

c/o Lument Investment Management
10 W. Broad Street, 8th Floor
Columbus, Ohio 43215
Attention: Legal Department
Email: generalcounsel@lument.com

Re: Uncommitted Master Repurchase Agreement, dated as of November 3, 2025 (as such agreement may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), by and between LCMT Warehouse, LLC (the “Seller”), and JPMorgan Chase Bank, National Association (the “Buyer”).

Ladies and Gentlemen:

[______] (the “Servicer”) is servicing certain mortgage loans and/or participation interests for Seller pursuant to that certain [Servicing Agreement], dated as of [______] by and between Servicer and Seller (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”). A copy of the Servicing Agreement is attached hereto as Exhibit A. Pursuant to the Repurchase Agreement, Servicer is hereby notified that Seller has sold to Buyer and may in the future continue to sell to Buyer certain mortgage loans and/or participation interests (as more fully defined in the Repurchase Agreement, the “Purchased Assets”), and such Purchased Assets are subject to a security interest in favor of Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Section 1.         Acts as Servicer.

(a)           Servicer is hereby further notified pursuant to this instruction letter that Seller has sold, and expects from time to time to sell, Purchased Assets to Buyer on a “servicing-released” basis pursuant to the Repurchase Agreement, a copy of which is attached hereto as Exhibit B, and that the Purchased Assets, together with all Servicing Rights with respect thereto, are sold, transferred and assigned to Buyer pursuant to the Repurchase Agreement and, in connection therewith, the Purchased Assets and all Servicing Rights are also being pledged to Buyer. All of the rights (but none of the obligations, which shall, prior to Buyer’s foreclosure on the Purchased Assets in connection with its exercise of remedies following an Event of Default, remain solely with Seller) of Seller and each of its Affiliates under the Servicing Agreement with respect to the Purchased Assets, including but not limited to the related Servicing Rights, are assigned to Buyer pursuant to the Repurchase Agreement at the time of sale, and Servicer acknowledges and consents to such assignment. Notwithstanding the foregoing, Buyer has agreed to retain Servicer, for a term of 30-days, as may be extended in writing by Buyer for one or more additional 30-day periods, which extension notice may be included by Buyer in the monthly remittance instructions delivered by Buyer to Servicer under the Repurchase Agreement, to service the Purchased Assets at Seller’s sole cost and expense for the benefit of Buyer pursuant to the Servicing Agreement, and subject to the terms of this instruction letter; provided, however, that if Buyer fails to deliver any such prior written notice of extension, then upon notice from Seller or Servicer of such failure, Buyer shall provide notice to Servicer of Buyer’s election to extend or not to extend such 30-day period and, if such notice of election to extend is provided by Buyer after the expiration of the immediately preceding 30-day period, such extension shall apply retroactively for the period beginning on the last day of such preceding 30-day period through and including the date such notice of election to extend is provided by Buyer. Where there is a conflict between the Servicing Agreement and this instruction letter, as with respect to the servicing of, and Servicing Rights in connection with, the Purchased Assets, this instruction letter shall govern. The Servicing Agreement is hereby amended to provide that Buyer is and shall be a direct, express third-party beneficiary of the Servicing Agreement with all of the rights of Seller with respect to the Purchased Assets, but none of the obligations of Seller. Servicer acknowledges and agrees that Buyer shall have the right, subject to all terms and conditions of the Repurchase Agreement, to exercise all rights of Seller as an “Owner” under the Servicing Agreement with respect to the Purchased Assets. Each party to the Servicing Agreement acknowledges and agrees that (I) it retains no economic rights to the servicing of the Purchased Assets, (II) Buyer has granted to Seller a revocable license to cause Servicer to service the Purchased Assets pursuant to the Servicing Agreement, as supplemented and modified by this instruction letter, for the benefit of Buyer only, (III) neither Servicer nor any other Person other than Buyer owns or has any rights with respect to the Servicing Rights of the Purchased Assets, and (IV) other than as specified in Section 7, in no event shall Servicer or any other Person have any rights to any Income generated by or otherwise received in connection with any of the Purchased Assets to compensate Servicer for any fees, costs or expenses (however defined), including but not limited to reimbursement of any servicing advances in connection with any of the Purchased Assets or transactions contemplated by or services otherwise rendered pursuant to the Servicing Agreement with respect to the Purchased Assets.

(b)           Servicer agrees to service the Purchased Assets pursuant to the Servicing Agreement and this instruction letter for the benefit of Buyer, and, except as otherwise expressly provided herein and subject to the terms and conditions of the Repurchase Agreement, Buyer shall have all of the rights but, prior to Buyer’s foreclosure on the Purchased Assets in connection with the exercise of remedies following an Event of Default, none of the duties or obligations (including, without limitation, any obligations regarding the payment of any losses, fees, indemnification, costs, reimbursement or expenses) of Seller under the Servicing Agreement. It is expressly acknowledged and agreed that certain terms relating to the servicing of the Purchased Assets and the rights of the Buyer and its affiliates are contained in the Repurchase Agreement, and it is further acknowledged and agreed that these rights shall be incorporated by reference herein and in the Servicing Agreement, as amended hereby. Servicer has been provided with, and has reviewed a copy of the Repurchase Agreement, in particular, Articles 7(d), 7(f) and 27 thereof, and agrees to take no action that would violate or be otherwise inconsistent with the requirements set forth in the Repurchase Agreement. Servicer shall not make any servicing advances with respect to any of the Purchased Assets without Buyer’s prior written consent.

(c)           Servicer agrees to notify Buyer and Seller in writing (a) if Servicer becomes aware of any default with respect to any Purchased Asset (or, if such Purchased Asset is a Participation, any default under the related Underlying Mortgage Loan), (b) if Servicer becomes aware that a loan file for any Purchased Asset is incomplete in any way that could be reasonably likely to adversely affect Servicer’s ability to service the Purchased Assets, (c) if Servicer becomes aware that property insurance is not maintained on any Underlying Mortgaged Property and/or (d) of any other acts, omissions or events with respect to which notice is required to be given to any party pursuant to the Servicing Agreement.

(d)           Servicer further agrees (a) to provide Buyer with copies of any notice, report, advice or summary relating to the Purchased Assets prepared or provided by Servicer pursuant to the Servicing Agreement, or prepared by any other Person as and when received by Servicer, and (b) upon the request of Buyer or its designee, to promptly provide Buyer or its designee a Servicing Tape for any month.

Section 2.         Assignment. Servicer may, only, to the extent provided in the Servicing Agreement, and, in any case, only with Buyer’s prior written consent, assign any or all of its rights, duties and/or obligations under the Servicing Agreement, or enter into any subservicing agreements with subservicers for the servicing and administration of all or part of the Purchased Assets; provided, that, Servicer will remain primarily obligated and liable to Buyer for the servicing, subservicing and administering of the Purchased Assets in accordance with the provisions of the Servicing Agreement and this instruction letter without diminution of any such duties and obligation or liability by virtue of any other servicing or subservicing agreement.

Section 3.         Material Modifications. Servicer agrees to notify Buyer in writing whenever a borrower under a Purchased Asset requests any Material Modification, and Servicer further agrees that Servicer will not make any Material Modification or take any action requiring Servicer to make a Material Modification, without Buyer’s prior written consent.

Section 4.         Collections. Notwithstanding anything to the contrary in the Servicing Agreement, Servicer hereby agrees that it shall (i) maintain, for the duration of the Repurchase Agreement, a schedule identifying the loan and participation interests that are subject to this notice, maintain a segregated account (the “Collection Account”) at a bank mutually acceptable to Servicer and Buyer, which shall not be commingled with any other moneys other than Income relating to the Purchased Assets, and shall be entitled “[______], as servicer, on behalf of LCMT Warehouse, LLC, for the benefit of JPMorgan Chase Bank, N.A., as secured party”, (ii) not change the location or account number of the Collection Account without Buyer’s consent and if a change is requested by Servicer and consented to by Buyer, give Buyer written notice of any change of the location or account number of the Collection Account promptly after the date of such change, (iii) deposit any and all Income (other than Principal Proceeds) received by Servicer relating to the Purchased Assets, other than (a) payments received with respect to a Purchased Asset that are designated for payment of escrows or maintenance of reserves, in each case, as required pursuant to the express terms of the Purchased Asset Documents and (b) Permitted Retained Amounts, into the Collection Account within two (2) Business Days of receipt of properly identified funds, for further remittance into the Depository Account pursuant to and in accordance with clause (vi) below, (iv) direct the applicable Mortgagor to deposit Principal Proceeds directly into the Depository Account, (v) to the extent received by Servicer, remit Principal Proceeds (other than monthly amortizing principal payments, if any) directly into the Depository Account within two (2) Business Days of receipt and (vi) remit all other Income (other than payments received with respect to a Purchased Asset that are designated for payment of escrows pursuant to the express terms of the Purchased Asset Documents) on the monthly Remittance Date related in any way to any of the Purchased Assets, including all amounts in the Collection Account, and all such other amounts related to the Purchased Assets that are otherwise required to be remitted to Seller or any other Person pursuant to the Servicing Agreement, in accordance with the wiring instructions provided below (such account information, the “Depository Account”), or in accordance with any other instructions that may be delivered to Servicer by Buyer or its designee:

Bank:	[●]
ABA #:	[●]
Acct #:	[●]
Acct Name:	LCMT Warehouse, LLC, f/b/o JPMorgan Chase Bank, National Association, as secured party

Under no circumstances shall Servicer remit any such amounts in accordance with any instructions delivered to Servicer by Seller, or any other Person (other than Buyer or Buyer’s designee), without Buyer’s prior written consent.

Section 5.         Event of Default. Servicer further agrees, upon its receipt of written notification (a “Default Notice”), from Buyer that an Event of Default has occurred and is continuing under the Repurchase Agreement (a “Seller Event of Default”), that, solely with respect to the Purchased Assets (i) Buyer or its designee shall assume all of the rights (but, prior to Buyer’s foreclosure on the Purchased Assets in connection with the exercise of remedies following a Seller Event of Default, none of the duties and obligations) of Seller under the Servicing Agreement, except as otherwise provided herein, (ii) Servicer shall follow the instructions of Buyer or its designee with respect to the Purchased Assets and deliver to Buyer or its designee any information with respect to the Purchased Assets reasonably requested by Buyer or its designee and in accordance with the obligations under the Servicing Agreement, (iii) Servicer shall not follow any instructions received from Seller or any other Person (other than Buyer or Buyer’s designee) with respect to the Purchased Assets, (iv) Buyer may, in its sole discretion, sell its right to the Purchased Assets on a servicing-released basis, and (v) Servicer shall treat this instruction letter as a separate and distinct servicing agreement between Servicer and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Servicer’s favor (or in the favor of any third party claiming through Servicer) under any other agreement or arrangement between Servicer, Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by Servicer or Seller, or any of their respective Affiliates, or otherwise owed to Servicer or Seller, or any of Servicer’s or Seller’s respective Affiliates, at any time other than with respect to the Servicer following Buyer’s foreclosure or exercise of control on the Purchased Assets, in each case, in connection with its exercise of remedies following a Default Notice.

Section 6.         Reliance by Servicer. Servicer may rely and shall be protected in acting or refraining from acting upon any notice, request, each consent, order, certificate, report, opinion or document (including, but not limited to, electronically confirmed facsimiles thereof) believed by it to be genuine and to have been signed or presented by the proper party or parties. Servicer shall have no obligation to review or confirm that actions taken pursuant to the foregoing in accordance with this instruction letter comply with any other agreement or document to which it is not a party. In particular, Servicer need not investigate whether Buyer is entitled under the Repurchase Agreement to give a Default Notice.

Section 7.         Servicing Fees and Expenses. Notwithstanding anything to the contrary herein or in the Servicing Agreement, all Servicing Fees and Additional Servicing Compensation and Servicing Advances (each as defined in the Servicing Agreement, collectively, “Permitted Retained Amounts”) may be withheld from Income by Servicer for payment of such amounts due and payable to Servicer under the express terms of the Servicing Agreement. Any other unreimbursed fees (including, without limitation, termination fees), costs, advances and expenses otherwise due and payable thereunder to Servicer (to the extent related to the Purchased Assets), shall not be withheld from Income prior to the remittance thereof to the Depository Account without prior written consent of Buyer. For the avoidance of doubt, for the duration of the Repurchase Agreement, all Servicing Rights belong to Buyer, and no such Servicing Rights are owned by Servicer or Seller in any respect.

Buyer, its affiliates, and any director, officer, employee or agent of any of them, together with their successors and assigns, shall be indemnified and held harmless by Servicer against any loss, liability or expense (including reasonable attorneys’ fees of outside counsel) incurred by reason of (i) Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under the Servicing Agreement or this instruction letter, (ii) a breach of Servicer’s representations and warranties as set forth in the Servicing Agreement or (iii) by reason of reckless disregard of Servicer’s obligations or duties under the Servicing Agreement or this instruction letter.

Section 8.         Servicing Termination.

(a)           Notwithstanding anything to the contrary herein or in the Servicing Agreement, Servicer’s rights to service the Purchased Assets shall automatically terminate (i) upon Servicer receiving a written termination notice from Buyer or its designee, or (ii) on the thirtieth (30th) day following the execution of this instruction letter, or if the term of this instruction letter is extended in writing by Buyer or its designee for the applicable additional 30-day period, on the thirtieth (30th) day following the effective date of such extension (in each case, a “Servicing Termination”); provided, however, that if Buyer fails to deliver any such prior written notice of extension, then upon notice from Seller or Servicer of such failure, Buyer shall provide notice to Servicer of Buyer’s election to extend or not to extend such 30-day period and, if such notice of election to extend is provided by Buyer after the expiration of the immediately preceding 30-day period, such extension shall apply retroactively for the period beginning on the last day of such preceding 30-day period through and including the date such notice of election to extend is provided by Buyer. In no event shall the term of the Servicing Agreement be extended for more than 30 days in any single extension.

(b)           In the event of a Servicing Termination, Servicer hereby agrees to (i) deliver to Buyer or its designee all Income and all other funds that are related to the Purchased Assets, including all amounts in the Collection Account except Permitted Retained Amounts, which Servicer may withdraw from the Collection Account prior to the remittance of Income into the Depository Account (and no servicing expenses, termination fees or any other unreimbursed costs, fees or expenses otherwise due and payable to Servicer under the Servicing Agreement shall be withheld by Servicer (all such amounts being payable to Servicer directly by Seller pursuant to this instruction letter)), together with original (if any) and electronic copies of all related servicing files, documents and records, together with all related documents and statements held by Servicer with respect to the applicable Purchased Asset(s) so affected (herein, the “Servicing Files”), and account for all Income and other funds, (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee and (iii) direct any party liable for any payment under any such Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, sending “goodbye” letters in form and substance acceptable to Buyer. The out-of-pocket costs and expenses of such transfer shall be paid by Seller. The transfer of servicing and such records by Servicer shall be in accordance with Servicing Standards (as defined in the Servicing Agreement) and the other terms of the Servicing Agreement, and such transfer shall include the transfer of the net amount of all escrows held for the related mortgagors.

Section 9.         Due Diligence. Servicer acknowledges that Buyer or its designee has the right to perform continuing due diligence reviews with respect to the Purchased Assets and with respect to Servicer for purposes of verifying compliance with the representations, warranties and specifications made under the Repurchase Agreement or otherwise. Servicer agrees that, upon reasonable prior notice, Servicer shall provide reasonable access to Buyer or its designee and any of its agents, representatives or permitted assigns during normal business hours to examine, inspect, and, at the expense of Seller, make copies and extracts of the Servicing Files in the possession or under the control of Servicer.

Section 10.       No Modification of the Servicing Agreement. Without the prior written consent of Buyer, neither Servicer, Seller nor any other party to the Servicing Agreement shall agree to (a) any material modification, amendment or waiver of the Servicing Agreement; or (b) the assignment, transfer, or material delegation of any of their respective rights or obligations under the Servicing Agreement. Neither Seller, Servicer nor any other party to the Servicing Agreement shall, without the prior written consent of Buyer, agree with respect to any of the Purchased Assets, to either the addition of any new servicers or subservicers under, or any termination of, the Servicing Agreement (except in connection with a simultaneous termination of the Repurchase Agreement).

Section 11.       No Modification of Servicer Notice. No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of the parties hereto. This instruction letter may not be revoked and/or rescinded and no provision of this instruction letter may be amended, countermanded or otherwise modified without the prior written consent of the parties hereto.

Section 12.       Liability of Seller. Notwithstanding anything to the contrary herein or in the Servicing Agreement, Seller’s liability to Servicer under the Servicing Agreement with respect to any fees, indemnities, costs, reimbursements and expenses in respect of which it may be liable as “Owner” thereunder with respect to the Purchased Assets shall be limited to the fees, indemnities, costs, reimbursements and expenses incurred by Seller with respect to the Purchased Assets (as though Seller and Servicer were the only parties to the Servicing Agreement and the Servicing Agreement related solely to the Purchased Assets), and in no event shall Seller be liable to Servicer or any of Seller’s Affiliates for any fees, indemnities, costs, reimbursements or expenses incurred by Seller’s Affiliates under the Servicing Agreement or in respect of any fees, indemnities, costs, reimbursements or expenses related to any assets other than Purchased Assets, and Seller shall not be subject to any setoff right in favor of Servicer or Seller’s Affiliates in respect thereof.

Section 13.       Notice. Any notices to Servicer hereunder shall be delivered in accordance with the provisions of the Servicing Agreement and this instruction letter. Notices hereunder to Buyer shall be delivered to the following address:

JPMorgan Chase Bank, National Association
270 Park Avenue
New York, New York 10017
Attention: Ms. Gisella Leonardis
Telephone: (201) 273-5145
Telecopy: (973) 206-6065
Email: gisella.b.leonardis@jpmorgan.com

with copies to:

JPMorgan Chase Bank, National Association
270 Park Avenue
New York, New York 10017
Attention: Thomas Nicholas Cassino
Telephone: (212) 834-5158
Telecopy: (212) 834-6029
Email: thomas.cassino@jpmorgan.com

and
Winston & Strawn LLP
300 South Tryon Street
Charlotte, North Carolina 28202
Attention: Aaron Benjamin
Telephone: (704) 350-7784
Email: abenjamin@winston.com

Section 14.       Governing Law. This instruction letter shall be governed by the internal laws of the State of New York, without regard for principles of conflicts of laws.

Section 15.       Acknowledgement; Counterparts. By countersigning below, each of the parties to the Servicing Agreement acknowledges and agrees to the terms of this instruction letter. This instruction letter may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this instruction letter or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.

Very truly yours,

BUYER :

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name: Thomas N. Cassino
Title: Managing Director

[Signature Page to Servicer Notice]

Acknowledged, agreed and accepted:

SELLER:

LCMT WAREHOUSE, LLC

By:
Name:
Title:

[Signature Page to Servicer Notice]

SERVICER :

[_______]

By:
Name:
Title:

EXHIBIT A

Servicing Agreement

EXHIBIT B

Repurchase Agreement

EXHIBIT XV

FORM OF RELEASE LETTER

[Date]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

270 Park Avenue
New York, New York 10017
Attention: Gisella Leonardis

Re:	Master Repurchase Agreement, dated as of [____] [__], 20[_] by and between JPMorgan Chase Bank, National Association (“Buyer”) and LCMT WAREHOUSE, LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Buyer of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement.

Very truly yours,

LCMT WAREHOUSE, LLC

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XVI

FORM OF COVENANT COMPLIANCE CERTIFICATE

[____] [__], 20[_]

JPMorgan Chase Bank, National Association
270 Park Avenue, 4th Floor
New York, New York 10017
Attention: Thomas Nicholas Cassino

This Covenant Compliance Certificate is furnished pursuant to that certain Master Repurchase Agreement, dated as of [____] [__], 20[_] by and between JPMorgan Chase Bank, National Association (“Buyer”), LCMT WAREHOUSE, LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

33.	I am a duly elected Responsible Officer of Seller.

34.	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

35.	I have reviewed the terms of the Master Repurchase Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

36.	I am not aware of any facts, or pending developments that have caused, or may in the future cause the Market Value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

37.	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(i) of the Master Repurchase Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.

38.	The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

39.	As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase Agreement are true and correct in all material respects with the same force and effect as if made on and as of the date hereof, except as to the extent of any Approved Exceptions.

40.	No condition or event that constitutes a “Termination Event”, “Event of Default”, “Potential Event of Default” or any similar event by Seller, however denominated, has occurred or is continuing under any hedging transaction.

41.	Attached as Exhibit 1 hereto is a description of all interests of Affiliates of Seller in any Underlying Mortgaged Property (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, a Mortgage Asset in right of payment or priority).

42.	Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11.

43.	Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the financial covenants set forth in Article 9 of the Guarantee Agreement.

To the extent that Financial Statements are being delivered in connection with this Covenant Compliance Certificate, Seller hereby makes the following representations and warranties: (i) it is in compliance with all of the terms and conditions of the Master Repurchase Agreement and (ii) it has no claim or offset against Buyer under the Transaction Documents.

To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to paragraph 10, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered this [__] day of [____], 20[__].

LCMT WAREHOUSE, LLC,
a Delaware limited liability company

By:
Name:
Title:

Lument Finance Trust, Inc.,
a Maryland corporation

By:
Name:
Title:

EXHIBIT XVII

FORM OF RE-DIRECTION LETTER

[SELLER LETTERHEAD]

RE-DIRECTION LETTER

AS OF [____] [__], 20[_]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [____] [__], 20[_], by and between [____] (the “Borrower”), as borrower, and [____] (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[____] loan made by the Lender to the Borrower on [____] [__], 20[_] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement, dated as of [____] [__], 20[_] (as the same may be amended and/or restated from time to time, the “Repurchase Agreement”), with JPMorgan Chase Bank, National Association (“JPMorgan”), 270 Park Avenue, 4th Floor, New York, New York 10017 and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to JPMorgan, subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.

Direction of Funds. In connection with Borrower’s obligations under the Loan, [Lender hereby directs] Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of JPMorgan:

ABA # [____]
Account # [____]
Attn: [Insert information regarding Depository Account]
Acct Name: “[SERVICER] for the benefit of JPMorgan Chase Bank, National Association, as Repurchase Agreement Buyer”

This direction shall remain in effect unless and until JPMorgan has notified Borrower otherwise in writing.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of JPMorgan. Notwithstanding the foregoing, neither Seller nor Servicer shall take any material action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

Very truly yours,

LCMT WAREHOUSE, LLC, a [____] [____]

By:
Name:
Title:
Date: [____] [__], 20[_]

Agreed and accepted this [__] day of [____], 20[_]

[____]

By:
Name:
Title:

EXHIBIT XVIII

FUTURE FUNDING ADVANCE PROCEDURES

(a)           Submission of Future Funding Due Diligence Package. No less than ten (10) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a due diligence package (the “Future Funding Due Diligence Package”) for Buyer’s review and approval, which shall contain the following items:

1.	The executed request for advance (which shall include Seller’s approval of such Future Funding);

2.	The executed borrower’s affidavit;

3.	The fund control agreement (or escrow agreement, if funding through escrow);

4.	Certified copies of all relevant trade contracts;

5.	The title policy endorsement for the advance;

6.	Certified copies of any tenant leases;

7.	Certified copies of any service contracts;

8.	Updated financial statements, operating statements and rent rolls, if applicable;

9.	Evidence of required insurance; and

10.	Updates to the engineering report, if required.

(b)           Approval of Future Funding Transaction. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Buyer shall, no less than three (3) Business Days prior to the proposed Future Funding Date (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Future Funding Amount or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Future Funding Amount.  Buyer’s failure to respond to Seller on or prior to three (3) Business Days prior to the proposed Future Funding Date shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Future Funding Date, unless Buyer and Seller has agreed otherwise in writing.